                                                                    Exhibit 10.1


                                CREDIT AGREEMENT

                                    between


                              SHOP VAC CORPORATION
                                      and
                             FELCHAR MANUFACTURING
                                  CORPORATION
                                  as Borrowers

                           FIRST UNION NATIONAL BANK
                               OF NORTH CAROLINA,
                           and certain other Lenders

                                      and

                           FIRST UNION NATIONAL BANK
                               OF NORTH CAROLINA
                                    as Agent

                     $25,000,000 Revolving Credit Facility


                                October 1, 1996

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Recitals..................................................................     1

                                   ARTICLE I

                                  DEFINITIONS

1.1.     Defined Terms ...................................................     1
1.2.     Accounting Terms ................................................    21
1.3.     Singular/Plural .................................................    21
1.4.     Other Terms .....................................................    21

                                   ARTICLE II

                         AMOUNT AND TERMS OF THE LOANS;
                               LETTERS OF CREDIT

2.1.     The Loans .......................................................    21
2.2.     Borrowings ......................................................    22
2.3.     Notes ...........................................................    23
2.4.     Reduction of Commitments ........................................    24
2.5.     Payments; Voluntary, Mandatory ..................................    24
2.6.     Interest ........................................................    25
2.7.     Fees ............................................................    26
2.8.     Interest Periods ................................................    26
2.9.     Conversions and Continuations ...................................    27
2.10.    Method of Payments; Computations ................................    28
2.11.    Increased Costs, Change in Circumstances, etc ...................    29
2.12.    Taxes ...........................................................    31
2.13.    Compensation ....................................................    33
2.14.    Use of Proceeds .................................................    34
2.15.    Recovery of Payments ............................................    34
2.16.    Pro Rata Borrowings .............................................    34
2.17.    Letters of Credit ...............................................    35
2.18.    Weekly Settlement ...............................................    40

                                  ARTICLE III

                  CLOSING; CONDITIONS OF CLOSING AND BORROWING

3.1      Closing .........................................................    40
3.2      Conditions of Initial Loans and Advances ........................    40
         3.2.1    Executed Loan Documents ................................    40
         3.2.2    Closing Certificates; etc ..............................    40
         3.2.3    Real Estate Matters ....................................    42
         3.2.4    Environmental Assessment ...............................    42
         3.2.5    Consents; No Adverse Change ............................    42
         3.2.6    Financial Matters ......................................    42
         3.2.7    Miscellaneous ..........................................    43
3.3      Conditions to All Loans and Advances ............................    43
3.4      Waiver of Conditions Precedent ..................................    44

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

4.1      Corporate Organization and Power ................................    44
4.2      Subsidiaries ....................................................    44
4.3      Enforceability of Loan Documents; Compliance With Other
          Instruments ....................................................    44
4.4      Use of Proceeds .................................................    45
4.5      Governmental Authorization ......................................    45
4.6      Litigation; Government Regulation ...............................    45
4.7      Taxes ...........................................................    45
4.8      Event of Default ................................................    46
4.9      Margin Securities ...............................................    46
4.10     Full Disclosure .................................................    46
4.11     ERISA ...........................................................    46
4.12     Financial Statements ............................................    47
4.13     Solvency ........................................................    48
4.14     Leased Properties ...............................................    48
4.15     Realty ..........................................................    48
4.16     Principal Places of Business ....................................    48
4.17     Assets for Conduct of Business ..................................    49
4.18     Trade Relations .................................................    49
4.19     Compliance With Laws ............................................    49
4.20     Environmental Matters ...........................................    49
4.21     Outstanding Borrowings ..........................................    50
4.22     Contracts; Labor Disputes .......................................    50
4.23     Insurance .......................................................    50
4.24     Ownership of Properties .........................................    50
4.25     First Priority ..................................................    50
4.26     Investment Company ..............................................    51
4.27     Stock of the Borrowers ..........................................    51

4.28     Single Business Enterprise ......................................    51
4.29     Material Contracts ..............................................    51

                                   ARTICLE V

                             AFFIRMATIVE COVENANTS

5.1      Financial and Business Information about the Borrowers ..........    51
5.2      Notice of Certain Events ........................................    53
5.3      Corporate Existence and Maintenance of Properties, Licenses .....    54
5.4      Payment of Indebtedness; Performance of Other Obligations .......    54
5.5      Payment of Trade Accounts Payable, etc ..........................    55
5.6      Insurance .......................................................    55
5.7      Maintenance of Books and Records; Inspection ....................    56
5.8      Compliance with ERISA ...........................................    56
5.9      COBRA ...........................................................    57
5.10     Payment of Taxes ................................................    57
5.11     Compliance with Statutes, etc ...................................    57
5.12     Name Change .....................................................    57
5.13     Compliance with Environmental Laws ..............................    57
5.14     Lockbox Arrangement .............................................    57
5.15     Further Assurances ..............................................    58

                                   ARTICLE VI
                               NEGATIVE COVENANTS

6.1      Merger and Dissolution ..........................................    58
6.2      Acquisitions ....................................................    59
6.3      Indebtedness ....................................................    59
6.4      Liens and Encumbrances ..........................................    59
6.5      Contingent Obligations ..........................................    59
6.6      Disposition of Assets ...........................................    60
6.7      Transactions With Related Persons ...............................    60
6.8      Restricted Investments ..........................................    60
6.9      Restrictions on Dividends .......................................    61
6.10     Capital Expenditures ............................................    61
6.11     Leases ..........................................................    61
6.12     Interest Coverage Ratio .........................................    61
6.13     Funded Debt/EBITDA Ratio ........................................    61
6.14     Sale and leaseback ..............................................    62
6.15     Hazardous Substances ............................................    62
6.16     Subsidiaries or Partnerships ....................................    62
6.17     New Business ....................................................    63
6.18     Fiscal Year .....................................................    63
6.19     Amendments; Prepayments of Debt, Etc ............................    63
6.20     Location of Assets ..............................................    63
6.21     Receivables Documents ...........................................    63

                                  ARTICLE VII

                               EVENTS OF DEFAULT

7.1      Events of Default ...............................................    63

                                  ARTICLE VIII

                   RIGHTS AND REMEDIES AFTER EVENT OF DEFAULT

8.1      Remedies: Termination of Commitments, Acceleration, etc .........    65
8.2      Right of Set-off ................................................    66
8.3      Rights and Remedies Cumulative; Non-Waiver; etc .................    66

                                   ARTICLE IX

                                   THE AGENT

9.1      Appointment .....................................................    67
9.2      Nature of Duties ................................................    67
9.3      Absence of Reliance on the Agent ................................    67
9.4      Certain Rights of the Agent .....................................    68
9.5      Notice of Default ...............................................    68
9.6      Reliance by Agent ...............................................    69
9.7      Indemnification .................................................    69
9.8      The Agent in its Individual Capacity ............................    69
9.9      Holders .........................................................    69
9.10     Successor Agent .................................................    69
9.11     Collateral Matters ..............................................    70

                                   ARTICLE X

                                 MISCELLANEOUS

10.1     Survival ........................................................    70
10.2     Governing Law, Consent to Jurisdiction ..........................    71
10.3     Waiver of Jury Trial ............................................    71
10.4     Notice ..........................................................    73
10.5     Assignments, Participations .....................................    75
10.6     Fees and Expenses ...............................................    77
10.7     Indemnification .................................................    78
10.8     Amendments, Waivers, Etc ........................................    78
10.9     Rights and Remedies Cumulative, Non-waiver, etc .................    79
10.10    Binding Effect, Assignment ......................................    80
10.11    Severability ....................................................    80
10.12    Entire Agreement ................................................    80
10.13    Interpretation ..................................................    80
10.14    Counterparts; Effectiveness .....................................    80

10.15 Conflict of Terms ..................................................    81
10.16 Injunctive Relief ..................................................    81
10.17 Confidentiality ....................................................    81
10.18 The Borrowers as Co-Obligors .......................................    81
10.19 Post-Closing Matters ...............................................    82


                               SCHEDULES

Schedule 1.1(a) -  Existing Liens
Schedule 4.1    -  Foreign Jurisdiction; Names; Subsidiaries
Schedule 4.3    -  Compliance with Other Instruments
Schedule 4.6    -  Litigation; Government Regulation
Schedule 4.7    -  Taxes
Schedule 4.11   -  Employee Plans
Schedule 4.14   -  Leased Properties
Schedule 4.15   -  Realty
Schedule 4.16   -  Principal Places of Business
Schedule 4.18   -  Trade Relations
Schedule 4.20   -  Environmental Matters
Schedule 4.21   -  Outstanding Borrowings
Schedule 4.23   -  Insurance
Schedule 4.29   -  Material; Contracts
Schedule 6.5    -  Contingent Obligations


EXHIBITS

Exhibit A      -   Form of Revolving Credit Note
Exhibit B-1    -   Notice of Borrowing
Exhibit B-2    -   Notice of Conversion/Continuation
Exhibit B-3    -   Letter of Credit Request
Exhibit C      -   Form of Assignment and Acceptance
Exhibit D      -   Borrowing Base Certificate
Exhibit E      -   Compliance Certificate
                   Attachment A: Covenant Compliance Worksheet
Exhibit F      -   Inventory Report
Exhibit G      -   Financial Condition Certificate

                                CREDIT AGREEMENT


        THIS CREDIT AGREEMENT, dated as of the 1st day of October, 1996 (the "Credit Agreement" or "Agreement"), is between

        SHOP VAC CORPORATION, a New Jersey corporation with its principal offices in Williamsport, Pennsylvania, and FELCHAR MANUFACTURING CORPORATION, a New York corporation with its principal offices in Kirkwood, New York (collectively, the "Borrowers" or individually, a "Borrower");

        FIRST UNION NATIONAL BANK OF NORTH CAROLINA, a national banking association with its principal offices in Charlotte, North Carolina ("First Union"), and the other financial institutions that are now or hereafter become parties hereto (collectively with First Union, the "Lenders"); and

        FIRST UNION, as Agent for the Lenders to the extent described in ARTICLE IX hereof (in such capacity, the "Agent").


                                    RECITALS

        A. The Borrowers have applied to the Lenders for a revolving credit loan in the aggregate principal amount of up to $25,000,000, to be advanced by the Lenders in accordance with the terms hereof.

        B. Each of the Borrowers will pledge its accounts receivable and inventory to secure its respective obligations hereunder and under the Loan Documents.

        C. The parties acknowledge that this Credit Agreement and each of the Loan Documents (as hereinafter defined) have been negotiated and delivered in Charlotte, North Carolina.

        D. First Union has arranged or will arrange, at its discretion, for a Lender or a syndicate of Lenders to make the Loans. The Lenders are willing to make the Loans described hereinabove based on the terms and conditions set forth in this Credit Agreement.

                                   AGREEMENT

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Lenders, and the Agent hereby agree as set forth herein.

                                   ARTICLE I

                                  DEFINITIONS

        1.1. Defined Terms. For purposes of this Credit Agreement, in addition to the terms defined elsewhere, the following terms shall have the meanings set forth below:

        "Account Debtor" shall mean any Person who is or who may become obligated to a Borrower under or on account of an Account or Account Receivable.

        "Accounts" or "Accounts Receivable" shall have the meaning assigned to such term in the Security Agreement.

        "Adjusted Base Rate" shall mean a per annum rate equal to the Base Rate plus 0.75%.

        "Adjusted LIBOR Rate" shall mean a per annum rate equal to the LIBOR Rate plus 2.00%

        "Advance" shall mean an advance of funds by a Lender to the Agent pursuant to the Commitment of such Lender, to be disbursed by the Agent to the Borrowers as a Loan from such Lender.

        "Affiliate" shall mean, as to any Person, each of the Persons (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such Person; (ii) or which beneficially owns or holds 10% or more of any class of the outstanding voting stock (or in the case of a Person which is not a corporation 10% or more of the equity interest) of such Person; or (iii) 10% or more of any class of the outstanding voting stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held by the such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting stock, by contract or otherwise.

        "Agent" shall mean First Union, as appointed in ARTICLE IX hereof, and its successors and assigns.

        "Agreement" or "this Agreement" or "Credit Agreement" shall mean this Credit Agreement and any amendments, modifications and supplements hereto, any replacements, renewals, extensions and restatements hereof, and any substitutes herefor, in whole or in part and all Schedules and Exhibits hereto, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

        "Assignment and Acceptance" shall mean an Assignment and Acceptance Agreement substantially in the form of EXHIBIT C between a Lender and an Eligible Assignee, and accepted by the Agent, pursuant to which such Lender assigns to such Eligible Assignee, and the Eligible Assignee accepts, all or a portion of such Lender's rights and obligations under this Credit Agreement.

        "Bankruptcy Code" shall mean 11 U.S.C. Sections 101 et seq., as amended, and any successor statute or statutes having substantially the same function.

        "Base Rate" shall mean an interest rate per annum equal to the higher of
(i) the Prime Rate, or (ii) one-half percentage point (0.5%) in excess of the Federal Funds Rate, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate.

        "Base Rate Loan" shall mean, at any time, any Loan that bears interest at such time at the Adjusted Base Rate.

        "Borrowers" shall mean collectively Shop Vac Corporation, a New Jersey corporation. and Felchar Manufacturing Corporation, a New York corporation, together with and their respective permitted successors and assigns.

        "Borrowing" shall mean the incurrence by the Borrowers on a given date (including as a result of conversions of outstanding Loans pursuant to SECTION 2.9) of one Type of Loan, provided that Base Rate Loans incurred pursuant to
SECTION 2.11(c) shall be considered part of the related Borrowing of LIBOR
Loans.

        "Borrowing Base" shall mean at any time, the amount, as determined in accordance with the Borrowing Base Certificate most recently delivered to, and accepted by, the Agent, equal to:

        (i) Seventy-five percent (75%) of the face amount (less maximum discounts, credits and allowances that may be taken by or granted to Account Debtors in connection therewith) of Eligible Accounts Receivable; plus

        (ii) Thirty percent (30%) of Eligible Finished Goods Inventory (provided, however, that the amount to be included in the Borrowing Base attributable to Eligible Finished Goods Inventory shall not exceed $7,000,000); less

        (iii)   any Reserves.

        "Borrowing Base Certificate" shall mean a fully completed certificate in the form of EXHIBIT D to this Credit Agreement.

        "Borrowing Date" shall have the meaning assigned to such term in SECTION 2.2(a).

        "Business Day" shall mean any day (other than a Saturday, Sunday or legal holiday) on which commercial banks in Charlotte, North Carolina are open for business, and with respect to any determination relevant to a LIBOR Loan or any Swap Agreement, any Business Day which is also a Eurodollar Business Day.

        "Capital Asset" shall mean any asset that would, in accordance with Generally Accepted Accounting Principles, be required to be classified and accounted for as a capital asset.

        "Capital Expenditures" shall mean, for any period, the aggregate cost (less the amount of any trade-in allowance included in such cost) of all Capital Assets acquired by the Borrowers and their Subsidiaries during such period, including Capital Lease Obligations incurred during such period.

        "Capital Lease" shall mean any lease of any property, real or personal, that would, in accordance with Generally Accepted Accounting Principles, be required to be classified and accounted for as a capital lease on the balance sheet of the lessee.

        "Capital Lease Obligation" shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that would, in accordance with Generally Accepted Accounting Principles, appear on a balance sheet as a liability of such lessee in respect of such Capital Lease.

        "Cash" shall mean currency of the United States of America.

        "Cash Collateral Account" shall have the meaning assigned to such term in SECTION 2.17(i).

        "Cash Investments" shall mean (i) marketable direct obligations issued or unconditionally fully guaranteed by the United States of America, issued by any agency of the United States of America and backed by the full faith and credit of the United States of America, in each case maturing within six months from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within six months from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's or Moody's Investors Service, Inc. (the "Rating Agencies"); (iii) repurchase obligations of any of the Lenders or their Affiliates with a term not exceeding seven (7) days with respect to underlying securities of the types described in clause (i) above; (iv) variable rate demand notes backed by letters of credit issued by any of the Lenders or their Affiliates; (v) Eurodollar deposits in any of the Lenders or their Affiliates; (vi) marketable commercial paper maturing no more than six months from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor's or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc.; and (vii) demand deposits, time deposits and certificates of deposit that are held or issued by a Lender, or are insured by the Federal Deposit Insurance Corporation (the "FDIC") or any successor instrumentality of the federal government of the United States of America up to the applicable limit on insurance granted by the FDIC or such other instrumentality with respect to such instruments (it being understood that the amount invested in such instrument may not exceed the limit on such insurance), maturing within six months from the date of issuance thereof and issued by any Lender or a bank or trust company organized under the laws of the United States of America or any state thereof and having capital, surplus and undivided profits aggregating at least $500 million.

        "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Shop Vac Corporation and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than Principals or any Related Party, (ii) the adoption of a plan relating to the liquidation or dissolution of Shop Vac Corporation,
(iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals or any Related Party becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange
Act), directly or indirectly, of (a) more than 35% of the voting stock of the Shop Vac Corporation and (b) more of the voting stock of the Shop Vac Corporation than is at the time "beneficially owned" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) by the Principals and their Related Parties in the aggregate, or (iv) the first day on which a majority of the members of the Board of Directors of Shop Vac Corporation are not Continuing Directors.

        "Closing" shall have the meaning assigned to such term in SECTION 3.1.

        "Closing Date" shall mean the date referred to in SECTION 3.1 hereof.

        "Collateral" shall mean all Accounts Receivable and Inventory of the Borrowers, wherever located and whether now or hereafter existing or now owned or hereafter acquired or arising, and all other collateral that shall, from time to time, directly or indirectly secure the Obligations.

        "Commitment" shall mean, for any Lender, such Lender's Revolving Credit Commitment.

        "Compliance Certificate" shall mean a fully completed certificate in the form of EXHIBIT E.

        "Consolidated Net Income" shall mean, for any period, the net income (or loss) of the Borrowers and their Subsidiaries, on a consolidated basis and excluding intercompany items, for such period. determined in accordance with Generally Accepted Accounting Principles, but excluding from the determination of such net income (or loss): (a) gains (or losses) on the sale, conversion or other disposition of Capital Assets, (b) gains (or losses) on the acquisition, retirement, sale or other disposition of Stock of any Borrower or any of their Subsidiaries, (c) gains (or losses) on the collection of life insurance proceeds, (d) any write-up or write-down of any asset, and (e) any other gain or credit (or loss) of an extraordinary nature.

        "Contingent Obligation" shall mean, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit (other than a standby letter of credit with no reasonable likelihood of draw, in the reasonable opinion of the Agent) or other obligation (the "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (unless such Contingent Obligation is limited by its terms in which case the amount of such Contingent Obligation shall be such limited amounts) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Shop Vac Corporation who (i) was a member of such Board of Directors on the date of this Agreement or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

        "Current Assets" shall mean, at any date, the aggregate of the current assets of the Borrowers and their Subsidiaries appearing on the asset side of their consolidated balance sheet, as determined in accordance with Generally Accepted Accounting Principles.

        "Current Liabilities" shall mean, at any date, the aggregate of the current liabilities of the Borrowers and their Subsidiaries appearing on the liability side of their consolidated balance sheet, as determined in accordance with Generally Accepted Accounting Principles, minus, to the extent otherwise included in the calculation of such current liabilities, the principal balance outstanding under the Revolving Loans.

        "Default" shall mean any event that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

        "Default Rate" shall mean, with respect to any Loan, an interest rate per annum equal to the Elected Rate applicable to such Loan plus two (2) percentage points.

        "Dollars" or "$" shall mean dollars of the United States of America.

        "EBITDA" shall mean, with respect to the Borrowers and their Subsidiaries on a consolidated basis as of the last day of any period, the aggregate of (i) Consolidated Net Income for the immediately preceding period then ended, plus (ii) without duplication, the sum of Interest Expense, losses related to any foreign currency translations, taxes, depreciation, amortization and other non-cash expenses or charges reducing income for such period (to the extent taken into account in the calculation of Consolidated Net Income for such period), minus (iii) without duplication, any income or gains realized upon the sale of assets other than in the ordinary course of business, any gains related to foreign currency translations and non-cash credits increasing Consolidated Net Income for such period (to the extent taken into account in the calculation of Consolidated Net Income for such period). In addition, notwithstanding anything to the contrary herein, EBITDA with respect to the Borrowers and their Subsidiaries on a consolidated basis for the quarter ending September 30, 1996, shall mean EBITDA plus the reserve, not to exceed $6,400,000, for one-time restructuring charges related to the consolidation or closing of certain of the Borrowers' European subsidiaries.

        "EPA" shall mean the United States Environmental Protection Agency.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

        "ERISA Event" means (a) a Reportable Event with respect to a Qualified Plan (as defined in SECTION 4.11); (b) a withdrawal by any Borrower from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by any Borrower from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA; (e) a failure to make required contributions to a Qualified Plan or Multiemployer Plan; (f) an event or condition which is reasonably expected to constitute grounds under Section 4042 of ERISA for the termination by the Pension Benefit Guaranty Corporation of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (g) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code with respect to any Qualified Plan; (h) any Borrower engages in or otherwise becomes liable for a material excise tax or civil penalty with respect to a non-exempt prohibited transaction; or (i) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under
Section 401(a) of the Internal Revenue Code by any fiduciary with respect to any Qualified Plan for which any Borrower is found by a court of competent jurisdiction to be liable.

        "Elected Rate" shall mean the rate of interest with respect to a Loan selected by the Borrowers pursuant to ARTICLE II or as may apply as a result of a conversion.

        "Eligible Account Receivable" shall mean any bona fide Account created or acquired by a Borrower in the ordinary course of its business that the Agent deems to be an Eligible Account Receivable acting in good faith based on prudent banking practices and on audits performed by the Agent with respect to such Accounts. The Agent shall determine, on a daily basis, whether any Account constitutes and continues to constitute an Eligible Account Receivable, and if an Eligible Account Receivable subsequently becomes ineligible for any reason, its ineligibility shall become effective immediately. In making its determination whether an Account is an Eligible Account Receivable, the Agent may consider whether an Account satisfies and continues to satisfy the following requirements:

                (a) The Account is a bona fide existing obligation of the named Account Debtor arising from the sale and delivery of materials, merchandise or the rendering of services to such Account Debtor in the ordinary course of a Borrower's business, is actually and absolutely owing to such Borrower and is not contingent for any reason, and such Borrower has lawful and absolute title to such Account Receivable and the unqualified right to assign and grant a security interest therein to the Agent on behalf of the Lender, as Collateral;

                (b) The subject materials, merchandise or products have been shipped or delivered on open account to the named Account Debtor on an absolute sale basis and not on consignment, on approval or on a sale or return, bill-and-hold or guaranteed sale basis or subject to any other repurchase or return agreement, and no part of the subject goods has been returned nor notice received by a Borrower that the goods will be returned;

                (c) The Account is not evidenced by chattel paper or an instrument of any kind, unless such chattel paper or instrument is duly endorsed to and is in the possession of the Agent;

                (d) Except for Account Debtors located in Canada (which for purposes hereof will be treated as an Account Debtor located in the United States), if the Account Debtor is located outside of the United States (excluding its territories and possessions), the Account is payable in the full amount of the face value of the Account in Dollars and is supported by (i) an irrevocable letter of credit issued by a financial institution satisfactory to the Agent, and the letter of credit and all documents required to draw thereon have been delivered to the Agent, or (ii) credit insurance that is satisfactory to the Agent and has been assigned to the Agent for the benefit of the Lenders;

                (e) The Account is a valid, legally enforceable obligation of the Account Debtor and no offset (including without limitation discounts, counterclaims or contra accounts) or other defense on the part of such Account Debtor or any claim on the part of such Account Debtor denying liability thereunder has been asserted; provided, however, that if the Account Receivable is subject to any such offset, defense or claim, or any Inventory related thereto has been returned, the balance of such Account Receivable, after subtracting the maximum amount of such offset, defense, claim, or return, shall be an Eligible Account Receivable if it represents a valid, uncontested and legally enforceable obligation of the Account Debtor and meets all of the other criteria for eligibility set forth herein;

                (f) Except for Permitted Liens, the Account is not subject to any lien or security interest whatsoever, and a currently effective Financing Statement filed by the Agent against each applicable Borrower covering such Account Receivable is on file in all appropriate filing locations and, except for Permitted Liens. the Agent, on behalf of the Lenders, has a first priority security interest therein;

        (g) The Account has been billed within a reasonable period of time, is due not more than one hundred twenty (120) days after its invoice date, and has not remained unpaid for a period of more than sixty (60) days from its due date;

        (h) The Account Debtor is Solvent and not the subject of any bankruptcy or insolvency proceeding of any kind, and the creditworthiness of the Account Debtor is, in all other respects, reasonably acceptable to the Agent, in its reasonable discretion, at the time in question;

        (i) The Account does not arise out of a transaction with an employee, officer, agent, director, stockholder or other Affiliate of any Borrower;

        (j) The Account is not due from a Account Debtor whose total indebtedness to the Borrowers on Accounts Receivable exceeds twenty-five percent (25%) of the aggregate amount of all the Borrowers' Eligible Accounts
Receivable (except when the Account Debtor is Walmart, in which case the total indebtedness of such Account Debtor to the Borrowers on accounts Receivable does not exceed forty percent (40%) of the aggregate amount of all the Borrowers Eligible Accounts Receivable) provided, however, that only Accounts due from such Account Debtor in excess of twenty-five percent (25%) of the aggregate amount of all of the Borrowers Eligible Accounts Receivable shall be ineligible (except when the Account Debtor is Walmart, in which case only Accounts due from such Account Debtor in excess of forty (40%) of the aggregate amount of all of the Borrowers' Eligible Accounts Receivable shall be ineligible);

        (k) The Account is not due from an Account Debtor whose indebtedness to the Borrowers on Accounts which are unpaid sixty (60) days or more after the due date of the respective invoices exceeds fifty percent (50%) of such Account Debtor's total indebtedness to the Borrowers;

        (l) The Account does not arise out of a direct contract with the United States of America, or any department, agency, subdivision or instrumentality thereof, or if so, the applicable Borrowers have complied with all requirements of the Federal Assignment of Claims Act relative to the assignment of such Account Receivable to the Agent;

        (m) There are no material regulatory, administrative or judicial obstacles to the Agent's or the Lenders' direct enforcement of the Account against the Account Debtor or to the Agent's or the Lenders' intervention in any enforcement action that might be brought by any Borrower with respect thereto;

        (n) The Account Debtor is not located in the State of New Jersey, Minnesota, Indiana or Connecticut or any other state which requires that any Borrower in order to sue any Person in such state's courts, either (i) qualify' to do business in such state or (ii) file a report with the taxation department of such states, or, if the Account Debtor is located in any such states, such Borrower has either qualified as a foreign corporation authorized to transact business in such state or has filed appropriate reports with the taxation division for the then current year; except where the failure to qualify or file would not impair the ability of such Borrower or its Subsidiaries to collect on the Account from an Account Debtor located in such state; and

        (o) Any credit balances of an Account Debtor aged 90 days or more than the invoice date shall not be included in Eligible Account Receivable.

        "Eligible Assignee" shall mean (i) a commercial bank organized under the laws of the United States or any state thereof and having total assets in excess of $5,000,000,000, (ii) a commercial bank organized under the laws of any other country that is a member of the OECD or a political subdivision of any such country and having total assets in excess of $5,000,000,000, provided that such bank is acting through a branch or agency located in the United States, in the country under the laws of which it is organized or in another country that is also a member of the OECD, (iii) the central bank of any country that is a member of the OECD, (iv) a finance company, mutual funds, insurance company or other financial institution that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $3,000,000,000, (v) any Affiliate of an existing Lender or (vi) any other Person approved by the Agent and the Borrowers, which approval shall not be unreasonably withheld.

        "Eligible Finished Goods Inventory" shall mean all Finished Goods Inventory created or acquired by a Borrower in the ordinary course of its business as presently conducted or anticipated to be conducted that the Agent reasonably deems to be Eligible Finished Goods Inventory acting in good faith based on prudent banking practices and on audits performed by the Agent. The Agent shall determine, on a daily basis, whether any such Inventory constitutes and continues to constitute Eligible Finished Goods Inventory, and if Eligible Finished Goods Inventory subsequently becomes ineligible for any reason, its ineligibility shall become effective immediately. In making its determination of Eligible Inventory, the Agent may consider whether the Finished Goods Inventory satisfies and continues to satisfy the following requirements:

                (a) The Finished Goods Inventory consists of finished goods in each case located at the locations specified on Exhibit B to the Security Agreement (as such Exhibit B may be amended from time to time) and shall not include any Inventory not located at such locations;

                (b) The Finished Goods Inventory is, in the Agent's reasonable judgment, (j) in good saleable condition, (ii) not deteriorating in quality or obsolete and (iii) subject to satisfactory internal control and management procedures;

                (c) The Finished Goods Inventory meets in all material respects all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, and is either currently usable or currently saleable in the normal course of any Borrower's business;

                (d) Except for the Agent's security interest, on behalf of the Lenders, and Permitted Liens, the Finished Goods Inventory is not subject to any lien or security interest whatsoever, and currently effective Financing Statements filed by the Agent against each Borrower covering all Inventory are on file in all appropriate filing locations where such Inventory is located and. except for Permitted Liens the Agent, on behalf of the Lenders, has a first priority perfected security interest in such Inventory;

                (e) If the Inventory is located at a location that is leased to any Borrower, either (i) the lessor (and if the lessor is not the owner of the location, the owner) has executed and delivered a landlord agreement in recordable form to the Agent in form and substance reasonably satisfactory to the Agent or (ii) if the lease is for a term no longer than month-to-month, the lessor under such lease is entitled to no contractual or statutory lien on such Inventory and the Borrowers furnish written evidence to the Agent of each payment of rent or other charges under the lease within five
(5) days after payment;

                (f) If the Inventory is located at a location under a bailment with any Borrower, the bailee has executed and delivered a bailee agreement in recordable form to the Agent in form and substance reasonably satisfactory to the Agent;

                (g) The Inventory is not consigned; and

                (h) Each of the warranties and representations set forth in the Security Agreement with respect to Inventory remains true and correct.

        "Employee Plan" shall mean any "employee benefit plan" within the meaning of Section 3(3) of ERISA maintained by the Borrowers.

        "Environmental Claims" shall mean any and all administrative, regulatory or judicial proceedings, suits, demands, demand letters, claims, liens or notices of noncompliance or violation. arising out of a violation of or liability under Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, "Claims"), including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response or remedial actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to health or the environment.

        "Environmental Laws" shall mean any federal, provincial, state or local law, statute, ordinance, rule, regulation, permit, license, order, approval, or other legal requirement (including without limitation any subsequent enactment, amendment or modification) relating to the protection of human health or the environment, including, but not limited to, any requirement pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of materials that are or may constitute a threat to human health or the environment. Without limiting the foregoing, each of the following is an Environmental Law: the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et. seq.) ("CERCLA"), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et. seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et. seq.) ("RCRA"), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et. seq.), the Clean Air Act (42 U.S.C. Section 7401 et. seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.), the Safe Drinking Water Act (42 U.S.C. Section 300, et. seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et. seq.) ("OSHA"), as such laws have been amended or supplemented, and each similar federal, state and local statute, and each rule and regulation promulgated thereunder.

        "Eurodollar Business Day" shall mean a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits in the London interbank market) in London, England.

        "Event of Default" shall have the meaning specified in Article VII hereof.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Facility" shall mean the Revolving Credit Facility.

        "Federal Funds Rate" shall mean, for any day. a fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or. if such day is not a Business Day. for the next preceding Business Day) by the Federal Reserve Bank of Richmond. or if such rate is not so published on the relevant Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent.

        "Financial Condition Certificate" shall mean a fully completed Financial Condition Certificate, in form and substance substantially similar to EXHIBIT H hereto with the attachments required thereby.

        "Financial Statements" shall mean the annual consolidated financial statements of the Borrowers and their Subsidiaries for the periods ended December 31,1995, December 31,1994, and December 31, 1993, and the unaudited interim financial statements for the Borrowers and Subsidiaries for the seven month period ended July 31, 1996; and all other financial statements of the Borrowers and their Subsidiaries that have previously been delivered by the Borrowers, any of these Subsidiaries to the Agent or any Lender, including without limitation interim financial statements.

        "Financing Statements" shall mean financing statements approved for filing in accordance with the applicable adopted version of the Uniform Commercial Code and all other titles, documents and certificates that the Agent may reasonably require from the Borrowers to describe and perfect the security interests created hereunder or under the other Loan Documents, and all amendments thereto and assignments thereof, in form and substance reasonably satisfactory to the Agent.

        "Finished Goods Inventory" shall mean all Inventory consisting of completed consumer and industrial wet/dry vacuum cleaners, component parts and accessories that are ready for sale and finished plastic parts located at Canton, Pennsylvania and Williamsport, Pennsylvania and shall include fully manufactured goods of Felchar that are awaiting shipment to, or have been shipped to, Shop Vac's facility in Williamsport, Pennsylvania, or awaiting shipment to non-Borrower Subsidiaries or to original equipment manufacturers.

        "First Union" shall mean First Union National Bank of North Carolina, a national banking association, and its successors and assigns.

        "Foreign Subsidiary" shall mean any direct or indirect subsidiary of a Borrower that is organized and existing under the laws of any jurisdiction other than a state of the United States of America.

        "Foreign Subsidiary Letter of Credit Outstandings" shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Foreign Subsidiary Letters of Credit at such time and (ii) the aggregate amount of all outstanding Reimbursement Obligations at such time.

        "Foreign Subsidiary Letters of Credit" shall mean Letters of Credit issued pursuant to SECTION 2.17(a) for the benefit of a Foreign Subsidiary.

        "Funded Debt" shall mean all Indebtedness for borrowed money of any of the Borrowers or their Subsidiaries on a consolidated basis less Cash and Cash Investments.

        "Generally Accepted Accounting Principles" shall mean generally accepted accounting principles. as recognized by the American Institute of Certified Public Accountants, consistently applied and maintained on a consistent basis for the Borrowers and their Subsidiaries on a consolidated basis throughout the period indicated and consistent with the financial practice of the Borrowers and their Subsidiaries after the date hereof; provided, however, that, in the event that changes in Generally Accepted Accounting Principles shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrowers' certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date this Agreement shall have been amended to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

        "Generally Accepted Auditing Standards" shall mean those standards that are generally accepted auditing standards as approved and adopted by the membership of the American Institute of Certified Public Accountants, specifically the General Standards, Standards of Fieldwork and Standards of Reporting.

        "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any central bank thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

        "Hazardous Substances" means any substance or material meeting any one or more of the following criteria: (i) it is defined as a hazardous waste, hazardous substance, pollutant, contaminant or toxic substance under any Environmental Law; (ii) it is toxic, explosive, corrosive, ignitable, infectious, radioactive or mutagenic; (iii) its presence requires investigation or remediation under an Environmental Law; or (iv) it is or contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, crude oil, nuclear fuel, natural gas or synthetic gas.

        "Indebtedness" shall mean, without duplication, all liabilities, obligations and indebtedness of the Borrowers and their Subsidiaries of any and every kind and nature, including, without limitation, the Obligations, obligations for borrowed money and interest thereon (including interest paid in kind), whether heretofore, now or hereafter owing, arising, due or payable from any Borrower or its Subsidiaries to any Person and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise and whether matured or unmatured. Without in any way limiting (he generality of the foregoing, Indebtedness specifically includes the following: (i) all obligations or liabilities of any Person that are secured by any lien, claim, encumbrance or security interest upon property owned by any Borrower or Subsidiary, even though such Borrower or Subsidiary has not assumed or become liable for the payment thereof; (ii) all obligations or liabilities created or arising under any Capital Lease of real or personal property, or conditional sale or other title retention agreement with respect to property used or acquired by any Borrower or Subsidiary', even though the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; and (iii) all obligations under any guaranty agreements, letters of credit or other documents creating such contingent liabilities; provided that Indebtedness shall not include trade payables, accrued expenses. accrued dividends, accrued income taxes, warranty reserves and deferred income taxes, to the extent arising in the ordinary course of business.

        "Intercompany Loans" shall mean (i) loans by any of the Borrowers to the Foreign Subsidiaries and (ii) Foreign Subsidiary Letters of Credit. "Intercompany Loans" shall not include any amounts owing by a Foreign Subsidiary to the Borrowers arising from a non cash transaction and reflected on the Borrowers' Books as of September 30, 1996.

        "Intercompany Loan Documents" shall mean Intercompany Notes and any other documents evidencing or relating to Intercompany Loans.

        "Intercompany Notes" shall mean the promissory notes of any Foreign Subsidiary of a Borrower executed and delivered by a Foreign Subsidiary to a Borrower evidencing the obligation of the Foreign Subsidiary to repay funds advanced pursuant to an Intercompany Loan.

        "Interest Expense" shall mean, for any period, total cash interest expense of the Borrowers and their Subsidiaries on a consolidated basis for such period (including, without limitation, cash interest expense attributable to Capital Lease Obligations), less interest income for such period, determined in accordance with Generally Accepted Accounting Principles.

        "Interest Period" shall have the meaning set forth in SECTION 2.8 hereof.

        "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

        "Inventory" shall have the meaning assigned to such term in the Security Agreement.

        "Inventory Report" shall mean a fully completed certificate in the form of EXHIBIT F to this Credit Agreement.

        "Investments" shall have the meaning assigned to such term in SECTION
6.8.

        "Issuing Bank" shall mean First Union, in its capacity as issuer of the Letters of Credit, and its successors and assigns in such capacity.

        "L/C Participant" shall have the meaning assigned w such term in SECTION 2.17(c).

        "LIBOR Loan" shall mean, at any time, any Loan that bears interest at such time at the adjusted LIBOR Rate.

        "LIBOR Rate" shall mean, for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next higher 1/100 of one percentage point) equal to an interest rate obtained by dividing (i) the rate of interest determined by Lender to be the rate for deposits in U.S. dollars for the applicable Interest Period which appears on the Telerate Page 3750 at approximately 11:00 a.m. London time, three (3) Business Days prior to the first date of the applicable Interest Period, or if such rate is not available, the rate per annum at which, in the reasonable opinion of Lender, U.S. dollars in the amount of the Loan request are being offered to leading reference banks for settlement in the London interbank market at approximately 11:00 a.m. London time, three (3) Business Days prior to the first date of the applicable Interest Period. by (ii) the percentage equal to one hundred percent (expressed as a decimal fraction) minus the Reserve Requirement for such Interest Period. The LIBOR Rate shall be adjusted as of the first day of each Interest Period to reflect the LIBOR Rate as of such day. Each calculation by the Agent of the applicable LIBOR Rate shall be conclusive and binding for all purposes.
absent bad faith or manifest error.

        "Landlord Consents" shall mean (i) a waiver and consent from each landlord with respect to the properties of the Borrower and its Subsidiaries listed on SCHEDULE 4.14 and (ii) all other landlord consents that the Agent or the Required Lenders may reasonably require of the Borrower or any of its Subsidiaries from time to time in respect of amendments, modifications or renewals of the leases referred to in clause (i) above or in respect of any other material leases to which the Borrowers or any of their Subsidiaries are now or hereafter a party, in each case in form and substance reasonably satisfactory to the Agent, together with any amendments, modifications and supplements thereto and restatements thereof, in whole or in part.

        "Leased Properties" shall mean the real properties leased and occurred by the Borrowers and their Subsidiaries, as of the date hereof and at any time hereafter and consisting, as of the date hereof, of the properties set forth in
SCHEDULE 4.14 hereof.

        "Lenders" shall mean First Union and the other financial institutions now or hereafter parties to this Agreement, and their successors or assigns

        "Lending Office" shall mean, with respect to any Lender, the branch or branches (or Affiliates) from which any of such Lender's Loans are made or maintained.

        "Letter of Credit Outstandings" shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit, including Foreign Subsidiary Letters of Credit, at such time and (ii) the aggregate amount of all outstanding Reimbursement Obligations at such time.

        "Letter of Credit Request" shall have the meaning assigned to such term in SECTION 2.17(b).

        "Letters of Credit" shall have the meaning assigned to such term in
SECTION 2.17(a), and shall include Foreign Subsidiary Letters of Credit.

        "Lien" means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property. For the purposes of this Agreement, the Borrowers and their Subsidiaries shall be deemed to be the owners of any property which it or they have acquired or hold subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

        "Loan Documents" shall mean and collectively refer to this Agreement, the Notes, the Security Agreement, the Financing Statements, Swap Agreements, if any, with a Lender relating to the Notes, and any and all agreements, instruments and documents, including, without limitation, notes, guaranties. mortgages, deeds to secure debt, deeds of trust, chattel mortgages, pledges, powers of attorney. consents. assignments. contracts. notices, security agreements, lockbox agreements, trust account agreements and all other written matters whether heretofore, now or hereafter executed by or in behalf of any Borrower or its Subsidiaries or delivered to the Agent or any Lender, with respect to this Agreement or with respect to the transactions contemplated by this Agreement. and in each case, together with any amendments, modifications and supplements thereto, any replacements, renewals, extensions and restatements thereof, and any substitutes therefor, in whole or in part.

        "Loans" shall mean and collectively refer to the Revolving Credit Loans.

        "Material Adverse Effect" or "Material Adverse Change" shall mean a material adverse effect upon, or a material adverse change in, any of (i) the financial condition, operations, business or properties of the Borrowers and their Subsidiaries, taken as a whole; (ii) the ability of any Borrower or any Subsidiary to perform under any Loan Document in any material respect; (iii) the legality, validity or enforceability of any Loan Document; or (iv) the perfection or priority of the liens of the Agent granted under the Loan Documents or the rights and remedies of the Agent or the Lenders under the Loan Documents for reasons other than the Agent's or any Lender's gross negligence or wilful misconduct or the failure of the Agent or Lenders to file appropriate continuation statements.

        "Multiemployer Plan" shall mean any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA to which any Borrower or any of its Subsidiaries is, or has been, making or is required to make contributions.

        "Norwich Property" shall have the meaning assigned to such term in
SECTION 6.6.

        "Notes" shall mean the Revolving Credit Notes.

        "Notice of Borrowing" shall have the meaning assigned to such term in
SECTION 2.2(a).

        "Notice of Conversion/Continuation" shall have the meaning assigned to such term in SECTION 2.9(b).

        "Obligations" shall mean and include (i) the Loans, any Reimbursement Obligations and all other loans, advances, indebtedness, liabilities, obligations, covenants and duties owing, arising, due or payable from the Borrowers and their Subsidiaries to the Agent, the Issuing Bank or any Lender of any kind or nature, present or future, howsoever evidenced, created, incurred, acquired or owing, arising under this Agreement, the Notes or the other Loan Documents or in any other way related to this Agreement, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired, and (ii) all interest (including, to the extent permitted by law, all post-petition interest), charges, expenses, fees, attorneys' fees and any other sums payable by any Borrower to the Agent, the Issuing Bank or any Lender under this Agreement or any of the other Loan Documents.

        "Old Revolving Credit Facility" shall mean the revolving credit facility extended to the Borrower by First Union National Bank pursuant to the Second Amended and Restated Loan Agreement dated as of February 1,1994, as amended by a First Amendment dated as of December 19, 1994, a Second Amendment dated May 25, 1995, a Third Amendment dated November 1, 1995, the Letter Agreement dated December 13, 1995, the Letter Agreement dated February 22, 1996 and the Fourth Amendment and Omnibus Modification of Loan Documents dated August 28, 1996.

        "Old Senior Notes" shall mean the Borrowers' 10.83 percent (10.83%) Senior Secured Notes in the aggregate original principal amount of $40,000,000, due April 30, 2001, executed and delivered by Borrowers pursuant to the terms of the Note Agreements, each dated as of April 26,1991 as amended by First Amendment, Joinder and Assumption Agreement dated as of February 1, 1994, a Second Amendment Agreement dated as of May 25, 1995, a Third Amendment Agreement dated as of July 1, 1995, a Fourth Amendment Agreement dated as of November 1, 1995 and a Fifth Amendment Agreement dated as of August 28, 1996, to Allstate Life Insurance Company of New York, First Allmerica Financial Life Insurance Company (formerly known as State Mutual Life Insurance Company of America), Allmerica Financial Life Insurance and Annuity Company (formerly known as SMA Life Assurance Company), Jefferson-Pilot Life Insurance Company, Ohio National Life Assurance Corporation and First Union National Bank of North Carolina.

        "Operating Lease" shall mean any lease of property that is not a Capital Lease.

        "Participant" shall mean any Person, now or at any time hereafter, participating with the Lenders in the Loans to the Borrowers pursuant to this Agreement, and its successors and assigns.

        "Pension Plan" shall mean any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA that is maintained by a Borrower (other than a Multiemployer Plan).

        "Percentage" shall mean, with respect to any Lender at any time, such Lender's Revolving Credit Percentage at such time, as the context may require.

        "Permitted Liens" shall mean any of the following liens securing any Indebtedness of any of the Borrowers or any Subsidiary on the property, real or personal, of any of the Borrowers or such Subsidiary, whether now owned or hereafter acquired:

                (a) Liens granted to the Agent, for the benefit of the Lenders;

                (b) Liens imposed by mandatory provisions of law of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due and payable;

                (c) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, leases and contracts (other than for borrowed money) including utility and similar deposits entered into in the ordinary course of business, provided that all such liens in the aggregate have no reasonable likelihood of causing a Material Adverse Effect;

                (d) Liens for current taxes, assessments or other governmental charges that are not delinquent or remain payable without any penalty or that are being contested in good faith and with due diligence by appropriate proceedings, provided that all such liens in the aggregate have no reasonable likelihood of causing a Material Adverse Effect and, if reasonably requested by the Agent, such Borrower or such Subsidiary has established reserves determined in accordance with Generally Accepted Accounting Principles with respect thereto;

        (e) Purchase money liens incurred in the purchase of Equipment permitted under SECTION 6.10 hereof;

        (f) Set-off rights of banks, whether statutory or consensual;

        (g) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Realty which are not violated by the current use of the Realty and covenants, conditions and restrictions, easements and other matters of record affecting title to the Realty which do not impair the use or occupancy of the Realty for the purposes it is currently used;

        (h) Leases referenced in SCHEDULE 4.14 hereto and any extensions, amendments, modifications, renewals or replacements thereof;

        (i) Liens on property that is the subject of a Capital Lease to secure the performance of the Capital Lease Obligations relating thereto;

        (j) Liens arising from Uniform Commercial Code financing statements regarding operating leases permitted by this Agreement;

        (k) Any interest or title of a lessor or sublessor or licensor under any lease or license permitted by this Agreement;

        (l) Liens set forth on SCHEDULE 1.1(a) attached hereto;

        (m) Liens of Foreign Subsidiaries to secure Indebtedness permitted by
SECTION 6.3;

        (n) Any other liens or encumbrances as the Required Lenders may approve in writing from time to time.

        "Person" shall mean a corporation, an association, a joint venture, a partnership, a limited liability company, an organization, a business, an individual, a trust or a government or political subdivision thereof or any government agency or any other legal entity.

        "Plan" means any employee benefit or other plan established or maintained or with respect to which contributions have been made by any Borrower or any of its domestic Subsidiaries, or under which the Borrower or its domestic Subsidiaries have liability and which is covered by Title IV of ERISA or to which the minimum funding standards of Section 412 of the Code apply.

        "Prime Rate" shall mean the per annum interest rate publicly announced from time to time by First Union National Bank of North Carolina from its principal office in Charlotte, North Carolina to be its prime rate (which rate is one of several interest rate bases used by Lender), as that rate may change from time to time with changes to occur on the date the Prime Rate changes. Lender lends at rate both above and below the Prime Rate, and the Borrowers acknowledge and agree that the Prime Rate is not represented or intended to be the lowest or most favorable rate of interest offered by Lender.

        "Principals" means Jonathan Miller and Matthew Miller.

        "Prohibited Transaction" shall mean any transaction described in (i)
Section 406 of ERISA or (ii) Section 4975(c) of the Internal Revenue Code for which there is no statutory, individual or class exemption.

        "Projections" shall mean the financial projections described in SECTION 4.12(b).

        "Pro Rata Share" of any amount shall mean, with respect to any Lender at any time, the product of (i) such amount, multiplied by (ii) such Lender's Percentage at such time under the Facility.

        "Realty" shall mean all of the right, title and interest of the Borrowers and any of their Subsidiaries in and to land, improvements and fixtures, including any leasehold interests (whether as lessor or lessee).

        "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 204, or any successor or other regulator hereafter relating to reserve requirements applicable to member banks of the Federal Reserve System.

        "Regulation G" shall mean Regulation G of the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 207, or any successor or other regulation hereafter promulgated by said Board to replace the prior Regulation G and having substantially the same function.

        "Regulation U" shall mean Regulation U promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 221, or any successor or other regulation hereafter promulgated by said Board to replace the prior Regulation U and having substantially the same function.

        "Regulation X" shall mean Regulation X promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 224, or any successor or other regulation hereafter promulgated by said Board to replace the prior Regulation X and having substantially the same function.

        "Reimbursement Obligation" shall have the meaning assigned to such term in SECTION 2.17(d).

        "Related Party" with respect to any Principal means (i) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (ii) trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (i).

        "Reportable Event" shall mean a reportable event as defined in Section 4043(b) of ERISA (other than an event for which notice is waived under the ERISA regulations).

        "Required Lenders" shall mean, at any time, the Lenders owning or holding 51 % or more of the sum of (i) the then aggregate principal amount of the Loans then outstanding plus (ii) the aggregate Stated Amount of all Letters of Credit then outstanding; or, if no Loans or Letters of Credit are then outstanding, the Lenders with 51% or more of the aggregate of all Commitments at such time. For purposes of this definition, the Stated Amount of each outstanding Letter of Credit shall be considered to be owed to the Lenders according to their respective Revolving Credit Percentages.

        "Requirement of Law" means, as to any Person, the charter, articles or certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        "Reserve Requirement" shall mean, with respect to any Interest Period, the reserve percentage (expressed as a decimal) applicable two (2) Business Days before the first clay of such Interest Period determined by the Agent to be in effect on such day, as provided by the Board of Governors of the Federal Reserve System (or any successor governmental body), applied for determining the maximum reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to the Lenders under Regulation D with respect to "Eurocurrency liabilities" within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding.

        "Reserves" shall mean any reserves established by the Agent against the Borrowing Base.

        "Revolving Credit Commitment" shall mean, with respect to all of the Lenders, the aggregate amount of $25,000,000, as such amount may be reduced pursuant to the terms hereof and, with respect to any Lender at any time, the amount set forth under such Lender's name on its signature page hereto under the caption "Revolving Credit Commitment" or, if such Lender has entered into one or more Assignment and Acceptances, the amount set forth for such Lender at such time in the Register maintained by the Agent pursuant to SECTION 10.5(c) as such Lender's "Revolving Credit Commitment," as such amount may be reduced at or prior to such time pursuant to the terms hereof.

        "Revolving Credit Facility" shall mean the revolving line of credit made available by the Lenders to the Borrowers pursuant to SECTION 2.1(b) hereof.

        "Revolving Credit Facility Maturity Date" shall mean September 30, 1999.

        "Revolving Credit Facility Termination Date" shall mean the earliest of
(i) September 30, 1999; (ii) the date of termination after the occurrence of an Event of Default; (iii) such date of termination as is mutually agreed upon by the Lenders and the Borrowers; and (iv) the date after all Obligations have been paid in full and the Lenders are no longer obligated to make Advances or Revolving Credit Loans or issue Letters of Credit hereunder.

        "Revolving Credit Loans" shall have the meaning assigned to such term in
SECTION 2.1(a).

        "Revolving Credit Notes" shall mean the joint and several promissory notes of the Borrowers, dated the date hereof, in substantially the form of EXHIBIT A attached hereto, executed and delivered to the Lenders pursuant to
SECTION 2.3(b) hereof, or in connection with an Assignment and Acceptance pursuant to SECTION 10.5(d), evidencing the obligation of the Borrowers to repay funds advanced pursuant to the Revolving Credit Commitment of each Lender individually, and the Total Revolving Credit Commitment in the aggregate, together with any amendments, modifications and supplements thereto, any replacements, restatements, renewals and extensions thereof, and any substitutes therefor, in whole or part.

        "Revolving Credit Percentage" shall mean, with respect to any Lender at any time, a fraction (expressed as a percentage) the numerator of which is the Revolving Credit Commitment of such Lender at such time and the denominator of which is the Total Revolving Credit Commitment at such time; provided that if the Revolving Credit Percentage of any Lender is to be determined after the Revolving Credit Commitments have been terminated, then such Revolving Credit Percentage shall be determined immediately prior (and without giving effect) to such termination.

        "Security Agreement" shall mean the Security Agreement, dated as of the date hereof, between the Borrowers and the Agent, whereby the Borrowers have granted to the Agent a security interest in certain Collateral described therein as security for the Obligations, together with any amendments, modifications and supplements thereto, any replacements, renewals, extensions and restatements thereof, and any substitutes therefor, in whole or in part.

        "Senior Secured Notes" shall mean the Borrowers' promissory notes in the aggregate principal amount of $100,000,000 bearing interest at 10 5/8% per annum, maturing on September 2003 and issued pursuant to the Senior Secured Notes Offering.

        "Senior Secured Notes Offering" shall mean the offering pursuant to which the Borrowers shall offer for sale the Senior Secured Notes pursuant to the terms and conditions set forth in the offering memorandum by the Borrowers dated October 1, 1996.

        "Solvent" shall mean, as to any Person on any particular date, that such Person (i) does not have unreasonably small capital to carry on its business as now conducted and as presently proposed to be conducted, (ii) is able to pay its debts as they become due in the ordinary course of business (taking into account the timing and amounts of cash expected to be received by it, and amounts expected to be payable on or in respect of its debts) and (iii) has assets with a present fair saleable value greater than its total stated liabilities and identified contingent liabilities taking into account the likelihood of realization of such contingent liabilities.

        "Stated Amount" shall mean, with respect to any Letter of Credit at any time, the maximum amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).

        "Stock" shall mean all shares, options, interests or other equivalents (howsoever designated) of or in a corporation or other entity, whether voting or non-voting, including, without limitation, common stock, warrants, preferred stock and common stock obtainable upon conversion of (i) convertible debentures or (ii) any agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

        "Subsidiary" shall mean any corporation or other entity of which more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors is at the time, directly or indirectly, owned by any Person or one or more of its Subsidiaries (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency).

        "Swap Agreement" shall mean any interest rate swap agreement, hedging agreement or similar arrangement (including without limitation, any swap agreement as defined in 11 U.S.C. Section 101(55) or any successor statute) between the Borrowers and a lender, now or hereafter existing, pursuant to which the Borrowers obtain interest rate protection for the Loans or any portion thereof.

        "Total Commitment" shall mean, at any time, the sum of all Commitments at such time.

        "Total Debt" shall mean all Indebtedness of the Borrowers and their Subsidiaries, on a consolidated basis.

        "Total Revolving Credit Commitment" shall mean, at any time, the sum of the Revolving Credit Commitments of each Lender at such time.

        "Total Unutilized Revolving Credit Commitment" shall mean, at any time, the sum of the Unutilized Revolving Credit Commitments of each Lender at such time.

        "Uniform Commercial Code" shall mean the Uniform Commercial Code of the State of North Carolina, as amended from time to time, unless in any particular instance the Uniform Commercial Code of another state is applicable, in which case it shall mean the Uniform Commercial Code of such state.

        "Unutilized Revolving Credit Commitment" shall mean, with respect to any Lender at any time, such Lender's Revolving Credit Commitment at such time less the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender that are outstanding at such time and (ii) such Lender's Pro Rata Share of all Letter of Credit Outstandings at such time.

        1.2. Accounting Terms. Any accounting terms used in this Agreement that are not specifically defined shall have the meanings customarily given them in accordance with Generally Accepted Accounting Principles.

        1.3. Singular/Plural. Unless the context otherwise requires words in the singular include the plural and words in the plural include the singular.

        1.4. Other Terms. All other terms contained in this Agreement shall, when the context so indicates, have the meanings provided for by the Uniform Commercial Code of the State of North Carolina to the extent the same are used or defined therein.


                                   ARTICLE II

                         AMOUNT AND TERMS OF THE LOANS;
                               LETTERS OF CREDIT

        2.1. The Loans.

        (a) Each Lender severally agrees, subject to and on the terms and conditions of this Agreement, to make Loans (each, a "Revolving Credit Loan" and collectively, the "Revolving Credit Loans") to the Borrowers, jointly and severally, from time to time on any Business Day during the period from the date hereof to the Revolving Credit Facility Termination Date, provided that (i) the aggregate principal amount of Revolving Credit Loans at any time outstanding for any Lender shall not exceed the difference between (A) such Lender's Revolving Credit Commitment at such time less (B) such Lender's Pro Rata Share (calculated based on its Revolving Credit Percentage) of the aggregate Letter of Credit Outstandings at such time (exclusive of Reimbursement Obligations that are repaid with the proceeds of, and simultaneously with the incurrence of, Revolving Credit Loans) and (ii) no Borrowing of Revolving Credit Loans shall be made if, immediately after giving effect thereto, the sum of (X) the aggregate principal amount of Revolving Credit Loans outstanding at such time plus (Y) the aggregate Letter of Credit Outstandings at such time would exceed the lesser of (A) the Total Revolving Credit Commitment and (B) the Borrowing Base, and (iii) no Borrowing of Revolving Credit Loans shall be permitted if, immediately after giving effect thereto, a Default or Event of Default exists. Subject to and on the terms and conditions of this Agreement, the Borrowers may borrow, repay and reborrow Revolving Credit Loans. Furthermore, no advances under the Revolving Loan Credit Facility shall be made if the Agent has not received a current Borrowing Base Certificate in accordance with the applicable provisions of SECTION 5.1(k).

        (b) The Loans shall, at the option of the Borrowers and subject to the terms and conditions of this Agreement, be either Base Rate Loans or LIBOR Loans (each such type of Loan, a "Type"), provided that all Loans comprising the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type.

        2.2. Borrowings.

        (a) Whenever the Borrowers desire to make a Borrowing (other than continuations or conversions of outstanding Loans pursuant to SECTION 2.9) under the Revolving Credit Facility, the Borrowers will give the Agent written notice (by telecopier or otherwise), prior to 11:00 a.m., Charlotte, North Carolina time, at least three (3) Business Days prior to each Borrowing to be comprised of LIBOR Loans and by 12:00 p.m., Charlotte, North Carolina time, at least one
(1) Business Day prior to each Borrowing to be comprised of Base Rate Loans, except in the cause of Borrowings through any lock box or similar arrangement for which no advance notice is required. Each such notice (each, a "Notice of Borrowing") shall be irrevocable, shall be given in the form of EXHIBIT B-1 and shall be appropriately completed to specify (i) the aggregate principal amount and Type of the Loans to be made pursuant to such Borrowing (and, in the case of a Borrowing of LIBOR Loans, the initial Interest Period to be applicable thereto), (ii) the identity of the Borrower for whose benefit the Borrowing will be made, and (iii) the requested date of the Borrowing (the "Borrowing Date"), which shall be a Business Day.

        Notwithstanding anything to the contrary contained herein:

                (i) the aggregate principal amount of each Borrowing hereunder, in the case of Borrowings comprised of LIBOR Loans, shall not be less than $1,000,000 and, if greater, shall be in an integral multiple of $1,000,000 in excess thereof;

                (ii) if the Borrowers shall have failed to designate the Type of Loans comprising a Borrowing, the Borrowers shall be deemed to have requested a Borrowing comprised of Base Rate Loans;

                (iii) if the Borrowers shall have failed to select the duration of the Interest Period to be applicable to any Borrowing of LIBOR Loans, then the Borrowers shall be deemed to have selected an Interest Period with a duration of one (1) month; and

                (iv) no more than five LIBOR Loans may be outstanding at any one time.

        (b) Upon the receipt of a Notice of Borrowing, the Agent will promptly notify each Lender with a Revolving Credit Commitment of the proposed Borrowing, of such Lender's Pro Rata Share thereof and of the other matters specified in the Notice of Borrowing. Each such Lender will make the amount of its Pro Rata Share of such Borrowing available to the Agent at its office referred to in
SECTION 10.4, for the account of the Borrowers, in Dollars and in immediately available funds, prior to 2:00 p.m., Charlotte, North Carolina time, on the Borrowing Date. To the extent the relevant Lenders have made such amounts available to the Agent as provided hereinabove, the Agent will make the aggregate of such amounts available to the Borrowers' account at the Agent's office and in like funds as received by the Agent, prior to 3:00 p.m., Charlotte, North Carolina time, on the Borrowing Date.

        (c) Unless the Agent has received, prior to 12:30 pm, Charlotte, North Carolina time, on any Borrowing Date, written notice from a Lender that such Lender will not make available to the Agent its Pro Rata Share of the relevant Borrowing, the Agent may assume that such Lender has made its Pro Rata Share of such Borrowing available to the Agent on such Borrowing Date in accordance with subsection (b) above, and the Agent may, in reliance upon such assumption, make a corresponding amount available to the Borrowers on such Borrowing Date. If and to the extent that such Lender shall not have made such Pro Rata Share available to the Agent, and the Agent shall have made such corresponding amount available to the Borrowers, such Lender, on the one hand, and the Borrowers, on the other, severally agree to pay to the Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Agent, (i) if recovered from such Lender, at the Federal Funds Rate. and (ii) if recovered from the Borrowers, at the rate of interest applicable to Loans comprising such Borrowing, as determined under SECTION 2.6. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

        (d) The failure of any Lender to make any Loan required to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation hereunder to make its Loan on the respective Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender as part of any Borrowing.

        (e) Notwithstanding any other provision contained herein or in any of the other Loan Documents, any Lender that refuses to fund or otherwise defaults in the funding of its Pro Rata Share of any Borrowings requested and permitted to be made by the Borrowers hereunder shall not, for so long as such refusal has not been withdrawn or such default has not been cured, have any rights of consent or approval or any voting rights whatsoever with respect to any matter hereunder or under any of the other Loan Documents that requires or permits the consent, approval or action of the Lenders, or any of them, and the Commitments and the Loans of any such Lender shall not be taken into account for purposes of determining, at any time during the continuation of any such refusal or default, the Required Lenders or the number or percentage of Lenders that shall be required for the Lenders or any of them to take or approve, or direct the Agent to take, any action hereunder.

        2.3. Notes

        (a) The Loans made by each Lender shall be evidenced by a Revolving Credit Note appropriately completed in substantially the form of EXHIBIT A-2.

        (b) The Revolving Credit Note issued to each Lender with a Revolving Credit Commitment shall (i) be executed by the Borrowers, jointly and severally,
(ii) be payable to the order of such Lender. (iii) be dated as of the Closing Date (or, in the case of Revolving Credit Notes issued pursuant to an Assignment and Acceptance, as of the date thereof), (iv) be in a stated principal amount equal to such Lender's Revolving Credit Commitment, (v) bear interest in accordance with the provisions of Section 2.6, as the same may be applicable to the Revolving Credit Loans made by such Lender from time to time, and (vi) be entitled to all of the benefits of this Agreement and the other Loan Documents and subject to the provisions hereof and thereof.

        (c) Each Lender will record on its internal records the amount of each Loan made by it and each payment received by it in respect thereof and will, in the event of any transfer of any of its Notes, either endorse on the reverse side thereof the outstanding principal amount of the Loans evidenced thereby as of the date of transfer or provide such information on Annex I to the Assignment and Acceptance relating to such transfer; provided, however, that the failure of any Lender to make any such recordation or provide any such information, or any error in such recordation or information, shall not affect any Borrower's obligations in respect of such Loans.

        2.4. Reduction of Commitments.

        (a) At any time and from time to time, upon at least five (5) Business Days' prior written notice to the Agent, the Borrowers may terminate in whole or reduce in part the Total Unutilized Revolving Credit Commitment, provided that any such partial reduction shall be in an aggregate amount of not less than $1,000,000 or integral multiples thereof. The amount of any termination or reduction made under this subsection (a) may not thereafter be reinstated.

        (b) Upon any mandatory prepayment of the Loans pursuant to SECTION 2,5(c), the Total Revolving Credit Commitment shall be reduced by an amount equal to the amount of the mandatory prepayment.

        (c) Each reduction of the Revolving Credit Commitment under this Section shall be applied ratably to the Revolving Credit Commitments of the Lenders according to their respective Percentages under the Revolving Credit Facility. After any such reduction, the fee provided for in SECTIONS 2.7(a) shall be calculated with respect to the reduced Commitments.

        2.5. Payments; Voluntary, Mandatory.

        (a) The Borrowers shall have the right from time to time to prepay the Loans, in whole or in part, upon written notice to the Agent, provided that, unless made together with all amounts required under SECTION 2.13 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto. Each such notice shall specify (x) the proposed date of such prepayment and (y) the aggregate principal amount and the Types of the Loans to be prepaid (and, in the case of LIBOR Loans, the specific Borrowing or Borrowings pursuant to which made) and shall be irrevocable and shall bind the Borrowers to make such prepayment on the terms specified therein. Amounts prepaid under the Revolving Credit Facility pursuant to this subsection (a) may be reborrowed, subject to the terms and conditions of this Agreement.

        (b) In the event that the sum of (i) the aggregate principal amount of the Revolving Credit Loans outstanding on any date plus (ii) the aggregate Letter of Credit Outstandings as of such date exceeds the lesser of the Total Revolving Credit Commitment as of such date (after giving effect to any termination or reduction thereof as of such date) or the Borrowing Base as of such date, the Borrowers, jointly and severally, will repay the principal amount of the Revolving Credit Loans on such date in the amount of such excess; provided that, (A) such payment shall be accompanied by all amounts required under SECTION 2.13 if applied to a LIBOR Loan and such payment is not made on the last day of the Interest Period applicable thereto, and (B) to the extent such excess amount required to be repaid is greater than the aggregate principal amount of the Revolving Credit Loans outstanding immediately prior to the application of such repayment, the amount so repaid shall be retained by the Agent and held in the Cash Collateral Account as security for the Borrowers' Reimbursement Obligations, as more particularly described in SECTION 2.17(i).

        (c) On the date of receipt by the Borrowers or any of their Subsidiaries of any proceeds from any issuance or sale of equity securities or subordinated debt (except to the Borrowers by any of their Subsidiaries), the Borrowers shall make mandatory repayment of principal of the Loans in an amount equal to one hundred percent (100%) of such proceeds (net of any underwriting discounts and commissions and other reasonable costs associated with such issuance or sale).

        (d) Each prepayment under subsections (a) (other than ordinary course payments pursuant to the lockbox account of the Borrowers) and (b) above shall be made together with accrued interest to the date of such payment on the principal amount so paid.

        (e) The Borrowers, jointly and severally, shall repay the Revolving Credit Notes in full on the Revolving Credit Facility Termination Date.

        2.6. Interest.

        (a) The Borrowers, jointly and severally, will pay interest in respect of the unpaid principal amount of each Loan, from the date of Borrowing thereof until such principal amount shall be paid in full, (i) at the Adjusted Base Rate, as in effect from time to time during such periods as such Loan is a Base Rate Loan, or (ii) at the Adjusted LIBOR Rate, as in effect from time to time during such periods as such Loan is a LIBOR Loan. Once elected, the Adjusted LIBOR Rate is fixed for the entire Interest Period selected.

        (b) Any principal amounts of the Loans not paid when due or principal existing after the occurrence of an Event of Default, and, to the greatest extent permitted by law, all interest accrued on the Loans and all other fees and amounts hereunder not paid when due (whether at maturity, pursuant to acceleration or otherwise), shall bear interest at a rate per annum equal to the interest rate then applicable to such Loans (whether the Adjusted Base Rate or the Adjusted LIBOR Rate) plus two percentage points (2.0%), and such default interest shall be payable on demand. To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against any Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

        (c) Accrued (and theretofore unpaid) interest shall be payable (j) in respect of each Base Rate Loan, in arrears on the last Business Day of each month, beginning with the last Business Day of October 1996, (ii) in respect of each LIBOR Loan, in arrears on the last Business Day of the Interest Period applicable thereto (subject to the provisions of clause (iv) in SECTION 2.8), and (iii) in respect of any Loan, on the date of any repayment or prepayment (in respect of the amount so repaid or prepaid), at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand.

        (d) Nothing contained in this Agreement or in any other Loan Document shall be deemed to establish or require the payment of interest to any Lender at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable for the account of any Lender on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting any Lender, if from time to time thereafter the amount of interest payable for the account of such Lender on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by such Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount, provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

        (e) The Agent shall promptly notify the Borrowers and the Lenders upon determining the interest rate for each Borrowing after its receipt of the relevant Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that the failure of the Agent to provide the Borrowers or the Lenders with any such notice shall neither affect any obligations of the Borrowers or the Lenders hereunder nor result in any liability on the part of the Agent to the Borrowers or any Lender. Each such determination (including each determination of the Reserve Requirement in connection with a Borrowing of LIBOR Loans) shall, absent manifest error, be final and conclusive and binding on all parties hereto.

        2.7. Fees. The Borrowers, jointly and severally, agree to pay:

        (a) To the Agent, for the account of each Lender with a Revolving Credit Commitment, a facility fee per annum for the period from the Closing Date to the Revolving Credit Facility Termination Date at the rate of 0.375% per annum, applied to the average daily Unutilized Revolving Credit Commitment of such Lender, payable in arrears (i) on the last Business Day of each month, beginning with the last Business Day of October 1996, and (ii) on the Revolving Credit Facility Termination Date;

        (b) To the Agent, for the account of each Lender with a Revolving Credit Commitment, a letter of credit fee in respect of each Letter of Credit for the period from the date of its issuance to the date of its termination, in the amount of 1.00% per annum on the Stated Amount thereof, payable in advance;

        (c) To the Issuing Bank, for its own account, a facing fee in respect of each Letter of Credit for the period from the date of its issuance to the date of its termination, at the rate of 0.125% per annum on the Stated Amount thereof, payable in advance;

        (d) To the Issuing Bank, for its own account, such commissions, issuance fees, transfer fees and other fees and charges incurred in connection with the issuance and administration of each Letter of Credit as are customarily charged from time to time by the Issuing Bank for the performance of such services in connection with similar letters of credit, or as may be otherwise agreed to by the Issuing Bank, but without duplication of amounts payable under subsection
(c) above; and

        (e) To the Agent, an agent fee, if any, in accordance with the fee letter, if any.

        2.8. Interest Periods. Concurrently with the giving of any Notice of Borrowing or Notice of Conversion/Continuation in respect of any Borrowing comprised of LIBOR Loans, the Borrowers shall have the right to elect, pursuant to such notice, the interest period (each, an "Interest Period") to be applicable to such LIBOR Loans, which Interest Period shall, at the option of the Borrowers, be a one (1), two (2), or three (3) month period (subject to availability); provided, however, that:

                (i) all LIBOR Loans comprising a single Borrowing shall at all times have the same Interest Period;

                (ii) the initial Interest Period for any LIBOR Loan shall commence on the date of the Borrowing of such Loan (including the date of any continuation of, or conversion into, such LIBOR Loan), and each successive Interest Period applicable to such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

                (iii) the Borrowers may not select any Interest Period that expires after the Revolving Credit Facility Maturity Date;

                (iv) if any Interest Period otherwise would expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall expire on the next preceding Business Day;

                (v) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month; and

                (vi) if, upon the expiration of any Interest Period applicable to a Borrowing of LIBOR Loans, the Borrowers shall have failed to elect a new Interest Period to be applicable to such LIBOR Loans, then the Borrowers shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans as of the expiration of the then current Interest Period applicable thereto.

        2.9. Conversions and Continuations.

        (a) The Borrowers shall have the right, on any Business Day, to elect
(y) to convert all (or a portion in an amount not less than, in the case of LIBOR Loans, $1,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof) of the outstanding principal amount of any Loans of one Type made pursuant to one or more Borrowings under any Facility (and, in the case of LIBOR Loans, having the same Interest Period) into a Borrowing or Borrowings of Loans of the other Type, or (z) to continue all (or a portion, subject to the restrictions as to amount set forth in clause (y) above) of the outstanding principal amount of any LIBOR Loans made pursuant to one or more Borrowings (and having the same Interest Period) for an additional Interest Period, provided that (i) except as otherwise provided for in SECTION 2.11(d), LIBOR Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto (and, in any event, if a LIBOR Loan is converted into a Base Rate Loan on any day other than the last day of the Interest Period applicable thereto, the Borrowers will pay, upon such conversion, all amounts required under SECTION 2.13 to be paid as a consequence thereof), (ii) if any partial conversion of LIBOR Loans into Base Rate Loans shall have reduced the outstanding principal amount of the remaining LIBOR Loans made pursuant to a single Borrowing (and thereby continued) to less than $1,000,000, such remaining LIBOR Loans shall be converted immediately into Base Rate Loans and may not thereafter be converted into or continued as LIBOR Loans unless the requirements of clause (y) above are satisfied, (iii) no conversion of Base Rate Loans into LIBOR Loans or continuation of

LIBOR Loans shall be permitted during the continuance of a Default or Event of Default and (iv) no conversion or continuation under this Section shall result in a greater number of separate Interest Periods in respect of LIBOR Loans under the Facility than is permitted under SECTION 2.2(a)(iv).

        (b) The Borrowers shall make each such election by delivering written notice to the Agent prior to 11:00 a.m., Charlotte, North Carolina time, at least three (3) Business Days prior to the effective date of any conversion of Base Rate Loans into, or continuation of, LIBOR Loans and prior to 11:00 a.m., Charlotte, North Carolina time on the effective date of any conversion of LIBOR Loans into Base Rate Loans. Each such notice (each, a "Notice of Conversion/Continuation") shall be irrevocable, shall be given in the form of EXHIBIT B-2 and shall be appropriately completed to specify (x) the date of such conversion or continuation, (y) in the case of a conversion into, or a continuation of, LIBOR Loans, the Interest Period to be applicable thereto and
(z) the aggregate amount and Type of the Loans being converted or continued. Upon the receipt of a Notice of Conversion/Continuation, the Agent will promptly notify each Lender of the proposed conversion or continuation, of such Lender's Pro Rata Share thereof and of the other matters specified in the Notice of Conversion/Continuation. In the event that the Borrowers shall fail to deliver a Notice of Conversion/Continuation as provided hereinabove with respect to any Borrowing of LIBOR Loans, such LIBOR Loans shall automatically be converted to Base Rate Loans upon the expiration of the then current Interest Period applicable thereto.

        2.10. Method of Payments; Computations.

        (a) All payments by the Borrowers hereunder and under the Notes shall be made without setoff, counterclaim or other defense, in Dollars and in immediately available funds to the Agent, for the account of the Lenders (except as otherwise provided in SECTIONS 2.7(c), 2.7(d), 2.17, 10.5 and 10.6 as to payments required to be made directly to the Agent or the Issuing Bank (for their own accounts), the Issuing Bank or the Lenders) at its office referred to in SECTION 10.4, prior to 12:00 noon, Charlotte, North Carolina time, on the date payment is due. Any payment made as required hereinabove, but after 12:00 noon, Charlotte, North Carolina time, shall be deemed to have been made on the next succeeding Business Day. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (except that in the case of LIBOR Loans to which the provisions of clause (iv) in SECTION 2.8 are applicable, such due date shall be the next preceding Business Day), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.

        (b) The Agent will distribute to the Lenders like amounts relating to payments made to the . Agent for the account of such Lenders as follows: (i) if the payment is received by 12:00 noon, Charlotte, North Carolina time, in immediately available funds, the Agent will make available to each such Lender on the same date, by wire transfer of immediately available funds, such Lender's Pro Rata Share of such payment, and (ii) if such payment is received after 12:00 noon, Charlotte, North Carolina time, or in other' than immediately available funds, the Agent will make available to each such Lender its Pro Rata Share of such payment by wire transfer of immediately available funds on the next succeeding Business Day (or in the case of uncollected funds, as soon as practicable after collected). If the Agent shall not have made a required distribution to the appropriate Lenders as required hereinabove after receiving a payment for the account of such Lenders, the Agent will pay to each such Lender, on demand, its Pro Rata Share of such payment with interest thereon at the Federal Funds Rate for each day from the date such amount was required to be disbursed by the Agent until the date repaid to such Lender. The Agent will distribute to the Issuing Bank like amounts relating to payments made to the Agent for the account of the Issuing Bank in the same manner, and subject to the same terms and conditions, as set forth hereinabove with respect to distributions of amounts to the Lenders.

        (c) Unless the Agent shall have received notice from the Borrowers prior to the date on which any payment is due to any Lender hereunder that such payment will not be made in full, the Agent may assume that the Borrowers have made such payment in full to the Agent on such date, and the Agent may, in reliance on such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due to each such Lender. If and to the extent the Borrowers shall not have so made such payment in full to the Agent, each such Lender shall repay to the Agent forthwith on demand such amount so distributed to such Lender, together with interest thereon for each day from the date such amount is so distributed to such Lender until the date repaid to the Agent, at the Federal Funds Rate.

        (d) Each Borrower hereby authorizes each Lender, if and to the extent that any payment owed to such Lender is not made when due hereunder or under any Note held by such Lender, to charge from time to time against any or all of the accounts of such Borrower with such Lender any amount so due or to satisfy any such payment due by advancing a Revolving Credit Loan in the amount of such payment.

        (e) With respect to each payment on the Loans hereunder, except as specifically provided otherwise herein or in any of the other Loan Documents, the Borrowers may designate by written notice to the Agent prior to or concurrently with such payment the Types of Loans that are to be repaid or prepaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings under the respective Facility pursuant to which made, provided that (i) unless made together with all amounts required under SECTION 2.13 to be paid as a consequence thereof, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto, (ii) if any partial prepayment of LIBOR Loans made pursuant to any single Borrowing shall reduce the outstanding principal amount of the remaining LIBOR Loans under such Borrowing to less than $1,000,000, such remaining LIBOR Loans shall be converted immediately into Base Rate Loans and (iii) each prepayment of Loans comprising a single Borrowing shall be applied pro rata among such Loans. In the absence of any such designation by the Borrowers, the Agent shall, subject to the foregoing, make such designation in its sole discretion.

        (f) All computations of interest and fees hereunder shall be made on the basis of a year consisting of 360 days and the actual number of days (including the first day, but excluding the last day) elapsed.

        2.11. Increased Costs, Change in Circumstances, etc.

        (a) If, at any time after the Closing Date and from time to time, the adoption or modification of any applicable law, rule or regulation, or any interpretation or administration thereof by any Governmental Authority or central bank (whether or not having the force of law) charged with the interpretation, administration or compliance of the Lenders with any of such requirements, shall:

                (i) subject any Lender to, or increase the net amount of, any tax, impost, duty, charge or withholding with respect to any amount received or to be received hereunder in connection with LIBOR Loans (other than taxes imposed on net income or profits of, or any branch or franchise tax applicable to, such Lender or a Lending Office of such Lender);

                (ii) change the basis of taxation of payments to any Lender in connection with LIBOR Loans (other than changes in taxes on the net income or profits of, or any branch or franchise tax applicable to, such Lender or a Lending Office of such Lender);

                (iii) impose, increase or render applicable any reserve (other than the Reserve Requirement), capital adequacy, special deposit or similar requirement against assets of, deposits with or for the account of, or loans, credit or commitments extended by, any Lender or a Lending Office of such Lender; or

                (iv) impose on any Lender or in the London interbank Eurodollar market any other condition or requirement affecting this Agreement or LIBOR Loans;

and the result of any of the foregoing is to increase the costs to any Lender of agreeing to make, making, funding or maintaining any LIBOR Loans or to reduce the yield or rate of return of such Lender on any LIBOR Loans to a level below that which such Lender could have achieved but for the adoption or modification of any such requirements, the Borrowers will, within fifteen (15) days after delivery to the Borrowers by such Lender of written demand therefor (with a copy thereof to the Agent), jointly and severally pay to such Lender such additional amounts as shall compensate such Lender for such increase in costs or reduction in return.

        (b) If, at any time after the Closing Date and from time to time, any Lender shall have determined that the adoption or modification of any applicable federal, state or local law, rule or regulation regarding such Lender's required level of capital (including any allocation of cash requirements or conditions, but excluding federal, state or local income tax liability), or the implementation of any such requirements previously adopted but not implemented prior to the Closing Date, or any interpretation or administration thereof by any Governmental Authority (whether or not having the force of law) charged with the interpretation, administration or compliance of such Lender with any of such requirements, has or would have the effect of reducing the rate of return on such Lender's capital as a consequence of its Commitments, Loans or participations in Letters of Credit hereunder to a level below that which such Lender could have achieved but for such adoption, modification, implementation or interpretation (taking into account such Lender's policies with respect to capital adequacy), the Borrowers will, within fifteen (15) days after delivery to the Borrowers by such Lender of written demand therefor (with a copy thereof to the Agent), jointly and severally pay to such Lender such additional amounts as will compensate such Lender for such reduction in return.

        (c) If, on or prior to the first day of any Interest Period, (i) the Agent shall have received written notice from any Lender of such Lender's determination that Dollar deposits in the amount of such Lender's required LIBOR Loan pursuant to such Borrowing are not generally available in the London interbank Eurodollar market or that the rate at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to such Lender of making or maintaining its LIBOR Loan during such Interest Period or (ii) the Agent shall have determined that adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate for such Interest Period, the Agent will forthwith so notify the Borrowers and the Lenders, whereupon the obligation of
(y) in the case of clause (i) above, each such affected Lender, and (z) in the case of clause (ii) above, all Lenders, in each case to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to the Borrowing to which such Interest Period applies), and any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall be deemed to be a request for Base Rate Loans (but in the case of clause (i) above, only to the extent of such affected Lender's Pro Rata Share thereof) until the Agent or the affected Lender, as the case may be, shall have determined that the circumstances giving rise to such suspension no longer exist (and the affected Lender, if making such determination, shall have so notified the Agent), and the Agent shall have so notified the Borrowers and the Lenders.

        (d) Notwithstanding any other provision in this Agreement, if, at any time after the Closing Date and from time to time, any Lender shall have determined that the adoption or motivation of any applicable law, rule or regulation, or any interpretation or administration thereof by any governmental

Authority or central bank (whether or not having the force of law) charged with the interpretation, administration or compliance of such Lender with any of such requirements, has or would have the effect of making it unlawful for such Lender to honor its obligation to make LIBOR Loans or to continue to make or maintain LIBOR Loans, such Lender will forthwith so notify the Agent and the Borrowers, whereupon (i) each of such Lender's outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Period applicable thereto or, to the extent any such LIBOR Loan may not lawfully be maintained as a LIBOR Loan until such expiration date, upon such notice, be converted into a Base Rate Loan and (ii) the obligation of such Lender to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended, and any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall, as to such Lender, be deemed to be a request for Base Rate Loans, until such Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Agent, and the Agent shall have so notified the Borrowers.

        (e) Determinations by the Agent or any Lender for purposes of this
SECTION 2.11 of any increased costs, reduction in return, market contingencies, illegality or any other matter shall, absent manifest error, be conclusive, provided that such determinations are made in good faith. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of this
SECTION 2.11 with respect to such Lender, it will, if requested by the Borrowers and to the extent permitted by law, endeavor in good faith to designate another Lending Office for its LIBOR Loans, but only if such designation would make it lawful for such Lender to continue to make or maintain LIBOR Loans hereunder; provided that such designation is made on such terms that such Lender, in its good faith determination, suffers no increased cost or economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of this SECTION 2.11.

        (f) Each demand for payment under this SECTION 2.11 shall be preceded by a notice to the Borrowers of such anticipated demand, which notice shall specify in reasonable detail the basis for such demand, but the failure to provide such advance notice shall not relieve the Borrowers of any of their obligations hereunder. No failure by the Agent or any Lender to demand payment of any amounts payable under this Section shall constitute a waiver of its right to demand payment of any additional amounts arising at any subsequent time. Nothing in this Section shall be construed or so operate as to require the Borrowers to pay any interest, fees, costs or charges in excess of that permitted by applicable law.

        2.12. Taxes.

        (a) Any and all payments by the Borrowers hereunder or under any Note shall be made, in accordance with the terms hereof and thereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (other than net income and franchise taxes imposed on the Agent, the Issuing Bank or any Lender) (y) by the jurisdiction under the laws of which the Agent, the Issuing Bank or such Lender, as the case may be, is organized or any political subdivision thereof and (z) in the case of each Lender, by the jurisdiction in which any Lending Office of such Lender is located or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to the Agent, the Issuing Bank or any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section ), the Agent, the Issuing Bank or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers will make such deductions, and (iii) the

Borrowers will pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

        (b) The Borrowers will indemnify the Agent, the Issuing Bank and each Lender for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Agent, the Issuing Bank or such Lender, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date the Agent, the Issuing Bank or any Lender, as the case may be, makes written demand therefor. Within thirty (30) days after the date of any payment of Taxes pursuant to this Section , the Borrowers will furnish to the Agent, the Issuing Bank or the relevant Lender, as the case may be, the original or a certified copy of a receipt evidencing payment thereof. The Agent, the Issuing Bank and each Lender will reimburse the Borrowers if the Agent, the Issuing Bank or such Lender receives a refund for any Taxes paid by the Borrowers pursuant to this
SECTION 2.12(b). Such reimbursement will occur within thirty (30) days of receipt by the Agent, the Issuing Bank or such Lender.

        (c) If any Lender is a "foreign corporation, partnership or trust" within the meaning of the Internal Revenue Code, and such Lender claims exemption from United States withholding tax under Section 1441 or 1442 of the Internal Revenue Code, such Lender will deliver to the Agent and the Borrowers:

                (i) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Forms 1001 and W-8 before the payment of any interest in the first calendar year, and before the payment of any interest in each third succeeding calendar year, during which interest may be paid to such Lender under this Agreement;

                (ii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender, and in each succeeding taxable year of such Lender, during which interest may be paid to such Lender under this Agreement, and IRS Form W-9; and

                (iii) such other form or forms as may be required under the Internal Revenue Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

        Each such Lender will promptly notify the Agent and the Borrowers of any changes in circumstances that would modify or render invalid any claimed exemption or reduction.

        (d) If any Lender is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required under subsection
(c) above are not delivered to the Agent, then the Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax. For purposes of this Section , a distribution hereunder by the Agent to or for the account of any Lender shall be deemed a payment by the Borrowers.

        (e) If the IRS or any other Governmental Authority, domestic or foreign, asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (whether because the appropriate form was not delivered or was not properly executed, because such Lender failed to notify the Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this subsection (e), together with all costs, expenses and reasonable attorneys' fees incurred or paid in connection therewith.

        (f) If at any time the Borrowers request any Lender to deliver any forms or other documentation pursuant to subsection (c) above, then the Borrowers shall, upon demand of such Lender, reimburse such Lender for any reasonable costs or expenses incurred by such Lender in the preparation or delivery of such forms or other documentation.

        (g) Each Lender agrees that, if any Borrower is required to pay additional amounts to any Lender pursuant to subsection (a) above, then such Lender will, if requested by such Borrower and to the extent permitted by law, endeavor in good faith to designate another Lending Office for its LIBOR Loans, but only if such designation would make it lawful for such Lender to continue to make or maintain LIBOR Loans hereunder; provided that such designation is made on such terms that such Lender, in its good faith determination, suffers no increased cost or economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of this Section.

        (h) Notwithstanding any other provision of this Agreement, the Borrower will not be required to pay additional amounts under this Agreement to the Agent, the Issuing Bank or any Lender with respect to withholding taxes imposed on payments to a Lender if payments to such Lender were subject to withholding taxes (other than at a 0% rate) at the time it became a Lender, taking into account any applicable tax treaty.

        2.13. Compensation. The Borrowers will compensate each Lender, upon its written request (which request shall set forth the basis for requesting such compensation and shall be copied to the Agent), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans) that such Lender may sustain
(i) if for any reason (other than a default by such Lender or the Agent) a Borrowing of, or conversion of or into, LIBOR Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/ Continuation, (ii) if any repayment, prepayment or conversion of any of its LIBOR Loans occurs on a date other than the last day of an Interest Period applicable thereto, (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by the Borrowers, or
(iv) as a consequence of any other failure by the Borrowers to make any payments with respect to LIBOR Loans when due hereunder, including as a consequence of acceleration of the maturity of such Loans pursuant to SECTION 8.1. In addition, the Borrowers will pay to the Agent, for its own account, an administrative fee of $250 concurrently with any payments made in respect of any single occurrence pursuant to this Section . Calculation of all amounts payable to a Lender under this Section shall be made as though such Lender had actually funded its relevant LIBOR Loan through the purchase of a Eurodollar deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore Lending Office of such Lender to a Lending Office of such Lender in the United States; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section.

        2.14. Use of Proceeds. The proceeds of the Loans shall be used by the Borrowers solely (i) to pay certain transaction fees and expenses associated with the Facility and the offering and sale of the Senior Secured Notes, (ii) to provide for the working capital, capital expenditures and general corporate requirements of the Borrowers and their Subsidiaries.

        2.15. Recovery of Payments.

        (a) Each Borrower agrees that to the extent any Borrower makes a payment or payments to or for the account of the Agent, the Lenders or the Issuing Bank, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

        (b) If any amounts distributed by the Agent to a Lender are subsequently returned or repaid by the Agent to the Borrowers or their representatives or successors in interest, whether by court order or by settlement approved by the Lender in question, such Lender will, promptly upon receipt of notice thereof from the Agent, pay the Agent such amount. If any such amounts are recovered by the Agent from the Borrowers or their representatives or successors in interest, the Agent shall redistribute such amounts to the Lenders on the same basis as such amounts were originally distributed.

        2.16. Pro Rata Borrowings.

        (a) All Borrowings, continuations and conversions of Loans shall be made by the Lenders pro rata on the basis of their respective Percentages, as appropriate from time to time, rounded to the nearest penny.

        (b) Each Lender agrees that if it shall receive any amount hereunder (whether by voluntary payment, realization upon security, exercise of the right of setoff or banker's lien, counterclaim or cross action, enforcement of any right under the Loan Documents, or otherwise) applicable to the payment of any of the Obligations that exceeds its Pro Rata Share of payments on account of such Obligations then or therewith obtained by all the Lenders to which such payments are required to have been made, such Lender shall forthwith purchase from the other Lenders such participations in such Obligations as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each such other Lender shall be rescinded and each such other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender's ratable share (according to the proportion of (i) the amount of such other Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to the provisions of this Section may, to the fullest extent permitted by law, exercise any and all rights of payment (including, without limitation, setoff, banker's lien or counterclaim) with respect to such participation as fully as if such participant were a direct creditor of the Borrowers in the amount of such participation.

        2.17. Letters of Credit.

        (a) Subject to and upon the terms and conditions herein set forth, so long as no Default or Event of Default has occurred and is continuing, the Issuing Bank will, at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Facility Termination Date, and upon request by any Borrower in accordance with the provisions of SECTION 2.17(b), issue for the account of such Borrower one or more irrevocable standby letters of credit denominated in Dollars and in a form customarily used or otherwise approved by the Issuing Bank (together with all amendments, modifications and supplements thereto, substitutions therefor and renewals and restatements thereof, collectively, the "Letters of Credit"). The Stated Amount of each Letter of Credit shall not be less than such amount as may be acceptable to the Issuing Bank. Notwithstanding the foregoing:

                (i) Except for Foreign Subsidiary Letters of Credit, no Letter of Credit shall be issued the Stated Amount upon issuance of which (i) when added to all other Letter of Credit Outstandings, excluding Foreign Subsidiary Letters of Credit, at such time, would exceed $5,000,000 or (ii) when added to all other Letter of Credit Outstandings, including Foreign Subsidiary Letter of Credit Outstandings, at such time and the aggregate principal amount of all Revolving Credit Loans then outstanding, would exceed the lesser of (A) the Total Revolving Credit Commitment or (B) the Borrowing Base, at such time;

                (ii) No Letter of Credit shall be issued that by its terms expires more than one (1) year after its date of issuance or later than the seventh day prior to the Revolving Credit Facility Maturity Date; provided, however, that a Letter of Credit may, if requested by the Borrowers, provide by its terms, and on terms acceptable to the Issuing Bank, for renewal for successive periods of one year or less (but not beyond the seventh day prior to the Revolving Credit Facility Maturity Date), unless and until the Issuing Bank shall have delivered a notice of nonrenewal to the beneficiary of such Letter of Credit;

                (iii) The Issuing Bank shall be under no obligation to issue any Letter of Credit if, at the time of such proposed issuance, (A) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Bank is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to the Issuing Bank as of the Closing Date and that the Issuing Bank in good faith deems material to it, or (B) the Issuing Bank shall have actual knowledge, or shall have received notice from any Lender, prior to the issuance of such Letter of Credit that one or more of the conditions specified in SECTION
                        3.3 are not then satisfied or that the issuance of such Letter of Credit would violate the provisions of subsection (i) above; and

                (iv)    No Foreign Subsidiary Letter of Credit shall be issued
                        (A) the Stated Amount upon the issuance of which when
                        (1) added to all other Foreign Subsidiary Letter of Credit Outstandings at such time would exceed (a) $5,000,000 during the time period from Closing to December 31, 1998, and (b) zero dollars thereafter and,
                        (2) when added to all other Letter of Credit
                        Outstandings at such time and the aggregate principal amount of all Revolving Credit Loans then outstanding would exceed the lessor of (a) the Total Revolving Credit Commitment or (b) the Borrowing Base, at such time, and (B) unless (1) the Foreign Subsidiary Letter of Credit is issued to a lender of a Foreign Subsidiary to secure a loan to such Subsidiary and such lender agrees that, to the extent the Issuing Bank makes a payment to such lender under such Letter of Credit, the Issuing Bank shall be subrogated to the rights of such lender on such lender's loan to such Foreign Subsidiary, or (1) the Foreign Subsidiary for whose benefit the Letter of Credit is issued shall agree to undertake jointly and severally with the Borrowers a Reimbursement Obligation in connection with such Letter of Credit.

        (b) Whenever any Borrower desires the issuance of a Letter of Credit, such Borrower will notify the Issuing Bank (with copies to the Agent) in writing, by 11:00 a.m., Charlotte, North Carolina time, at least three (3) Business Days' (or such shorter period as is acceptable to the Issuing Bank for any given case) prior to the requested date of issuance thereof. Each such request (each, a "Letter of Credit Request") shall be irrevocable, shall be given in the form of EXHIBIT B-3 and shall be appropriately completed to specify
(i) the proposed date of issuance (which shall be a Business Day), (ii) the proposed Stated Amount and expiry date of the Letter of Credit, and (iii) the name and address of the proposed beneficiary or beneficiaries of the Letter of Credit. Such Borrower will also complete any application procedures and documents customarily required by the Issuing Bank in connection with the issuance of any Letter of Credit. The Agent will, promptly upon its receipt thereof, notify each Lender of the Letter of Credit Request. Upon its issuance of any Letter of Credit, the Issuing Bank will promptly notify each Lender of such issuance and will notify each Lender with a Revolving Credit Commitment of the amount of its participation therein under SECTION 2.17(c).

        (c) Immediately upon the issuance of any Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each Lender with a Revolving Credit Commitment, and each such Lender (each, in such capacity, an "L/C Participant") shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, pro rata to the extent of its Revolving Credit Percentage at such time, in such Letter of Credit, each drawing made thereunder, and the obligations of the Borrowers under this Agreement with respect thereto and any security therefor (including the Collateral) or guaranty pertaining thereto; provided, however, that the fees and other charges relating to Letters of Credit described in SECTIONS 2.7(c) and (d) shall be payable directly to the Issuing Bank as provided therein, and the L/C Participants shall have no right to receive any portion thereof. Upon any change in the Revolving Credit Commitments of any of the Lenders pursuant to SECTION 10.5, with respect to all outstanding Letters of Credit and Reimbursement Obligations there shall be an automatic adjustment to the participations pursuant to this Section to reflect the new Revolving Credit Percentages of the assigning Lender and the Eligible Assignee.

        (d) The Borrowers hereby jointly and severally agree to reimburse the Issuing Bank by making payment to the Agent, for the account of the Issuing Bank, in immediately available funds, for any payment made by the Issuing Bank under any Letter of Credit (each such amount so paid until reimbursed, together with interest thereon payable as provided hereinbelow, a "Reimbursement Obligation") immediately after, and in any event on the date of, such payment, together with interest on the amount so paid by the Issuing Bank, to the extent not reimbursed prior to 2:00 p.m., Charlotte, North Carolina time, on the date of such payment or disbursement, (i) for the period from the date of the respective payment to the date of receipt by the Borrowers from the Issuing Bank of notice of such payment, at the Adjusted Base Rate as in effect from time to time during such period, and (ii) for the period from the date of receipt by the Borrowers from the Issuing Bank of notice of such payment to the date the Reimbursement Obligation created thereby is satisfied, the Adjusted Base Rate as in effect from time to time during such period plus two percentage points (2.0%), such interest also to be payable on demand. The Issuing Bank will provide the Agent and the Borrowers with prompt notice of any payment or disbursement made under any Letter of Credit, although the failure to give, or any delay in giving, any such notice shall not release, diminish or otherwise affect the Borrowers' obligations under this Section or any other provision of this Agreement. To the extent a Borrowing is available in accordance with the Borrowing Base, each Borrower hereby authorizes and directs the Agent, the Issuing Bank and the Lenders to satisfy any such Reimbursement Obligation by advancing a Revolving Credit Loan in such amount. To the extent no such Borrowing is available, the Borrowers shall immediately make payment to the Agent, for the account of the Issuing Bank, in accordance with the terms hereinabove.

        (e) In the event that the Issuing Bank makes any payment under any Letter of Credit and the Borrowers shall not have timely satisfied in full its Reimbursement Obligation to the Issuing Bank pursuant to SECTION 2.17(d), and to the extent that any amounts then held in the Cash Collateral Account established pursuant to SECTION 2.17(i) shall be insufficient to satisfy such Reimbursement Obligation in full, the Issuing Bank will promptly notify the Agent, and the Agent will promptly notify each L/C Participant, of such failure. If the Agent gives such notice prior to 11:00 a.m., Charlotte, North Carolina time, on any Business Day to any L/C Participant, such L/C Participant will make available to the Agent, for the account of the Issuing Bank, its Pro Rata Share (calculated with respect to its Revolving Credit Percentage) of the amount of such payment on such Business Day in immediately available funds. If the Agent gives such notice after 11:00 a.m., Charlotte, North Carolina time, on any Business Day to any such L/C Participant, such L/C Participant shall make its Pro Rata Share of such amount available to the Agent on the next succeeding Business Day. If and to the extent such L/C Participant shall not have so made its Pro Rata Share of the amount of such payment available to the Agent, such L/C Participant agrees to pay to the Agent, for the account of the Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent at the Federal Funds Rate. The failure of any L/C Participant to make available to the Agent its Pro Rata Share of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Agent its Pro Rata Share of any payment under any Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Agent such other L/C Participant's Pro Rata Share of any such payment. Each such payment by an L/C Participant under this
SECTION 2.17(e) of its Pro Rata Share of an amount paid by the Issuing Bank shall constitute a Revolving Credit Loan by such Lender (the Borrowers being deemed to have given a timely Notice of Borrowing therefor) and shall be treated as such for all purposes of this Agreement; provided that for purposes of determining the available unused portion of the Total Revolving Credit Commitment immediately prior to giving effect to the application of the proceeds of such Revolving Credit Loans, the Reimbursement Obligation being satisfied thereby shall be deemed not to be outstanding at such time.

        (f) Whenever the Issuing Bank receives a payment in respect of a Reimbursement Obligation as to which the Agent has received, for the account of the Issuing Bank, any payments from the L/C Participants pursuant to SECTION 2.17(e), the Issuing Bank will promptly pay to the Agent, and the Agent will promptly pay to each L/C Participant that has paid its Pro Rata Share thereof, in immediately available funds, an amount equal to such L/C Participant's ratable share (based on the proportionate amount funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of such Reimbursement Obligation.

        (g) The Reimbursement Obligations of the Borrowers, and the obligations of the L/C Participants to make payments to the Agent, for the account of the Issuing Bank, with respect to Letters of Credit, shall be irrevocable, shall remain in effect until the Issuing Bank shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit, and, except to the extent resulting from any gross negligence or willful misconduct on the part of the Issuing Bank, shall not be subject to counterclaim, setoff or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

                (i) Any lack of validity or enforceability of this Agreement, any of the other Loan Documents or any documents or instruments relating to any Letter of Credit;

                (ii) Any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations in respect of any Letter of Credit or any other amendment, modification or waiver of or any consent to departure from any Letter of Credit or any documents or instruments relating thereto, in each case whether or not the Borrowers have notice or knowledge thereof;

                (iii) The existence of any claim, setoff, defense or other right that any Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, the Issuing Bank, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated hereby or any unrelated transactions (including any underlying transaction between any Borrower and the beneficiary named in any such Letter of Credit);

                (iv) Any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, telecopier or otherwise, or any errors in translation or in interpretation of technical terms;

                (v) Any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit (the Issuing Bank's sole obligation, in determining whether to pay under any Letter of Credit, being in good faith to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear on their face to comply with the requirements of such Letter of Credit), any nonapplication or misapplication by the beneficiary or any transferee of the proceeds of such drawing or any other act or omission of such beneficiary or transferee in connection with such Letter of Credit;

                (vi) The exchange, release, surrender or impairment of any Collateral or other security for the Obligations;

                (vii)   The occurrence of any Default or Event of Default; or

                (viii) Any other circumstance or event whatsoever, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower.

None of the foregoing shall impair, prevent or otherwise affect any of the rights and powers granted to the Issuing Bank hereunder. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall be binding upon the Borrowers and each L/C Participant and shall not create or result in any liability of the Issuing Bank to any Borrower or any L/C Participant.

        (h) If at any time after the Closing Date the Issuing Bank or any L/C Participant determines that the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by the Issuing Bank or any L/C Participant with any request or directive by any such authority (whether or not having the force of law) shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by the Issuing Bank or participated in by any L/C Participant or (ii) impose on the Issuing Bank or any L/C Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit, and the result of any of the foregoing is to increase the cost to the Issuing Bank or L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Issuing Bank or such L/C Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then the Borrowers will, within fifteen (15) days after delivery to the Borrowers by the Issuing Bank or such L/C Participant of written demand therefor (with a copy thereof to the Agent), jointly and severally pay to the Issuing Bank or such L/C Participant such additional amounts as shall compensate the Issuing Bank or such L/C Participant for such increase in costs or reduction in return. The Issuing Bank and each L/C Participant shall exercise reasonable diligence to mitigate any such costs. A certificate submitted to the Borrowers by the Issuing Bank or such L/C Participant, as the case may be (a copy of which certificate shall be sent by the Issuing Bank or such L/C Participant to the Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate the Issuing Bank or such L/C Participant as aforesaid, shall be conclusive and binding on the Borrowers absent manifest error.

        (i) At any time and from time to time (i) during the continuance of an Event of Default, the Agent, at the direction, or with the consent, of the Required Lenders, may require the Borrowers to deliver to the Agent such additional amount of cash as is equal to the aggregate Stated Amount of all Letters of Credit at any time outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder) and (ii) in the event of a repayment under SECTION 2.5(b), the Agent will retain such amount as may then be required to be retained under the proviso in SECTION 2.5(b,), such amount in each case under clauses (i) and (ii) above to be held by the Agent in a non-interest bearing cash collateral account (the "Cash Collateral Account") as security for, and for application to, the Borrowers' Reimbursement Obligations. In the event of a drawing, and subsequent payment by the Issuing Bank, under any Letter of Credit at any time during which any amounts are held in the Cash Collateral Account, the Agent will deliver to the Issuing Bank an amount equal to the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such Reimbursement Obligation, all of such amounts) to reimburse the Issuing Bank therefor. Any amounts remaining in the Cash Collateral Account after the expiration of all Letters of Credit and reimbursement in full of the Issuing Bank for all of its obligations thereunder shall be held by the Agent, for the benefit of the Borrowers, to be applied against the Obligations in such order as the Agent may direct.

        (j) Notwithstanding any termination of the Commitments or repayment of the Loans, or both, the obligations of the Borrowers under this SECTION 2.17 shall remain in full force and effect until the Issuing Bank and the L/C Participants shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

        2.18. Weekly Settlement. The Lenders and the Agent hereby agree that notwithstanding the requirements of Section 2.10, the Agent shall distribute each Lender's Pro Rata Share of all payments by the Borrowers during any payment Period (as defined below) on the last day of such payment Period. For purposes of this agreement, each "Payment Period" shall begin at 12:01 p.m. on the last Business Day of a week and end at 12:00 noon on the last Business Day of the following week.


                                  ARTICLE III

                  CLOSING; CONDITIONS OF CLOSING AND BORROWING

        3.1. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at such place as the parties hereto shall mutually agree, at 10:00 a.m. on October 1, 1996, or at such other time as the parties hereto shall mutually agree. The parties agree that the Loans have been and shall be made in North Carolina and that the Loan Documents were prepared and negotiated in North Carolina.

        3.2. Conditions of Initial Loans and Advances. The obligation of the Lenders to close this financing and to make the initial Loans under this Agreement on the Closing Date are subject to the satisfaction of the following conditions precedent:

        3.2.1 Executed Loan Documents.

        (a) Loan Documents. The Notes and all Loan Documents shall have been duly authorized, executed and delivered to the appropriate Lenders by the Borrowers, in form and substance satisfactory to the Lenders, shall be in full force and effect and no Default shall exist thereunder, each Lender shall have received its original Notes and a copy of each other Note, and the Agent shall have received a copy of each Note.

        (b) Security Agreement. The Security Agreement shall have been duly authorized executed and delivered to the Agent and such Lender by the Borrowers in form and substance satisfactory to the Lenders.

        (c) Financing Statements. Financing Statements and all other filings or recordations necessary to perfect the security interest of the Agent, on behalf of the Lenders, in the Collateral shall have been filed, and the Agent shall have received confirmation in a form acceptable to the Lenders that such security interest constitutes a valid and perfected first priority security interest therein, subject only to Permitted Liens.

        3.2.2   Closing Certificates; etc.

        (a) Certificates of the Borrowers. The Agent and each Lender shall have received a certificate dated as of the Closing Date from the executive vice president or the chief financial officer on behalf of each Borrower, in form and substance satisfactory to the Agent, to the effect: (i) that all representations and warranties of such Borrower contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects as of the Closing Date; (ii) that such Borrower is not in violation of any of the covenants contained in this Agreement and the other Loan Documents; (iii) that, after giving effect to the transactions contemplated under this Agreement, no Default or Event of Default has occurred and is continuing; and (iv) that such Borrower has satisfied each of the closing conditions set forth in this ARTICLE III.

        (b) Secretary's Certificates. The Agent and each Lender shall have received a certificate dated as of the Closing Date of the secretary or assistant secretary of each Borrower in form and substance satisfactory to the Agent, certifying: (i) that attached thereto is a copy of the certificate or articles of incorporation or organization or other organizational documents and all amendments thereto of such corporation, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of organization, and that such organizational documents have not been amended since such date; (ii) that attached thereto is a true and complete copy of the bylaws (or equivalent regulations) of such corporation as in effect on the date of such certification;
(iii) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors (or equivalent governing body) of such corporation, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, as applicable; and (iv) as to the incumbency and genuineness of the signature of each officer of such corporation executing this Agreement or any of the other Loan Documents.

        (c) Certificates of Good Standing. The Agent and each Lender shall have received (i) certificates as of a recent date of the good standing of each Borrower under the laws of each such corporation's jurisdiction of organization and each jurisdiction in which such corporations are qualified to conduct business; and (ii) if available, a certificate, dated as of a recent date, of the department of revenue or similar taxing authority of each of the foregoing jurisdictions certifying that each Borrower has filed all required tax returns and that each Borrower do not owe any delinquent taxes.

        (d) Opinions of Counsel. The Agent and each Lender shall have received the favorable opinion of: (i) the law firm of Rhoads & Sinon LLP, counsel to the Borrowers, dated as of the Closing Date and addressed to the Agent, for the benefit of the Agent and the Lenders, and (ii) such other opinions as the Agent or any Lender may reasonably request, all of which shall be in form and substance reasonably satisfactory to the Lenders.

        (e) UCC Search. The Agent and each Lender shall have received the results of a UCC search of all filings made against each Borrower and each domestic Subsidiary under the Uniform Commercial Code as in effect in the states in which any assets of each Borrower and each domestic Subsidiary are located, indicating among other things that the Collateral is free and clear of any liens or encumbrances except for Permitted Liens.

        (f) Insurance. The Agent shall have received certificates of insurance in form and substance reasonably satisfactory to the Agent upon the Collateral and the business of each Borrower with mortgagee, additional insured and loss payable endorsements required by SECTION 5.6.

        3.2.3   Real Estate Matters.

        (a) Landlord Consents. A Landlord Consent with respect to each of the Leased Properties shall have been duly authorized, executed and delivered to the Agent by the tenant and the landlord with respect thereto, shall be in full force and effect and no Default shall exist thereunder, shall be recorded and filed in the appropriate real estate records in a manner acceptable to the Agent, and the Agent shall have received a fully executed copy thereof.

        3.2.4 Environmental Assessment. Each Borrower shall have delivered to the Agent a Phase I environmental assessment report from a qualified environmental consultant acceptable to the Agent, in form and substance satisfactory to the Agent in Agent's reasonable discretion, indicating appropriate inquiry into the present and previous ownership and use of the Realty consistent with good commercial or customary practices.

        3.2.5 Consents; No Adverse Change.

        (a) Governmental and Third Party Approvals. All necessary approvals, authorizations and consents, if any be required, of any Person and of all Governmental Authorities (including courts) having jurisdiction with respect to the Collateral and the transactions contemplated by this Agreement shall have been obtained.

        (b) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation, including but not limited to any bankruptcy, insolvency or similar proceeding or claim, shall have been instituted, threatened in writing or proposed before any court or other Governmental Authority to enjoin, restrain or prohibit, or to obtain substantial damages in respect of the Borrowers or their Subsidiaries, or that is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby or that, in the Required Lenders' reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement.

        (c) No Material Adverse Change. From and after December 31, 1995, there shall not have occurred (i) any Material Adverse Change in the condition (financial or otherwise), operations, properties, prospects or business of the Borrowers or their Subsidiaries, or (ii) any event, condition or state of facts that could reasonably be expected to have a Material Adverse Effect, other than as specifically contemplated by the transactions contemplated under this Agreement.

        (d) No Event of Default. No Default or Event of Default shall have occurred and be continuing.

        3.2.6 Financial Matters.

        (a) Financial Statements. The Agent and each Lender shall have received the Financial Statements from the Borrowers, in form and substance satisfactory to the Agent.

        (b) Financial Condition Certificate. The Agent and each Lender shall have received a Financial Condition Certificate, in form and substance attached hereto as EXHIBIT H.

        (c) Payment at Closing. The Borrowers shall have paid to the Agent the fees set forth in the commitment letter from First Union to the Borrowers dated August 28, 1996, and required to be paid at Closing.

        (d) Taxes. All taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents shall have been paid by the Borrowers.

        3.2.7 Miscellaneous.

        (a) Disbursement Instructions. The Agent shall have received written instructions from the Borrowers to the Agent directing the payment of any proceeds of Loans made under this Agreement that are to be paid on the Closing Date.

        (b) Existing Indebtedness. All outstanding Indebtedness of the Old Revolving Credit Facility and the Old Senior Secured Notes shall have been repaid in full.

        (c) Issuance of Senior Secured Notes. The Borrowers shall contemporaneously with the Closing, (i) deliver copies of the executed indenture and other documents evidencing and related to, and consummate, the Senior Secured Notes Offering on terms and conditions satisfactory in form and substance to the Agent, (ii) receive net cash proceeds from the issuance of the Senior Secured Notes of not less than $95,600,000, and (c) apply the net cash proceeds, to the extent necessary, to repay in full the Old Revolving Credit Facility and the Old Senior Notes.

        (d) Borrowing Base Availability. The Borrowing Base as of the Closing Date shall, after giving effect to estimated Borrowings under the Revolving Credit Facility on the Closing Date, permit additional Borrowings under the Revolving Credit Facility of at least $15,000,000.

        (e) Proceedings and Documents. The Agent and the Lenders shall have received copies of all other documents (including insurance policies of the Borrowers), certificates, opinions, instruments and other evidence as each may reasonably request, in form and substance satisfactory to the Lenders, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

        3.3. Conditions to All Loans and Advances. The obligation of the Lenders to make any Loan hereunder (including any Loans made on the Closing Date, but excluding conversions) is subject to the continued validity of all Loan Documents and the satisfaction of the following conditions precedent on the relevant Borrowing Date:

        (a) Each of the representations and warranties made by the Borrowers contained in ARTICLE IV hereof and in the other Loan Documents shall be true and correct in all material respects on and as of such Borrowing Date with the same effect as if made on and as of the Borrowing Date, unless such representation or warranty relates by its terms to a prior date;

        (b) No Default or Event of Default shall have occurred and be continuing on the Borrowing Date or would result from the Loans to be made on such Borrowing Date; and

        (c) The security interest in the Collateral previously pledged to the Agent, for the benefit of the Lenders, pursuant to the Loan Documents, shall remain in full force and effect.

        3.4. Waiver of Conditions Precedent. If any Lender makes any Loan or Advance hereunder prior to the fulfillment of any of the conditions precedent set forth in this ARTICLE III, the making of such Loan or Advance shall constitute only an extension of time for the fulfillment of such condition and not a waiver thereof, and unless the Required Lenders indicate otherwise in writing, the Borrowers shall thereafter use their best efforts to fulfill each such condition promptly. No failure by the Borrowers to fulfill any such condition precedent shall constitute a Default or an Event of Default hereunder, except to the extent any such failure is continuing after the expiration of any period within which such condition is specifically required to be fulfilled.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

        In order to induce the Lenders to enter into this Agreement, to make the Loans and to continue to make the Loans, the Borrowers jointly and severally represent and warrant to the Agent, the Issuing Bank and each Lender as follows:

        4.1. Corporate Organization and Power. Each Borrower and each Subsidiary of a Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) is qualified to do business and is in good standing in every other jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified and where the failure to be so qualified would have a Material Adverse Effect, which jurisdictions as of the Closing Date are set forth on SCHEDULE 4.1; (c) except as set forth on SCHEDULE 4.1, as of the Closing Date has no Subsidiaries or Affiliates (other than its officers, directors and direct or indirect shareholders) and is not a partner or joint venturer in any partnerships or joint ventures; (d) has the corporate power to own and give a lien on and security interest in its respective Collateral and to engage in the transactions contemplated hereby; and (e) has the full corporate power, authority and legal right to execute and deliver this Agreement and the other Loan Documents to which it is a party and to perform and observe the terms and provisions thereof. No Borrower nor any Subsidiary has, during the preceding five (5) years before the Closing Date, been known as or used any other corporate, fictitious or trade names in the United States other than as set forth on SCHEDULE 4.1.

        4.2. Subsidiaries. SCHEDULE 4.1 contains a complete and accurate list of the direct and indirect Subsidiaries of each Borrower as of the Closing Date, showing, as to each Subsidiary, the number of shares of each class of capital stock authorized and outstanding. All of such issued and outstanding shares of capital stock of all of each Borrower's Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the applicable Borrower or a Subsidiary, free and clear of any liens, charges, encumbrances, security interests, claims or restrictions of any nature whatsoever, except for liens in favor of the Agent, for the benefit of the Lenders, granted under the Loan Documents, and there are no other equity securities of any Subsidiary issued and outstanding or reserved for any purpose.

        4.3. Enforceability of Loan Documents; Compliance With Other Instruments. Each of the Loan Documents to which any Borrower is a party, as the case may be, has been duly authorized by all necessary corporate action on the part of such Borrower has been validly executed and delivered by such Borrower and is the legal, valid and binding obligation of such Borrower enforceable against such Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general principles of equity. Except as set forth in
SCHEDULE 4.3, no Borrower nor any Subsidiary is in default in any material respect with respect to any indenture, loan agreement, mortgage, lease, deed or similar agreement related to the borrowing of monies to which it is a party or by which it, or any of its property, is bound, where such default could reasonably be expected to result in a Material Adverse Effect. Neither the execution, delivery or performance of the Loan Documents by any Borrower, nor compliance by the Borrowers therewith: (a) conflicts or will conflict with or results or will result in any breach of, or constitutes or will constitute with the passage of time or the giving of notice or both, a default under, (i) any Requirement of Law or (ii) any agreement or instrument to which any Borrower is a party or by which it, or any of its property, is bound except where such conflict, default, breach or violation would not reasonably be expected to have a Material Adverse Effect or (b) results or will result in the creation or imposition of any lien, charge or encumbrance upon the properties of any Borrower or any Subsidiary pursuant to any such agreement or instrument, except for Permitted Liens where such lien, charge or encumbrance would not reasonably be expected to have a Material Adverse Effect.

        4.4. Use of Proceeds. The Borrowers' use of the proceeds of any Loans made by the Lenders to the Borrowers pursuant to this Agreement are and will be legal and proper corporate uses, duly authorized by the Board of Directors of each Borrower, and such uses are and will be consistent in all material respects with all applicable laws and states, as in effect from time to time.

        4.5. Governmental Authorization. No authorization, consent or approval of, or declaration or filing with, any Governmental Authority is required for the valid execution, delivery and performance by any Borrower or Subsidiary of the Loan Documents to which it is a party or the consummation by the Borrowers and their Subsidiaries of the transactions contemplated hereby and thereby, except for the filing and recording of the Financing Statements. Each Borrower and each of its Subsidiaries has, and is in good standing with respect to, all material governmental approvals, permits, certificates, inspections, consents and franchises necessary to continue to conduct business as heretofore conducted and to own or lease and operate its respective properties as now owned or leased by it. None of such material approvals, permits, certificates, consents, or franchises contains any term, provision, condition or limitation more burdensome than such as are generally applicable to Persons engaged in the same or similar business as the Borrowers and their Subsidiaries.

        4.6. Litigation; Government Regulation. (a) Except as set forth on
SCHEDULE 4.6, there are no judgments, injunctions or similar orders or decrees, and no actions, suits, investigations or proceedings pending or, to the knowledge of the Borrowers, threatened in writing against or affecting any Borrower or any Subsidiary, its assets or its business, or that question the validity of this Agreement or any of the Loan Documents, at law or in equity before any court, arbitrator or Governmental Authority, that would, if adversely determined, have a Material Adverse Effect, and (b) no Borrower nor any Subsidiary is in violation of or in default under any Requirement of Law where such violation could have a Material Adverse Effect.

        4.7. Taxes: Except as set forth on SCHEDULE 4.7, no Borrower nor any Subsidiary is delinquent in the payment of any material taxes that have been levied or assessed by any Governmental Authority against them or their assets unless such tax is being contested in good faith and by proper proceedings and the Borrowers have maintained adequate reserves with respect thereto in accordance with

Generally Accepted Accounting Principles (if required by GAAP to maintain such reserves). Except as set forth on SCHEDULE 4.7, each Borrower and each Subsidiary (i) has timely filed all tax returns that are required by law to be filed, and has paid all taxes shown on said returns and all other assessments or fees levied upon it or upon its properties to the extent that such taxes, assessments or fees have become due, and if not due, such taxes have been adequately provided for and sufficient reserves therefor established on its books of account and (ii) has been current with respect to payment of all required withholding taxes, social security taxes and other similar payroll taxes. No material controversy in respect of income taxes is pending or, to the knowledge of the officers of the Borrowers, threatened in writing against any Borrower or any Subsidiary.

        4.8. Event of Default. No Default or Event of Default has occurred and is continuing

        4.9. Margin Securities. (a) No Borrower nor any Subsidiary of any Borrower owns any "margin stock" within the meaning of Regulation U. None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock, maintaining, reducing or retiring any Indebtedness that was originally incurred to purchase or carry margin stock or for any other purpose that would violate Regulation G, Regulation U, Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, or for any purpose that would violate the Exchange Act.

        (b) None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds of the Loans) will violate or result in a violation of Section 7 of the Exchange Act. No Borrower nor any Subsidiary of any Borrower owns or intends to carry or purchase directly or indirectly any "margin security" within the meaning of the Exchange Act.

        4.10. Full Disclosure. None of the Loan Documents, or any certificate furnished to the Agent or any Lender by or on behalf of the Borrowers or any Subsidiary in connection with the Loan Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading.

        4.11. ERISA.

        (a) SCHEDULE 4.11 lists all Employee Plans maintained or sponsored by the Borrowers and their domestic Subsidiaries as of the Closing Date or to which any Borrower or any domestic Subsidiary is obligated to contribute as of the Closing Date.

        (b) Each such Employee Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law, including all requirements under the Internal Revenue Code or ERISA for filing reports (which are true and correct in all material respects as of the date filed) except to the extent that any non-compliance is not reasonably expected to result in a Material Adverse Effect, and benefits have been paid in accordance with the provisions of each such Employee Plan.

        (c) The form of each Pension Plan intended to be qualified under Section 401 of the Internal Revenue Code ("Qualified Plan"), and the trusts created thereunder are, in the opinion of the Borrowers, exempt from tax under the provisions of Section 501 of the Internal Revenue Code, and to the knowledge of the Borrowers nothing has occurred that is reasonably expected to cause the loss of such qualification or tax-exempt status.

        (d) There is no outstanding liability under Title IV of ERISA with respect to any Pension Plan maintained or sponsored by the Borrowers and their Subsidiaries (as to which any Borrower or any Subsidiary is or is reasonably expected to be liable), nor with respect to any Pension Plan to which any Borrower or any Subsidiary (wherein any Borrower or any Subsidiary is or is reasonably expected to be liable) contributes or is obligated to contribute.

        (e) None of the Qualified Plans subject to Title IV of ERISA has any material unfunded benefit liability (as to which any Borrower is or is reasonably expected to be liable).

        (f) Except under the Employee Plans disclosed in SCHEDULE 4.11, no Employee Plan maintained or sponsored by any Borrower or its domestic Subsidiaries provides medical or other welfare benefits or extends coverage relating to such benefits beyond the date of a participant's termination of employment with any Borrower or such Subsidiary, except to the extent required by Section 4980B of the Internal Revenue Code or applicable state continuation coverage law. The Borrowers and their domestic Subsidiaries have complied in all material respects with the notice and continuation coverage requirements of
Section 4980B of the Internal Revenue Code.

        (g) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan maintained or sponsored by any Borrower and its Subsidiaries or to which any Borrower or any Subsidiary is obligated to contribute.

        (h) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, other than routine claims for benefits in the usual and ordinary course, asserted or instituted against (i) any Employee Plan maintained or sponsored by any Borrower and its Subsidiaries or its assets, or (ii) any fiduciary with respect to any Employee Plan for which any Borrower or any Subsidiary is liable, through indemnification obligations or otherwise except to the extent that any such claims, actions or law suits are not reasonably expected to result in a Material Adverse Effect.

        (i) Except as disclosed on SCHEDULE 4.11, no Borrower nor any domestic Subsidiary has incurred or, to the knowledge of the Borrowers, reasonably expects to incur (i) any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would reasonably be expected to result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan or (ii) any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to a Plan, which could reasonably be expected to result in a Material Adverse Effect.

        (j) No Borrower nor any Subsidiary has engaged in a non-exempt prohibited transaction (as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA) in connection with any Pension Plan that has a reasonable likelihood of having a Material Adverse Effect.

        4.12. Financial Statements. (a) The Borrowers have heretofore furnished to each Lender copies of the Financial Statements. The Financial Statements have been prepared in accordance with Generally Accepted Accounting Principles (subject, with respect to the unaudited Financial Statements, to the absence of notes required by Generally Accepted Accounting Principles and to normal year-end audit adjustments) and present fairly the financial position of each of the Borrowers as of the respective dates thereof and the results of operations of each of the Borrowers for the respective periods then ended. Except as fully reflected in the most recent Financial Statements and the notes thereto, as of the Closing Date, and after giving effect to the Loans to be made on the Closing Date and the other transactions contemplated by the Loan Documents, there will be no material liabilities or obligations with respect to each of the Borrowers of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due). Since the date of the most recent Financial Statements, there has been no Material Adverse Change, and, to the knowledge of the Borrowers, no Material Adverse Change is threatened or reasonably likely to occur. No Borrower nor any of its Subsidiaries has directly or indirectly declared, ordered, paid, made or set apart any amounts or property for any dividend, share acquisition or other distribution, or agreed to do so, except as permitted by SECTION 6.9.

        (b) The Borrowers have prepared, and have heretofore furnished to each Lender copies of, annual projected balance sheets and statements of income of the Borrowers and their Subsidiaries for the 5-year period beginning January 1, 1996 (the "Projections"). In the opinion of the Borrowers' management, the assumptions used in preparation of the Projections were reasonable when made and are reasonable as of the Closing Date. The Projections have been prepared in good faith by the executive and financial personnel of the Borrowers in light of the historical financial performance of the Borrowers and their Subsidiaries and the financial and operating condition of the Borrowers and the Subsidiaries at the time prepared, give effect to the transactions contemplated by the Loan Documents and represent, as of the Closing Date, a reasonable estimate of the future performance and financial condition of the Borrowers and their Subsidiaries, subject to the uncertainties and approximations inherent in any projections and without representation or warranty that such projected performance and financial condition will actually be achieved.

        4.13. Solvency. Each Borrower and each Subsidiary (i) is Solvent and
(ii) after giving effect to the transactions contemplated under this Agreement, will be Solvent.

        4.14. Leased Properties. SCHEDULE 4.14 lists, as of the Closing Date,
(i) all real property leased by each Borrower or any of its Subsidiaries and sets forth, with respect to each such lease of real property, the identity of the landlord, the address and legal description of such real property, the applicable lease term, the amount of annual lease payments and the use of the real property leased, and (ii) all personal property leased by each Borrower or any of its Subsidiaries requiring lease payments in excess of $100,000 per year, including in each case the name of the lessors and a description of the locations of such property. Each Borrower and each of its Subsidiaries enjoys peaceful and undisturbed possession under all of its leases, and all such leases are valid and subsisting and in full force and effect. At the Agent's request, the Borrowers agree to deliver complete and accurate copies of all such leases to the Agent and the Lenders.

        4.15. Realty. SCHEDULE 4.15 lists all real property owned as of the Closing Date by the Borrowers or any of their Subsidiaries. To the knowledge of the Borrowers, no portion of any Realty is located either in a flood fringe area or an unbuildable floodway area.

        4.16. Principal Places of Business. SCHEDULE 4.16 lists, as of the Closing Date, (i) the chief executive office and principal place of business (including county or town designation), as provided in the Uniform Commercial Code, of each Borrower and each of its domestic Subsidiaries, (ii) the locations at which each Borrower and each of its domestic Subsidiaries maintains, or presently intends to maintain, billing and related records relating to Accounts Receivable, and (iii) all locations where inventory of the Borrower or any of its domestic Subsidiaries is presently maintained.

        4.17. Assets for Conduct of Business. Each Borrower and each Subsidiary possesses adequate assets, licenses, patents, copyrights, trademarks and trade names to continue to conduct its business in all material respects as heretofore conducted without any material conflict with the rights of other Persons.

        4.18. Trade Relations. Except as disclosed on SCHEDULE 4.18, to the knowledge of the Borrowers, there exists no actual or threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of any Borrower or any Subsidiary with any customer or any group of customers whose purchases individually or in the aggregate are material to the business of the Borrowers and their Subsidiaries, or with any material supplier, and to the knowledge of the Borrowers there exists no present condition or state of facts or circumstances that would materially adversely affect the Borrowers or any Subsidiary or its business or prevent the Borrowers or any Subsidiary from conducting their business after the consummation of the transactions contemplated under this Agreement in substantially the same manner in which it has heretofore been conducted.

        4.19. Compliance With Laws. To the knowledge of the Borrowers, each Borrower and each Subsidiary has duly complied in all material respects with, and the Collateral, the business operations and leaseholds of each Borrower and each Subsidiary are in material compliance with, all Requirements of Law, including, without limitation, all federal and state securities laws where such failure to comply could result in a Material Adverse Effect.

        4.20. Environmental Matters.

        (a) Except as set forth on SCHEDULE 4.20 attached hereto, (i) no Hazardous Substances are stored or located on the Realty in violation of any Environmental Law or so as to give rise to any liability or investigative, remedial or corrective obligations under any Environmental Law, and no part of the Realty, including the groundwater located thereon and thereunder, has been contaminated by any such substance during the ownership or operation thereof by the applicable Borrower or any of its applicable Subsidiaries, and, to the knowledge of the Borrower, no part of the Realty, including the groundwater located thereon and thereunder has been previously contaminated by any such substance; (ii) no improvements on the Realty contain any friable asbestos or substances containing asbestos; (iii) there have been no releases of such Hazardous Substances in violation of any Environmental Law or so as to give rise to any liability or investigative, remedial or corrective obligations under any Environmental Law, by any Borrower or any of its Subsidiaries, or to the Borrowers' knowledge by any other Person, on any Realty previously owned or operated by any Borrower or any of its Subsidiaries; (iv) to the Borrowers' knowledge, the foregoing statements are true and correct with respect to all of the real property adjoining any of the Realty; (v) none of the Realty is located on a site which, pursuant to any Environmental Law, has been placed on the "National Priorities List" or "CERCLIS List" (or any similar state or provincial list) of hazardous waste sites; (vi) there are no underground storage tanks situated on the Realty and no underground storage tanks have ever been situated on the Realty; (vii) to the knowledge of the Borrowers, no Borrower nor any Subsidiary has ever sent Hazardous Substances to a site which, pursuant to any Environmental Law, (1) has been placed on the "National Priorities List" or "CERCLIS List" of hazardous waste sites (or any similar state or provincial list) or (2) which is subject to a claim, an administrative order or other request to take "removal" or "remedial" action (as defined under Environmental
Laws) or to pay for the costs of cleaning up such a site; and

        (b) All activities and operations of the Borrowers and each of their Subsidiaries meet in all material respects the requirements of all applicable Environmental Laws of all Governmental Authorities having jurisdiction over the Borrowers or any of their Subsidiaries or their properties and no Borrower nor any of their Subsidiaries is involved in any suit or proceeding or has received any written notice from any governmental agency with respect to a release of Hazardous Substances or has received written notice of any claims from any person or entity relating to property damages or personal injuries from exposure to Hazardous Substances.

        4.21. Outstanding Borrowings. Except as disclosed on SCHEDULE 4.21, as of the Closing Date, no Borrower nor any Subsidiary has Indebtedness for borrowed money other than the Obligations and Indebtedness secured by Permitted Liens.

        4.22. Contracts; Labor Disputes. No Borrower nor any Subsidiary is a party to any contract or agreement, or subject to any charge, corporate restriction, judgment, injunction, decree, rule, regulation or order of any court or Governmental Authority, that has or could reasonably be expected to have a Material Adverse Effect. No Borrower nor any Subsidiary is a party to, and there is not pending or, to the knowledge of the Borrowers, threatened in writing, any labor dispute, strike, lock-out, grievance, slowdown, work stoppage or walkout relating to any labor contract to which any Borrower or any Subsidiary is a party or otherwise subject, that has or could reasonably be expected to have a Material Adverse Effect. The Borrowers and each Subsidiary have complied with, and will continue to comply with, the provisions of the Fair Labor Standards Act of 1938, as amended, and no Borrower nor any Subsidiary, nor any of its officers, directors or employees, has committed any unfair labor practice, as defined in the National Labor Relations Act of 1947, as amended, that has or could reasonably be expected to have a Material Adverse Effect.

        4.23. Insurance. SCHEDULE 4.23 accurately summarizes all insurance policies or programs of the Borrowers and their Subsidiaries in effect as of the Closing Date, and indicates the insurer's name, policy number, expiration date, amount of coverage, type of coverage, annual premiums, exclusions and deductibles, and also indicates any self-insurance program that is in effect.

        4.24. Ownership of Properties. Except as set forth on SCHEDULE 1.1(a),
(a) each of the Borrowers and their Subsidiaries has good and marketable title to all Realty owned by it, holds interests as lessee under valid leases in full force and effect with respect to all leased real and material personal property used in connection with its business, and has good title to all of its other properties and assets, including, without limitation, the assets reflected in the most recent Financial Statements (except as sold or otherwise disposed of since the date thereof in the ordinary course of business), in each case free and clear of all Liens other than Permitted Liens; and (b) other than the Financing Statements in favor of the Agent or in connection with Permitted Liens, no financing statement that names any Borrower or any of its Subsidiaries as debtor has been filed and is still in effect, and no Borrower nor any Subsidiary has signed any other financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement.

        4.25. First Priority. The provisions of this Agreement, together with the other Loan Documents (whether executed and delivered prior to or on the Closing Date or thereafter), are and will be effective to create in favor of the Agent, for the benefit of the Lenders, upon the initial extension of credit hereunder and the proper filing of all financing statements and other recordations contemplated thereunder in the jurisdictions and locations contemplated thereby, a valid and enforceable first priority perfected security interest in and lien upon all right, title and interest of the Borrowers and their Subsidiaries in the Collateral described therein, to the extent such filings and possession may perfect such security and interests subject only to Permitted Liens.

        4.26. Investment Company. No Borrower is an "investment company" or "controlled by" an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        4.27. Stock of the Borrowers. As of the Closing, all outstanding capital stock of each Borrower has been duly and validly authorized and issued, and all such outstanding shares are fully paid and nonassessable and held of record as set forth on SCHEDULE 4.1.

        4.28. Single Business Enterprise. The Borrowers have historically operated as, and intend to continue operating as, a single business enterprise. Although separate entities, the Borrowers operate under a common business plan. Each of the Borrowers will accordingly benefit from the financing arrangement established by this Agreement.

        4.29. Material Contracts. SCHEDULE 4.29 lists all contracts, agreements and commitments of any of the Borrowers as of the Closing Date, whether written or oral, that (i) extend beyond December 31, 1996 and involve the receipt or payment of more than $100,000; (ii) relate to employment, labor or union matters; or (iii) are material to the business, property, assets, operations or condition, financial or otherwise, of any of the Borrowers. At the Agent's request, the Borrowers agree to deliver complete and accurate copies of all such material contracts to the Agent and the Lenders.


                                   ARTICLE V

                             AFFIRMATIVE COVENANTS

        Until payment in full of the Obligations and the termination of the Lenders' obligation to make Loans, the Borrowers, jointly and severally, covenant and agree that:

        5.1. Financial and Business Information about the Borrowers. The Borrowers shall deliver to the Agent and the Lenders:

        (a) As soon as practicable and in any event within thirty (30) days after the close of each month, beginning with the current month, an unaudited consolidated and consolidating balance sheet of the Borrowers and their Subsidiaries as of the close of each such month and unaudited consolidated and consolidating statements of income, retained earnings and cash flows for the Borrowers and their Subsidiaries for the month then ended, and that portion of the fiscal year then ended, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding fiscal year and, beginning January 1, 1997, budget for the same period in the current fiscal year, all prepared in accordance with Generally Accepted Accounting Principles for interim financial statements (subject to the absence of notes required by Generally Accepted Accounting Principles and subject to year-end audit adjustment) applied on a basis consistent with that of the preceding month or containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the month, certified by the executive vice president, treasurer or controller of the Borrowers to be true and accurate in all material respects;

        (b) As soon as practicable and in any event within forty-five (45) days after the close of each of fiscal quarter of the Borrowers, beginning with the current fiscal quarter, an unaudited consolidated and consolidating balance sheet of the Borrowers and their Subsidiaries as of the close of such fiscal quarter and unaudited consolidated and consolidating statements of income, retained earnings and cash flows for the Borrowers and their Subsidiaries for the fiscal quarter then ended and for that portion of the fiscal year then ended, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding fiscal year and, beginning January 1, 1997, budget for the same period in the current fiscal year, all prepared in accordance with Generally Accepted Accounting Principles for interim financial statements (subject to the absence of notes required by Generally Accepted Accounting Principles and subject to year-end audit adjustment) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the quarter, certified by the executive vice president, treasurer or controller of the Borrower to be true and accurate in all material respects;

        (c) As soon as practicable and in any event within ninety (90) days after the close of each fiscal year of the Borrowers, beginning with the current fiscal year, an audited consolidated balance sheet of the Borrowers and their Subsidiaries as of the close of such fiscal year and audited consolidated statements of income, retained earnings and cash flows for the Borrowers and their Subsidiaries for the fiscal year then ended, including the notes to each, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding fiscal year, prepared by KPMG Peat Marwick LLP or another nationally-recognized independent certified public accountant in accordance with Generally Accepted Accounting Principles applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, accompanied by a report thereon by such certified public accountant containing an opinion that is not qualified with respect to scope limitations imposed by the Borrowers or their Subsidiaries or with respect to accounting principles followed by the Borrowers or their Subsidiaries not in accordance with Generally Accepted Accounting Principles;

        (d) Concurrently with the delivery of the financial statements described in subsection (c) above, a certificate addressed to the Agent and the Lenders from the independent certified public accountant that in making its audit of the financial statements of the Borrowers and their Subsidiaries, it obtained no knowledge of the occurrence or existence of any Default or Event of Default, or a statement specifying the nature and period of existence of any such Default or Event of Default disclosed by its audit; provided, however, that such accountant shall not be liable to anyone by reason of its failure to obtain knowledge of any Default or Event of Default that would not customarily be disclosed in the course of an audit conducted in accordance with Generally Accepted Auditing Standards;

        (e) Concurrently with the delivery of the financial statements described in subsections (a), (b) and (c) above, a certificate from the Borrowers and each Borrower's senior financial officer or chief executive officer certifying to the Lenders that, to the best of such person's knowledge after appropriate inquiry and, in the case of the delivery of the financial statements described in subsections (b) and (c) above, after review of this Agreement, no Default or Event of Default has occurred or specifying any such Default or Event of De fault, together with a Compliance Certificate, in form satisfactory to the Required Lenders, reflecting the computation of the financial covenants set forth in ARTICLE VI as of the end of the period covered by such financial statements;

        (f) As soon as practicable and in any event within thirty (30) days after the close of each fiscal year of the Borrowers, beginning with the close of the current fiscal year, an annual operating budget and capital budget and projected annual financial statements (each prepared on a monthly basis) for the Borrowers and their Subsidiaries, consisting of consolidated and consolidating balance sheets, statements of income and cash flows, accompanied by a certificate from the Borrowers and each Borrower's chief executive officer or senior financial officer to the effect that the budgets and financial projections have been prepared in good faith and are reasonable estimates of the financial condition and operations of the Borrowers and their Subsidiaries for such period;

        (g) Within ten (10) days after issuance, copies of each report, document or other correspondence that any Borrower shall from time to time render to or file with any Governmental Authority (other than sales tax reports, employee withholding reports, state tax reports, federal and state tax returns and similar routine filings, reports or correspondence), including reports and other documents filed with the Securities Exchange Commission, and all press releases issued by any Borrower excluding promotional materials and ads for trade;

        (h) Within ten (10) days after any Borrower's receipt thereof, copies of any management letter or other communication from certified public accountants, consulting report or any other similar business report management may request of any Person from time to time, other than routine reports received in the ordinary course of business;

        (i) Within fifteen (15) days after the end of each month, in form and detail acceptable to the Agent, a consolidated and consolidating aging of the Accounts Receivable of the Borrowers as of the end of such month, certified by the senior financial officer, treasurer or the controller of each Borrower to be correct in all material respects;

        (j) Within fifteen (15) days after the end of each month, in form and detail acceptable to the Agent, an Inventory Report of the Inventory of each Borrower as of the end of such month, certified by the senior financial officer, treasurer or the controller of each Borrower to be correct in all material respects;

        (k) Within fifteen (15) days after the end of each month, a Borrowing Base Certificate as of the end of such month, certified by the senior financial officer, treasurer or the controller of each Borrower to be correct; and

        (l) Upon the Agent's or any Lender's request, such other information about the Collateral or the financial condition and operations of the Borrowers and their Subsidiaries as the Agent or any Lender may from time to time reasonably request.

        5.2. Notice of Certain Events. The Borrowers shall promptly, but in no event later than ten (10) days after obtaining knowledge thereof, give written notice to the Agent and the Lenders of:

        (a) any litigation or proceeding brought against any Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, whether or not the claim is considered by the Borrowers to be covered by insurance;

        (b) any notice of a violation received by any Borrower or any Subsidiary from any Governmental Authority that, if such violation were established, could reasonably be expected to have a Material Adverse Effect;

        (c) any labor controversy that has resulted in a strike or slowdown or other work action that could reasonably be expected to have a Material Adverse Effect;

        (d) any judgment in excess of $200,000, or any attachment, lien, levy or order that may be placed on or assessed against or threatened against any Borrower or any Subsidiary or any of the Collateral, except for Permitted Liens;

        (e) any Default or Event of Default;

        (f) any information relating to the filing by or against any Account Debtor whose aggregate outstanding Accounts at such time exceed $200,000 of any petition seeking liquidation, reorganization, arrangement or readjustment of debts of such Account Debtor or for any other relief under the Bankruptcy Code or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign;

        (g) any default or event of default under any agreement or instrument to which any Borrower or any Subsidiary is a party or by which it or any of its property is bound, including the Senior Secured Notes the termination of which could reasonably be expected to have a Material Adverse effect;

        (h) any delay or delays in the performance by any Borrower or any Subsidiary any of its obligations to any its Account Debtors that would reasonably by expected to have a Material Adverse Effect;

        (i) any information relating to a Material Adverse Change in the creditworthiness of a material Account Debtor; and

        (i) any other matter that in the reasonable judgment of the Borrowers would be expected to result in a Material Adverse Change.

        5.3. Corporate Existence and Maintenance of Properties, Licenses. Each of the Borrowers shall, and shall cause each of its Subsidiaries to:

        (a) Maintain and preserve in full force and effect its corporate existence except as otherwise permitted by SECTION 6.1, and all material rights, privileges and franchises; provided however that the Borrowers may permit the dissolution of any of their Subsidiaries (and any such subsidiary may suffer such dissolution) if, at the time of such dissolution, such Subsidiary has no assets, engages in no business and otherwise has no activities other than activities related to the maintenance of its corporate existence and good standing;

        (b) Conduct its business in accordance with sound business practices, keep its properties in good working order and condition (normal wear and tear excepted), and from time to time make all needed repairs to, renewals of or replacements of its properties (except to the extent that any of such properties are obsolete or are being replaced) so that the efficiency of its business operations shall be fully maintained and preserved; and

        (c) File or cause to be filed in a timely manner all reports, applications, estimates and licenses that shall be required by any Governmental Authority and that, if not timely filed, could reasonably be expected to have a Material Adverse Effect.

        5.4. Payment of Indebtedness; Performance of Other Obligations. The Borrowers shall, and shall cause each of their Subsidiaries to, pay all Indebtedness at maturity, all lawful claims that such

Borrower or such Subsidiary is obligated to pay, that are due and that, if unpaid, might by law become a lien upon property of such Borrower or such Subsidiary, and all other obligations in accordance with customary trade practices, and comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to the Collateral or any part thereof or to the operation of the business of such Borrower or such Subsidiary unless noncompliance is not reasonably likely to result in a Material Adverse Effect. Each of the Borrowers shall, and shall cause each of its Subsidiaries to, observe and remain in compliance with all laws, ordinances, governmental rules and regulations to which it is subject and obtain all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its respective properties or the conduct of its respective businesses, and all covenants and conditions of all agreements and instruments to which any Borrower or any Subsidiary is a party, which failure to comply or failure to obtain could reasonably be expected to have a Material Adverse Effect.

        5.5. Payment of Trade Accounts Payable, etc. Each of the Borrowers shall, and shall cause each of its Subsidiaries to, pay in accordance with customary' trade practices and in the ordinary course of its business all of its trade accounts that are payable or accrued as of the Closing Date, and, upon request, shall deliver promptly to the Agent evidence reasonably satisfactory to the Agent of such payment.

        5.6. Insurance. (a) Each of the Borrowers shall, and shall cause each of its Subsidiaries to, maintain and pay for insurance upon all of its assets, including the Collateral, wherever located, and all real property owned or leased by any Borrower or any Subsidiary' covering casualty, hazard, public liability, product liability, business interruption, boiler, fidelity and such other risks, and in such amounts and with such insurance companies as would be carried by a reasonably prudent operator in a similar business (and in any event in such amounts as shall be adequate to cover the Collateral), and deliver certificates of such insurance to the Agent with satisfactory loss payable endorsements naming the Agent as loss payee, additional insured and mortgagee thereunder, as appropriate.

        (b) Each such policy of insurance shall contain a standard loss payee clause and shall require the insurer to give not less than thirty (30) days' prior written notice to the Agent before any cancellation of the policies for any reason whatsoever. Each Borrower hereby directs all insurers under policies of property and casualty insurance on the physical assets constituting the Collateral to pay all proceeds payable thereunder in excess of $100,000 directly to the Agent. The Agent, on behalf of the Lenders, shall hold all such proceeds for the account of the Borrowers. So long as no payment Default or payment Event of Default has occurred and is continuing, the Agent shall, at the Borrowers' option, disburse such proceeds as payment for the purpose of replacing or repairing destroyed or damaged assets, as and when required to be paid and upon presentation of evidence satisfactory to the Agent of such required payments and such other documents as the Agent may reasonably request, or shall apply such proceeds in whole or in pan as a prepayment of the Loans, in such order as the Borrowers may determine. Upon and during the continuance of a Default or Event of Default, the Agent may, and at the direction of the Required Lenders shall, apply such proceeds as a prepayment of the Revolving Credit Loans. Each Borrower hereby irrevocably makes, constitutes and appoints the Agent at all times during the continuance of an Event of Default and after acceleration of the Obligations, its true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing its name on any check, draft, instrument or other item or payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance.

        (c) If any Borrower or any Subsidiary fails to obtain and maintain any of the policies of insurance required to be maintained hereunder or to pay any premium in whole or in part, the Agent may, without waiving or releasing any obligation or Default by the Borrowers hereunder, at the Borrowers' expense, but without any obligation to do so, procure such policies or pay such premiums on behalf of the Lenders. All sums disbursed by the Agent, for the benefit of the Lenders, including reasonable attorneys' fees, court costs, expenses and other charges related thereto, shall be payable by the Borrowers, jointly and severally, to the Agent on demand and shall be additional Obligations under the Credit Agreement, secured by the Collateral,

        (d) The Borrowers shall deliver to the Agent, promptly as rendered, true copies of all claims and monthly reports made in any reporting forms to insurance companies. Not less than 30 days prior to the expiration date of the insurance policies required to be maintained by the Borrowers or their Subsidiaries, the Borrowers shall deliver to the Agent one or more certificates of insurance evidencing renewal of the insurance coverage required hereunder plus such other evidence of payment of premiums therefor as the Agent may request. As soon as practicable after the Closing Date, the Borrowers shall deliver to the Agent certified copies of the original policies of all insurance on the Collateral.

        (e) Upon the reasonable request of the Agent from time to time, the Borrowers shall deliver to the Agent evidence that the insurance required to be maintained pursuant to this Agreement is in effect.

        5.7. Maintenance of Books and Records; Inspection. Each Borrower shall, and shall cause each of its Subsidiaries to, maintain adequate books, accounts and records and prepare all financial statements required under this Agreement in accordance with Generally Accepted Accounting Principles. The Borrowers shall permit any employee or representative of the Agent or any Lender to visit and inspect any of the properties of the Borrowers and their Subsidiaries to examine and audit each Borrower's and their Subsidiaries' books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss the affairs, finances and accounts of the Borrowers and their Subsidiaries with its officers and, upon notice to the Borrowers, its independent public accountants (and by this provision each Borrower authorizes said accountants to discuss its finances and affairs and to provide the Agent or any Lender with access to such accountants' work papers), all at such reasonable times and as often as may be reasonably requested.

        5.8. Compliance with ERISA. The Borrowers ,shall, and shall cause their Subsidiaries to: (i) make timely payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to any Plan; (ii) not take any action or fail to take action the result of which action or inaction would reasonably be expected to be a material liability of any Borrower or any Subsidiary to the Pension Benefit Guaranty Corporation or to a Multiemployer Plan; and (iii) notify the Agent as soon as practicable of any ERISA Event and of any additional act or condition arising in connection with any Pension Plan that the Borrowers believe constitutes grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such plan. The Borrowers shall not, and shall not permit their Subsidiaries to, participate in any Prohibited Transaction that would reasonably be expected to subject any Borrower or any Subsidiary to any material civil penalty under ERISA or material tax under the Internal Revenue Code. The Borrowers shall, and shall cause their Subsidiaries to, furnish to the Agent upon the Agent's request such additional information about any Employee Plan or other material employee benefit plan as may be reasonably requested by the Agent.

        5.9. COBRA. The Employee Plans of the Borrowers and their Subsidiaries shall be operated in such a manner that no Borrower nor any Subsidiary will be reasonably expected to incur any material tax liability under Section 4980B of the Internal Revenue Code or any material liability to any qualified beneficiary as defined in Section 4980B.

        5.10. Payment of Taxes. Each of the Borrowers shall, and shall cause each of its Subsidiaries to, pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it, including, without limitation, taxes, assessments, or charges or levies relating to its payroll tax liability or income or profits, or upon any properties belonging to it, prior to the date on which penalties would attach thereto, and all lawful claims (other than claims secured by Permitted Liens) that, if unpaid, might become a lien or charge upon any of its properties; provided, however, that the Borrowers and their Subsidiaries shall not be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if the Borrowers have maintained adequate reserves with respect thereto in accordance with (and if required by) Generally Accepted Accounting Principles. The Borrowers shall promptly notify the Agent of any notice received from the Internal Revenue Service or other taxing authority regarding such delinquent taxes and shall furthermore promptly deliver a copy of such notice to the Agent.

        5.11. Compliance with Statutes, etc. Each of the Borrowers shall, and shall cause each of its Subsidiaries to, comply in all material respects with all material applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable Environmental Laws and statutes and regulations) where the failure to comply would have a Material Adverse Effect.

        5.12. Name Change. Each Borrower shall notify the Agent at least thirty
(30) days prior to the effective date of any change of its name or the name of any of its Subsidiaries, and prior to such effective date any such Borrower or Subsidiary' shall have executed any required amended or new Financing Statements and other Loan Documents necessary to maintain and continue the perfected security interest of the Agent, for the benefit of the Lenders, in all of its Collateral and shall have taken such other actions and executed such documents as the Agent shall reasonably require.

        5.13. Compliance with Environmental Laws. The Borrowers shall take all measures reasonably necessary and to the extent consistent with prudent business practices to fully comply with the Environmental Laws.

        5.14. Lockbox Arrangement. The Borrowers shall establish and maintain a lockbox/ACH service with such bank or banks as may be acceptable to the Agent. Accounts established in connection with this service shall be subject to the sole control of the Agent, for the credit of the Lenders and the Agent, for the credit of the Lenders, shall have the right at all times in its sole discretion to apply all or a part of the monies in said account to payment of the Obligations. The Agent, at the request of the Required Lenders, may in its sole discretion release to the Borrowers, all or any part of the monies held in the respective accounts. After a lockbox/ACH service is established by a Borrower, whenever such Borrower or any of its Affiliates (other than another Borrower maintaining a lockbox/ACH service at the Agent's request and the Foreign Subsidiaries, shareholders, directors, officers, employees or agents) shall receive any monies, checks, notes, drafts or any other items of payment:

                (i) Such Borrower shall hold all such items of payment in trust for Agent, on behalf of the Lenders, and as the property of Agent, for the credit of Lenders, separate from the funds of such Borrower or any Affiliate of the Borrower, and no later than the first Business Day following the receipt thereof, the Borrower shall forward or cause to be forwarded the same to the lockbox/ACH service for application to the Revolving Credit Loans;

(ii) Such Borrower shall forward to the Agent upon request, on a daily basis, deposit slips related to all such items of payment received by such Borrower or any Affiliate of such Borrower and, if required by the Agent, copies of such checks and other items, together with a statement showing the application of that portion of such items of payment relating to payment on Accounts Receivable to outstanding Accounts Receivable and a collection report with regard thereto in form and substance satisfactory to the Agent;

(iii) All such items of payment shall be the sole and exclusive property of the Agent, for the credit of the Lenders, immediately upon the earlier of receipt of such items by the Agent or any Lender or the receipt of such items by such Borrower or any Affiliate of such Borrower; provided, however, that no such item received by the Agent or any Lender shall constitute payment to the Agent, for credit of the Lenders, unless such item is actually collected by the Agent, for the credit of the Lenders' depository bank and such collection is finally credited to the Lenders' account; and

(iv) Neither the Agent nor any Lender assumes any responsibility for such lockbox/ACH service arrangement, including without limitation any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

        5.15. Further Assurances. The Borrowers shall, and shall cause each of their Subsidiaries to, make, execute, endorse, acknowledge and deliver to the Agent and the Lenders any amendments, restatements, modifications or supplements hereto and any other agreements, instruments or documents, and take any and all such other actions, as may from time to time be reasonably requested by the Agent or the Required Lenders to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Lenders and the Agent under this Agreement and the other Loan Documents.


                                   ARTICLE VI

                               NEGATIVE COVENANTS

        Until payment in full of the Obligations and the termination of the Lenders' obligation to make Loans, the Borrowers jointly and severally covenant and agree that the Borrowers will not, and will not permit their Subsidiaries to:

        6.1. Merger and Dissolution. Merge or consolidate with or into any other Person, liquidate, wind up or dissolve, or sell, lease or dispose of, in a single transaction or a series of related transactions, all or a substantial portion of the assets of any Borrower or any domestic Subsidiary; provided, however, (i) a Borrower or a Subsidiary may merge or consolidate with another Person so long as a Borrower is the surviving corporation and (ii) a Foreign Subsidiary may merge into another Foreign Subsidiary.

        6.2. Acquisitions. Except as permitted by SECTION 6.1 above or 6.8 below, consummate any transaction or series of related transactions after the date hereof by which any Borrower or any Subsidiary (i) acquires all or a substantial part of the assets of a going business or division of any Person, whether through purchase of assets, merger or otherwise; (ii) directly or indirectly acquires control of at least a majority in voting power of the securities of any Person; or (iii) directly or indirectly acquires control of a 5% or more ownership interest in any partnership, limited liability company or joint venture, except acquisitions by a Borrower of the assets, stock or other ownership interest of another Borrower.

        6.3. Indebtedness. Directly or indirectly issue, assume, create, incur or suffer to exist any Indebtedness except for: (i) the Obligations; (ii) the Senior Secured Notes; (iii) business expenses, trade accounts payable or accrued by the Borrowers or their Subsidiaries in the ordinary course of their businesses (provided that the same shall be paid substantially when due in accordance with customary trade terms unless contested by appropriate proceedings), and other obligations and liabilities other than for borrowed money incurred by the Borrowers or their Subsidiaries in the ordinary course of their businesses; (iv) Indebtedness secured by Permitted Liens; (v) Indebtedness under Swap Agreements with a Lender that are reasonably satisfactory in form and substance to the Required Lenders, (vi) Indebtedness between a Borrower and another Borrower; (vii) Intercompany Loans, provided that the aggregate amount of Intercompany Loans does not exceed (A) $15,000,000 during the time period from the date of this Agreement to December 31, 1997, (B) $7,500,000 thereafter to June 30, 1998, (C) $5,000,000 thereafter to December 31, 1998 and (D) zero dollars thereafter; (viii) Indebtedness incurred pursuant to Capital Leases including Capital Lease Obligations relating thereto of up to $5,000,000 in the aggregate; (ix) Contingent Obligations permitted pursuant to SECTION 6.5; (x) endorsements in the ordinary course of business of the Borrowers and their Subsidiaries; (xi) Indebtedness permitted pursuant to SECTION 6.8 below; (xii) Indebtedness for money borrowed (other than Intercompany Notes) of the Foreign Subsidiaries in the aggregate principal amount not to exceed $20,000,000 at any time; and (xiii) other Indebtedness which individually or in the aggregate does not exceed $250,000.

        6.4. Liens and Encumbrances. Create, assume or suffer to exist any Lien, except Liens granted to the Agent for the benefit of the Lenders and Permitted Liens.

        6.5. Contingent Obligations. Except as disclosed on SCHEDULE 6.5, create, incur, assume or suffer to exist any Contingent Obligation other than:

                (i) endorsements of instruments or items of payment for deposit or collection in the ordinary course of business;

                (ii) Contingent Obligations incurred pursuant to the guaranties listed on SCHEDULE 6.5;

                (iii) obligations under Letters of Credit issued under SECTION 2.17;

                (iv) guarantees by a Borrower or any of its Subsidiaries of any other Indebtedness permitted under SECTION 6.3.

        6.6. Disposition of Assets. Sell, lease, transfer, convey or otherwise dispose of any of their assets or property, including without limitation the Collateral, other than (i) the sale of Inventory in the ordinary course of business; (ii) the sale or trade-in of Equipment for replacement Equipment in the ordinary course of a Borrower's business; (iii) the sale, trade-in or other disposition of Equipment no longer used or useful in the business of the Borrowers and their Subsidiaries not in excess of $250,000 annually for all such dispositions pursuant to this clause (iii) whether or not in the ordinary course of business; (iv) sales, transfers, leases, conveyances or other dispositions of assets to Borrowers; (v) the sale or disposition of Investments expressly permitted to be held hereunder; (vi) the sale by Felchar Manufacturing Corporation of approximately 3.03 acres of real property, buildings and improvements owned by it in Norwich, New York (the "Norwich Property"); or (vii) the sale of stock or assets of the Borrowers' European Subsidiaries in connection with the consolidation or closing of such European Subsidiaries. To the extent any Collateral is sold as permitted by this Section , such Collateral shall be sold free and clear of the liens created by the Loan Documents, and the A shall be authorized to take any actions that it deems appropriate in order to effect the forego.

        6.7. Transactions With Related Persons. Except as otherwise permitted by SECTIONS 6.2, 6.3, 6.4 and 6.8, directly or indirectly (a) make any loan or advance to, or purchase, assume or guarantee any Indebtedness to or from, any of their officers, directors, stockholders or Affiliates, or to or from any member of the immediate family of any of their officers, directors, stockholders or Affiliates, or subcontract any operations to any Affiliate, except for travel or other reasonable expense advances to employees in the ordinary course of business; or enter into any transaction with any Affiliate (including the purchase of any selling, general, management or administrative services from an Affiliate), except for ordinary course of business and officer relocation loans and except pursuant to the reasonable requirements of the businesses of the Borrowers and on terms substantially no less favorable to the Borrowers than those that the Borrowers would obtain in a comparable arms-length transaction with a Person not an Affiliate of the Borrowers or (b) sell or transfer on credit of motors or other parts to a Foreign Subsidiary, except for such sales made on 90-day credit terms to a Foreign Subsidiary when (i) the Borrowers' aggregate credit exposure at any time on all such sales to Foreign Subsidiaries does not exceed $3,500,000 (based on standard transfer costs) and (ii) no Foreign Subsidiary is in default on payment due on such sales.

        6.8. Restricted Investments. Purchase, own, invest in or otherwise acquire, directly or indirectly, any Stock, evidence of indebtedness, or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person (collectively, "Investments"), except for: (i) investments in Cash Investments; (ii) loans and advances to employees for reasonable travel and business expenses in the ordinary course of business; (iii) prepaid expenses incurred in the ordinary course of business; (iv) trade accounts receivable created in the ordinary course of business; and (v) investments in existence as of the Closing Date in corporations or other entities that are Subsidiaries as of the Closing Date;
(vi) investment after the Closing Date in entities that become Subsidiaries after the Closing Date and that become a Borrower accordance with SECTION 6.16 hereof; (vii) loans to or investments in any Subsidiary with total equity and or assets of less than $25,000; (viii) investments by the Borrowers under any Swap Agreement which meets the requirements of SECTION 5.14, provided that the notional amount of all Swap Agreements at any time shall not exceed the aggregate amount of the Commitments at such time; (ix) any other investments approved in writing from time to time by the Required Lenders; and (x) indebtedness permitted by SECTION 6.3 hereinabove.

        6.9. Restrictions on Dividends. Declare or pay any dividends (other than dividends payable solely in their own Stock) upon any of their Stock, or purchase, redeem, retire, or otherwise acquire, directly or indirectly, any shares of their Stock or any option, warrant or other right to acquire shares of their Stock, or make any distribution of cash, property or assets among the holders of shares of their Stock; provided, however, that any Borrower or any of its Subsidiaries may do any of the foregoing if a recipient of the proceeds of any of the foregoing otherwise prohibited activities is a Borrower.

        6.10. Capital Expenditures. Make or incur any Capital Expenditure if, after giving effect thereto, the aggregate amount of all such Capital Expenditures (excluding any Capital Expenditures involving the use of insurance proceeds to replace, rebuild or repair damaged or destroyed assets to the extent of such proceeds and applicable deductibles or the limits of applicable deductibles if no insurance proceeds were received on account of such damage or destruction) shall exceed $2,000,000 for the 1996 fiscal year, $3,500,000 for each of the 1997 and 1998 fiscal years and $4,000,000 for each fiscal year thereafter.

        6.11. Leases. Enter into any Operating Leases; provided, however, that the Borrowers may maintain and renew existing Operating Leases; and, provided further, that any of the Borrowers may enter into new Operating Leases provided the required payments under all such leases (whether now existing or hereafter arising) shall not exceed $3,000,000 in the aggregate for any fiscal year.

        6.12. Interest Coverage Ratio. Permit the ratio of EBITDA (measured for the four consecutive quarters ending on the measurement date) to Interest Expense at the end of any fiscal quarter to be less than (i) 1.80 to 1.00 from the Closing Date through the fiscal quarter ending September 30, 1997, (ii) 2.00 to 1.00 thereafter through the fiscal quarter ending September 30, 1998, (iii)
2.25 to 1.00 through the fiscal quarter ending September 30, 1999 and (iv) 2.50 to 1.00 through the end of any fiscal quarter thereafter. For purposes of this covenant, Interest Expense shall be calculated as follows: (a) Interest Expense for the last fiscal quarter of 1996 will be annualized by multiplying such amount by 4, (b) Interest Expense for the first fiscal quarter of 1997 will be annualized by multiplying the Interest Expense for the last fiscal quarter of 1996 and first fiscal quarter of 1997 by 2, (c) Interest Expense for the second fiscal quarter of 1996 will be annualized by multiplying the Interest Expense for the last fiscal quarter of 1996 and the first two fiscal quarters of 1997 by 1.333%, and (d) thereafter, Interest Expense shall be measured for the four consecutive fiscal quarters ending on the measurement date.

        6.13. Funded Debt/EBITDA Ratio. Permit the ratio of Funded Debt to EBITDA (measured for the four consecutive quarters ending on the measurement date) to be greater than (i) 4.85 to 1.00 from the Closing Date through the fiscal quarter ending September 30, 1997, (ii) 4.25 to 1.00 thereafter through the fiscal quarter ending September 30, 1998, (iii) 3.50 to 1.00 at the end of any fiscal quarter thereafter.

        6.14. Sale and Leaseback. Enter Into any arrangement with any Person providing for the leasing by any Borrower or any Subsidiary of any asset that has been sold or transferred by any Borrower or any Subsidiary to such Person.

        6.15. Hazardous Substances. (i) Violate any Environmental Law if such violation could reasonably be expected to have a Material Adverse Effect or (ii) permit any Hazardous Substances to be brought onto any of the Realty or any other property owned, leased or operated by any Borrower or any Subsidiary (unless such Hazardous Substance is necessary for the conduct of the Borrower's or such Subsidiary's business as it exists on the Closing Date or any new business permitted under SECTION 6.16 hereunder), if the presence of such Hazardous Substance could reasonably be expected to result in a Material Adverse Effect. If any Hazardous Substance is brought or found thereon or therein, except as may be permitted above, the Borrowers, at no expense to the Agent or the Lenders, shall take or cause to be taken all required environmental response, removal, corrective or remedial actions in accordance with all Environmental Laws. The Borrowers shall promptly give written notice to the Agent of receipt of any written notice of violation or noncompliance, order or request for information from any Governmental Authority with respect to any Environmental Law, and shall promptly remedy any breach of any Environmental Law by Borrowers or their Subsidiaries that could be reasonably expected to result in a Material Adverse Effect. The Agent shall have the right to enter upon the Realty or other property owned, leased or operated by any Borrower or any Subsidiary, or any part thereof (through its employees and/or agents), to verify compliance by Borrowers and their Subsidiaries with the terms of this Agreement and to conduct such environmental assessments and audits as Agent shall deem advisable to facilitate such verification at the expense of the Borrowers; provided, however, EACH BORROWER HEREBY ACKNOWLEDGES THAT ALL HAZARDOUS MATERIAL HANDLING PRACTICES AND ENVIRONMENTAL PRACTICES AND PROCEDURES ARE THE SOLE RESPONSIBILITY OF THE BORROWERS, AND THE BORROWERS HAVE FULL DECISION-MAKING POWER WITH RESPECT THERETO. EACH BORROWER FURTHER ACKNOWLEDGES THAT NEITHER THE AGENT NOR ANY LENDER IS AN ENVIRONMENTAL CONSULTANT, ENGINEER, INVESTIGATOR OR INSPECTOR OF ANY TYPE WHATSOEVER. NO ACT (OR DECISION NOT TO ACT) OF THE AGENT OR ANY LENDER RELATED TO THIS AGREEMENT OR ANY LOAN DOCUMENT SHALL GIVE RISE TO ANY OBLIGATION OR LIABILITY ON THE PART OF THE AGENT OR ANY LENDER WITH RESPECT TO ENVIRONMENTAL MATTERS. IN NO EVENT SHALL ANY INFORMATION OBTAINED FROM THE AGENT OR ANY LENDER OR THEIR RESPECTIVE AGENTS PURSUANT TO THIS AGREEMENT OR ANY LOAN DOCUMENT CONCERNING THE ENVIRONMENTAL CONDITION OF THE REALTY OR OTHER PROPERTY BE CONSIDERED BY THE BORROWERS OR ANY SUBSIDIARY (OR ANY OTHER RECIPIENT OF SAID INFORMATION) AS CONSTITUTING LEGAL OR ENVIRONMENTAL CONSULTING, ENGINEERING, INVESTIGATING OR INSPECTING ADVICE, AND NO BORROWER NOR ANY SUBSIDIARY (NOR ANY OTHER RECIPIENT OF SAID INFORMATION) SHALL RELY ON SAID INFORMATION. THE RESPONSIBILITY FOR COMPLIANCE WITH ENVIRONMENTAL LAWS RESTS SOLELY WITH THE BORROWERS AND THEIR SUBSIDIARIES.

        6.16. Subsidiaries or Partnerships. Except as otherwise permitted by the terms of this Agreement, (a) become a partner or joint venturer in any partnership or joint venture or (b) create or acquire any new Subsidiary.

        6.17. New Business. Engage in any business other than the business in which they are currently engaged or a business reasonably related thereto, or make any material change in their business objectives.

        6.18. Fiscal Year. Change their fiscal year from a fiscal year ending December 31 unless (i) the Borrowers give the Agent written notice of its intention to change such fiscal year at least sixty (60) days prior thereto, and
(ii) the Borrowers, the Agent and the Lenders shall have amended this Agreement to make any changes in the financial covenants and other terms and conditions of this Agreement, to the extent necessary in the Lenders' reasonable determination to reflect the new fiscal year end.

        6.19. Amendments; Prepayments of Debt, Etc. (a) Amend in any respect their certificates or articles of incorporation except in connection with the transactions permitted pursuant to this Agreement; or (b) except with respect to the Indebtedness created under the Loan Documents, (i) amend or modify (or permit the amendment or modification of) any of the terms or provisions of any Indebtedness, including the Senior Secured Notes, for money borrowed or any agreement related thereto or (ii) make any voluntary or optional prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due), or exchange, any Indebtedness, including without limitation, the Senior Secured Notes; provided, however, the Borrowers may make prepayments of their indebtedness under the Senior Secured Notes after September 30, 1997 and so long as there neither exists at the time of, nor results from, such prepayment: (w) any Default or Event of Default, (x) any Borrowing under the Revolving Credit Facility, (y) Letter of Credit Outstandings in an aggregate amount greater than $5,000,000, no portion of which shall be attributable to Foreign Subsidiary Letters of Credit, or (z) Intercompany Loans, excluding Foreign Subsidiary Letters of Credit, in an aggregate amount greater than $5,000,000, and provided further that the Borrowers send to the Agent and the Lenders, at least 15 days prior to such prepayment, written notice of such prepayment, accompanied by a certificate from the Borrowers and each Borrower's chief executive officer or senior financial officer to the effect that each of the conditions of this SECTION 6.19 to the prepayment of any indebtedness under the Senior Secured Notes has been met.

        6.20. Location of Assets. Maintain any Inventory at any location other than the locations set forth on SCHEDULE 4.16.

        6.21. Receivables Documents. Remove the billing and related records relating to Accounts Receivable from the locations set forth on SCHEDULE 4.16.


                                  ARTICLE VII

                               EVENTS OF DEFAULT

        7.1. Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":

        (a) The Borrowers fail to pay when due any principal, interest or fees on the Obligations;

        (b) The Borrowers fail or neglect to observe, perform or comply with any term, provision, condition or covenant contained in (i) SECTIONS 2.14, 5.3(a),
5.6 or 5.12 or any of the Sections of ARTICLE VI of this Agreement, or (ii) SECTIONS 5.1 or 5.2 within ten (10) days after notice from the Agent thereof; provided that the Agent shall only be required to give notice of any Default under each of SECTION 5.1 and 5.2 one time and thereafter no further cure periods will be required or available for future Defaults under such Sections.

        (c) Any Borrower or any Subsidiary fails or neglects to observe, perform or comply with any term, provision, condition or covenant contained in this Credit Agreement except those enumerated in subsections (a) or (b) above, and the same is not cured to the Required Lenders' satisfaction within thirty (30) days after the Borrowers acquire knowledge thereof;

        (d) If any representation or warranty made by or on behalf of any of the Borrowers or any Subsidiary in this Agreement, in the other Loan Documents or any certificate, instrument or document delivered in connection therewith, or in any agreement now existing or hereafter executed between any Borrower or any Subsidiary and the Agent or any Lender in connection with this Agreement or the other Loan Documents, shall prove to have been false or incorrect in any material respect at the time as of which such representation or warranty was made;

        (e) The occurrence of any default or event of default on the part of any Borrower or any Subsidiary (including specifically, but without limitation, defaults due to non-payment) under the terms of any agreement, document or instrument pursuant to which such Borrower or such Subsidiary has incurred any Indebtedness for money borrowed in excess of $500,000, including without limitation, the Senior Secured Notes, which default would permit acceleration of such Indebtedness;

        (f) The occurrence of any event of default (after giving effect to applicable cure periods) under any of the other Loan Documents or in any other agreement now existing or hereafter executed evidencing or securing any of the Obligations;

        (g) The filing by any Borrower or any Subsidiary of any voluntary petition seeking liquidation, reorganization, arrangement, readjustment of debts or for any other relief under the Bankruptcy Code or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing;

        (h) The filing against any Borrower or any Subsidiary of any involuntary petition seeking liquidation, reorganization, arrangement, readjustment of debts or for any other relief under the Bankruptcy Code or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing, which petition is not dismissed within sixty (60) days of the date of filing;

        (i) Any Borrower or any Subsidiary ceases to be Solvent, or ceases to conduct its business substantially as now conducted or is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs;

        (j) The entry of a judgment in an amount greater than $200,000 or the issuance of a warrant of attachment, execution or similar process against any Borrower or any Subsidiary or any of such Borrower's or Subsidiary's respective assets, which shall not be dismissed, stayed, discharged or bonded within sixty
(60) days;

        (k) A notice of lien, levy or assessment in excess of $200,000 is filed of record with respect to all or any portion of the assets of any Borrower or any Subsidiary by the United States, or any department, agency or instrumentality thereof, or by any other Governmental Authority, including, without limitation, the Pension Benefit Guaranty Corporation, or if any taxes or debts in excess of $200,000 owing at any time or times hereafter to any one of them becomes a lien or encumbrance upon the Collateral or any other assets of any Borrower or any Subsidiary in each case and the same is not dismissed, released or discharged within thirty (30) days after the same becomes a lien or encumbrance or, in the case of ad valorem taxes, prior to the last day when payment may be made without material penalty;

        (l) A custodian, trustee, receiver or assignee for the benefit of creditors is appointed or takes possession of all or any material portion of the Collateral or any other assets of any Borrower or any Subsidiary;

        (m) The occurrence of any of the following events, if such event is reasonably expected to result in a Material Adverse Effect: (i) the happening of a Reportable Event (notice of which is not waived by the Pension Benefit Guaranty Corporation) with respect to any Pension Plan; (ii) the termination of any Pension Plan in a "distress termination" under the provisions of Section 4041 of ERISA; (iii) the appointment of a trustee by an appropriate United States District Court to administer any Pension Plan; (iv) the institution of any proceedings by the Pension Benefit Guaranty Corporation to terminate any Pension Plan or to appoint a trustee to administer any such plan; and (v) the failure of the Borrowers to notify the Agent promptly upon receipt by the Borrowers of any notice by the Pension Benefit Guaranty Corporation of the institution of any proceeding or any other actions by the Pension Benefit Guaranty Corporation that are reasonably expected to result in the termination of any such plan;

        (n) The occurrence of any material uninsured damage to or material uninsured loss, theft or destruction of all or substantially all of the Collateral and other assets of the Borrowers;

        (o) A Change of Control shall occur;

        (p) All of Matthew Miller and Jonathan Miller shall cease to act in their current capacities with Shop Vac or shall cease to manage the business operations of Shop Vac; or

        (q) A Material Adverse Change.


                                  ARTICLE VIII

                   RIGHTS AND REMEDIES AFTER EVENT OF DEFAULT

        8.1. Remedies: Termination of Commitments, Acceleration, etc. Upon and at any time after the occurrence and during the continuance of any Event of Default, the Agent shall at the direction, or may with the consent, of the Required Lenders, take any or all of the following actions at the same or different times:

        (a) Declare the Commitments of each Lender, and the Issuing Bank's obligation to issue Letters of Credit, to be terminated, whereupon the same shall terminate (provided that, upon the occurrence of an Event of Default pursuant to SECTIONS 7.1(1), (j) or (k), all of the

Commitments, together with the Issuing Bank's obligation to issue Letters of Credit, shall automatically be terminated);

        (b) Declare all or any part of the outstanding principal amount of the Loans, all unpaid interest accrued thereon, and all other amounts payable under this Agreement, the Notes and the other Loan Documents to be immediately due and payable, whereupon such outstanding principal amounts, accrued interest and other such amounts shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by each Borrower (provided that, upon the occurrence of an Event of Default pursuant to SECTIONS 7.1(g), (h) or (m), all of such outstanding principal amounts, accrued interest and other such amounts shall automatically become immediately due and payable);

        (c) Direct the Borrowers to deliver (and each Borrower hereby agrees, upon receipt of notice of such direction from the Agent, to deliver) to the Agent from time to time such additional amount of cash as is equal to the aggregate Stated Amount of all Letters of Credit then outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder), such amount to be held by the Agent in the Cash Collateral Account as security for the Borrowers' Reimbursement Obligations as described in SECTION 2.17(i); and

        (d) Exercise all rights and remedies available to it under this Agreement, the other Loan Documents and applicable law,

        8.2. Right of Set-off. The Agent and each Lender may, and are hereby authorized by each Borrower, at any time and from time to time, to the fullest extent permitted by applicable law, without advance notice to the Borrowers (any such notice being expressly waived by each Borrower) and irrespective of demand for payment, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held in other than a fiduciary account and any other indebtedness at any time owing by such Lender to or for the credit or the account of any Borrower against any or all of the Obligations now or hereafter existing, whether or not such Obligations have matured. The Agent agrees to notify the Borrowers after any such setoff or application, provided that the failure to give such notice shall not affect the validity of such set-off and application.

        8.3. Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the Agent's and the Lenders' rights and remedies set forth in this Agreement is not intended to be exhaustive, and the exercise by the Agent or any Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder, under the Loan Documents or under any other agreement between the Borrowers or any Subsidiary and the Agent or the Lenders or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrowers or any Subsidiary and the Agent or the Lenders or their agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

                                   ARTICLE IX

                                   THE AGENT

        9.1. Appointment. The Lenders and the Issuing Bank (for purposes of this Article, any reference to the Lenders or any Lender shall be deemed also to include a reference to the Issuing Bank) hereby designate and appoint First Union as Agent to act as specified herein and in the other Loan Documents. Each Lender hereby authorizes, and each holder of any Note by the acceptance of such Note shall be deemed to authorize, the Agent to take such action as agent on its behalf under the provisions of this Agreement and the other Loan Documents and any other instruments and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder, as are specifically delegated to or required of the Agent by the terms hereof or thereof and such other powers as are reasonably incidental thereto. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact that it selects with reasonable care.

        9.2. Nature of Duties. The Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement and the other Loan Documents. Neither the Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it or them as such hereunder or under any other Loan Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be so construed as to impose upon the Agent any obligations or liabilities in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein:

        9.3. Absence of Reliance on the Agent.

        (a) Each Lender acknowledges that neither the Agent nor any of its officers, directors, employees or agents has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrowers and their Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender.

        (b) Each Lender acknowledges that, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed and may deem appropriate, (i) it has made its own appraisal of and investigation into the business, prospects, operations, properties, financial and other condition and creditworthiness of the Borrowers and their Subsidiaries in connection with its decision to enter into this Agreement and extend credit to the Borrowers hereunder, and (ii) it will continue to make its own credit analysis, appraisals and decisions in taking or not taking action hereunder.

        (c) Except as expressly provided in this Agreement, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any

Note with any credit or other information concerning the business, prospects, operations, properties, financial or other condition or creditworthiness of the Borrowers, their Subsidiaries or any other Person that may come into its possession, whether before the making of the initial Loans, the participation in the initial Letters of Credit, or at any time or times thereafter.

        (d) The Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any other Loan Document or in any document, instrument, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of the Borrowers, their Subsidiaries or any other Person, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of the Borrowers, their Subsidiaries or any other Person or the existence or possible existence of any Default or Event of Default.

        (e) The Agent shall be under no obligation or duty to take any action under this Agreement or any other Loan Document if taking such action (i) would subject the Agent to a tax in any jurisdiction where it is not then subject to a tax, (ii) would require the Agent to qualify to do business in any jurisdiction where it is not then so qualified, unless the Agent receives security or indemnity satisfactory to it against any tax or other liability in connection with such qualification or resulting from the taking of such action in connection therewith, or (iii) would subject the Agent to in personam jurisdiction in any location where it is not then so subject.

        9.4. Certain Rights of the Agent. If the Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Agent shall be entitled to refrain from such act or taking such action unless and until it shall have received such instructions, and the Agent shall incur no liability by reason of so refraining. The Agent shall not be obligated to take any action hereunder or under any other Loan Document (i) if such action would, in the reasonable opinion of the Agent, be contrary to applicable law or this Agreement or the other Loan Documents, (ii) if it shall not receive such advice or concurrence of the Required Lenders as it reasonably deems appropriate or (iii) if it shall not first be indemnified to its satisfaction by the Lenders requesting such action against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender or holder of any Note shall have any right of action whatsoever against the Agent as a result of the Agent's acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders.

        9.5. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, other than any Default or Event of Default arising out of the failure to pay any principal, interest, fees or other amounts payable to the Agent for the account of the Lenders, unless the Agent has received written notice from the Borrowers or a Lender describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders as soon as reasonably practicable; provided, however, that if any such notice has also been furnished to the Lenders, the Agent shall have no obligation to notify the Lenders with respect thereto. Each Lender shall promptly give the Agent such a notice upon its actual knowledge of a Default or an Event of Default; provided, however, that the failure of any Lender to deliver such notice in the absence of gross negligence or willful misconduct shall not affect its rights hereunder or under the other Loan Documents.

        9.6. Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, consent, certificate, telex, teletype or facsimile message, order or other documentary, teletransmission or telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person. The Agent may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it with respect to all matters pertaining to this Agreement and the other Loan Documents and its duties hereunder and thereunder and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

        9.7. Indemnification. To the extent the Agent is not reimbursed by or on behalf of the Borrowers, and without limiting the obligation of the Borrowers to do so, the Lenders will reimburse and indemnify the Agent, in proportion to their respective percentages as used in determining the Required Lenders, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees and expenses) or disbursements of any kind or nature whatsoever that may at any time (including at any time following the indefeasible repayment in full of the Loans) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing, and in particular will reimburse the Agent for out-of-pocket expenses promptly upon demand by the Agent therefor; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements finally determined by a court of competent jurisdiction and not subject to any appeal (or pursuant to arbitration as set forth in SECTION 10.3(b)) to have resulted from the Agent's gross negligence or willful misconduct.

        9.8. The Agent in its Individual Capacity. With respect to its Commitments, the Loans made by it and the Notes issued to it, the Agent shall have the same rights and powers under the Loan Documents as any other Lender or holder of a Note and may exercise the same as though it were not performing the agency duties specified herein; and the terms "Lenders," "Required Lenders," "holders of Notes" and any similar terms shall, unless the context clearly otherwise, indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with the Borrowers or any of their Subsidiaries or any of their respective Affiliates as if it were not performing the agency duties specified herein, and may accept fees and other consideration from the Borrowers for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

        9.9. Holders. The Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Agent. Any request, authority or consent of any Person that, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

        9.10. Successor Agent. The Agent may resign at any time upon sixty (60) days' prior written notice to the Borrowers and the Lenders. The Agent may be removed with or without cause by the Required Lenders (and, so long as no Default or Event of Default has occurred and is continuing, with the consent of the Borrowers, which consent shall not be unreasonably withheld), at any time upon sixty (60) days' prior written notice to the Borrowers and the Agent. Such resignation or removal, as the case may be, shall take effect upon the appointment of a successor Agent as provided hereinbelow. Upon any such notice of resignation or removal (and, in the case of removal, upon the consent of the Borrowers, if required as provided hereinabove), the Required Lenders (so long as no Default or Event of Default has occurred and is continuing, with the consent of the Borrowers, which consent shall not be unreasonably withheld) will appoint from among the Lenders a successor Agent. If no successor Agent shall have been appointed within such sixty-day period, the Agent may appoint, after consulting with the Lenders and the Borrowers, a successor agent from among the Lenders, who shall serve as Agent until such time, if any, as the Required Lenders shall have appointed a successor Agent as provided hereinabove. Upon the written acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Agent's resignation as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

        9.11. Collateral Matters.

        (a) The Agent is hereby authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time (but without any obligation) to take any action with respect to the Collateral that may be necessary to perfect and maintain perfected the liens upon the Collateral granted pursuant to the Loan Documents.

        (b) The Lenders hereby irrevocably authorize the Agent, at its option and in its discretion, to release any lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and indefeasible payment in full of all Obligations, (ii) constituting property sold or to be sold or disposed of as part of or in connection with a disposition permitted hereunder,
(iii) constituting property in which neither the Borrowers nor any Subsidiary owned any interest at the time such lien was granted or at any time thereafter or (iv) if approved, authorized or ratified in writing by the Lenders or the Required Lenders, as may be required with respect to any such release in accordance with SECTION 10.8(b). Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release Collateral pursuant to this subsection (b).


                                   ARTICLE X

                                 MISCELLANEOUS

        10.1. Survival. The representations and warranties made by or on behalf of any Borrower or any Subsidiary in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document. Notwithstanding any other provision herein or anything provided or implied by law to the contrary, no termination or cancellation (regardless of cause or procedure) of the Commitments, this Agreement or any of the other Loan Documents shall in any way affect or impair the rights and obligations of the parties hereto with respect to any of the provisions of (i) SECTION 10.3, (ii) SECTION 2.15 or (iii) this Agreement and the other Loan Documents relating to indemnification or payment of costs and expenses, including, without limitation, all of the provisions of SECTIONS 2.11(a), 2.41(b), 2,12, 2.13, 2.17(b), 9.7, 10.6 and 10.7, and, in each case, such provisions shall survive any such termination or cancellation and the making and repayment of the Loans.

        10.2. Governing Low, Consent to Jurisdiction. THIS AGREEMENT HAS BEEN EXECUTED, DELIVERED AM) ACCEPTED AT, AND SHALL BE DEEMED TO HAVE BEEN MADE IN, NORTH CAROLINA AM) SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAW PROVISIONS) OF THE STATE OF NORTH CAROLINA; PROVIDED THAT EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT OR, IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICES FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500 (THE "UNIFORM CUSTOMS") AND, AS TO MATTERS NOT GOVERNED THEREBY, THE INTERNAL LAWS OF THE STATE OF NORTh CAROLINA. AS PART OF THE CONSIDERATION FOR NEW VALUE THIS DAY RECEIVED, EACH BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE COURT WITHIN MECKLENBURG COUNTY, NORTH CAROLINA OR ANY FEDERAL COURT LOCATED WITHIN THE WESTERN DISTRICT OF THE STATE OF NORTH CAROLINA FOR ANY PROCEEDING INSTITUTED HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY PROCEEDING TO WHICH THE AGENT, THE ISSUING BANK, ANY LENDER OR ANY BORROWER IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENT, THE ISSUING BANK, ANY LENDER OR ANY BORROWER. EACH BORROWER IRREVOCABLY AGREES TO BE BOUND (SUBJECT TO ANY AVAILABLE RIGHT OF APPEAL) BY ANY JUDGMENT RENDERED OR RELIEF GRANTED THEREBY AND FURTHER WAIVES ANY OBJECTION THAT IT MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING. EACH BORROWER CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH HEREINBELOW, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID AND PROPERLY ADDRESSED. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

        10.3. Waiver of Jury Trial. (a) EACH BORROWER AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, THE AGENT, THE ISSUING BANK AND EACH LENDER, HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY PROCEEDING TO WHICH THE AGENT, THE ISSUING BANK, ANY LENDER OR ANY BORROWER IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENT, THE ISSUING BANK, ANY LENDER OR ANY BORROWER. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims and all other common law and statutory claims. The Borrowers and, by its acceptance of the benefits hereof, each of the Agent, the Issuing Bank and the Lenders, (i) acknowledge that this waiver is a material inducement to enter into a business relationship, that it has relied on this waiver in entering into this Agreement or ???? the benefits hereof, as the case may be, and that it will continue to rely on this waiver its ??? related future dealings with the other parties hereto, and (ii) further warrants and represents that it has reviewed this waiver with its legal counsel and that, based upon such review, it knowingly and voluntarily waives its jury trial rights to the extent permitted by applicable law. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS OR SUPPLEMENTS TO OR RESTATEMENTS OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

        (b) IN THE EVENT THAT THE WAIVER OF JURY TRIAL HEREIN SHALL BE DETERMINED TO BE INVALID OR UNENFORCEABLE AS A MATTER OF LAW WITH RESPECT TO ANY PARTY, THE PROVISIONS OF THIS SECTION 10.3(b) SHALL APPLY. Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement and other Loan Documents ("Disputes") between or among the parties to this Agreement shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, claims arising from Loan Documents executed in the future, or claims arising out of or connected with the transaction reflected by this Agreement.

        Arbitration shall be conducted under the governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in Mecklenburg County, North Carolina. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less that $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgement upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted or if such person is not available to serve, the single arbitrator may be a licensed attorney. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements.

        Notwithstanding the preceding binding arbitration provisions, Agent, the Lenders and the Borrowers agree to preserve, without diminution, certain remedies that any party hereto may employ or exercise freely, independently or in connection with an arbitration proceeding or after an arbitration action is brought. Agent, the Lenders and the Borrowers shall have the right to proceed in any count of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted under Loan Documents or under applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtain provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

Agent, the Lenders and the Borrowers agree that they shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

        10.4. Notice. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile transmission or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered to the party to be notified at the following addresses:

        If to the Borrowers:     Shop Vac Corporation
                                 2323 Reach Road
                                 Williamsport, Pennsylvania 17701
                                 Attention: W. Earl Stogner
                                         Executive Vice President
                                 Telephone: (717) 326-0502
                                 Telecopy:  (717) 326-0422

        with a copy to:          Rhoads & Sinon, LLP
                                 One South Market Square
                                 Dauphin Building, 12th Floor
                                 Harrisburg, Pennsylvania 17108-1146
                                 Attention: John P. Manbeck
                                 Telephone: (717) 233-5731
                                 Telecopy:  (717) 232-1459

If to the Agent
or the Issuing Bank:             First Union National Bank of
                                 North Carolina
                                 Leveraged Finance Group
                                 One First Union Center, DC-5
                                 301 South College Street
                                 Charlotte, North Carolina 28288-0737
                                 Attention: Jorge Gonzalez
                                 Telephone: (704) 383-8461
                                 Telecopy:  (704) 374-3300

with copies to:                  First Union Corporation
                                 Leveraged Finance Group
                                 One First Union Center, DC-5
                                 301 South College Street
                                 Charlotte, North Carolina 28288-0737
                                 Attention: Mark B. Felker
                                 Telephone: (704) 374-7074
                                 Telecopy:  (704) 374-3300

                                 and

                                 Robinson, Bradshaw & Hinson, P.A.
                                 101 North Tryon Street
                                 1900 Independence Center
                                 Charlotte, North Carolina 28246
                                 Attention: Stokely G. Caldwell, Jr.
                                 Telephone: (704) 377-2536
                                 Telecopy:  (704) 378-4000

If to any Lender:          At the address set forth on its signature page hereto

or to such other address as any party may designate for itself by like notice to all other parties hereto. All such notices and communications shall be deemed to have been given (i) if mailed as provided above by any method other than overnight delivery service, on the third Business Day after deposit in the mails, (ii) if mailed by overnight delivery service, telegraphed, telexed, telecopied or cabled, when delivered for overnight delivery, delivered to the telegraph company, confirmed by telex answerback, transmitted by telecopier or delivered to the cable company, respectively, or (iii) if delivered by hand, upon delivery; provided that notices and communications to the Agent shall not be effective until received by the Agent. Each Borrower hereby appoints and authorizes Shop Vac Corporation to act as the Borrowers' representative for the purpose of receiving and delivering notices, including without limitation notices set forth in EXHIBITS B-1, B-2, B-3, D, E, F, G and H, and to act on behalf of all Borrowers hereunder. Notice to Shop Vac Corporation shall be deemed to be notice to all Borrowers.

        10.5. Assignments, Participations.

        (a) With the prior consent of the Agent and the Borrowers, which consent shall not be unreasonably withheld, each Lender may assign to one or more other Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the outstanding Loans made by it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of an equal, pro rata percentage of such Lender's rights and obligations (including its Commitments) under each Facility, (ii) except in the case of an assignment to an Affiliate of such Lender or a Person that, immediately prior to such assignment, was a Lender, the amount of the Commitments of such assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to each such assignment) shall in no event be less than the lesser of (y) the aggregate Commitments of such Lender immediately prior to such assignment or (z) $5,000,000, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment will execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment, and will pay a processing fee of $3,000 to the Agent for its own account. Upon such execution, delivery, acceptance and recording of the Assignment and Acceptance, from and after the effective date specified therein (a) the assignee thereunder shall be deemed a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of such Lender hereunder with respect thereto, and (b) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

        (b) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree, with each other and with the other parties hereto, as follows: (i) other than as may be provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished hereto or pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or any of their Subsidiaries or the performance o observance by the Borrowers or any of their Subsidiaries of any of their respective obligations under this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the Financial Statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (iv) such assignee will, independently and without reliance upon the Agent, the assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents and any other instruments and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder, as are specifically delegated to or required of the Agent by the terms hereof or thereof and such other powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

        (c) The Agent will maintain a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers, the Issuing Bank or any Lender at any reasonable time and from time to time upon reasonable prior notice.

        (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment, the Agent will, if such Assignment and Acceptance has been completed and is in substantially the form of EXHIBIT D, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give notice thereof to the Borrowers. Within five (5) Business Days after its receipt of such notice, the Borrowers, at their own expense, will execute and deliver to the Agent in exchange for the surrendered Note or Notes a new Note or Notes to the order of such assignee in an amount equal to the Commitment or Commitments assumed by it pursuant to such Assignment and Acceptance and, to the extent the assigning Lender has retained its Commitments hereunder, a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment or Commitments retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the forms of EXHIBITS A-1 and A-2, as appropriate.

        (e) Each Lender may sell to one or more other Persons participations in any portion comprising less than all of its rights and obligations under this Agreement (including, without limitation, a portion of its Commitments, the outstanding Loans made by it and the Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrowers, the Issuing Bank, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (iv) any such participation shall be in an amount of not less than $5,000,000, (v) no Lender shall sell any participation that, when taken together with all other participations, if any, sold by such Lender, covers all of such Lender's rights and obligations under this Agreement (including, without limitation, all of its Commitments, the outstanding Loans made by it and the Note or Notes held by it),
(vi) each such participation shall be of an equal, pro rata percentage of such Lender's rights and obligations (including its Commitments) under each Facility, and (vii) no Lender shall permit any participant to have any voting rights or any right to control the vote of such Lender with respect to any amendment, modification, waiver, consent or other action hereunder or under any other Loan Document except as to actions of the type described in SECTION 10.8(a). In the case of a participation, the participant shall not have any rights under this Agreement or any of the other Loan Documents, the participant's rights against the granting Lender in respect of such participation to be those set forth in the participation agreement, and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation; provided, however, that each such participant shall have the rights of a Lender for purposes of SECTIONS 2.11(a), 2.11(b), 2.12, 2.13 and 8.2, and shall be entitled to the benefits thereto, to the extent that the Lender selling such participation would be entitled to such benefits if the participation had not been sold.

        (f) With the prior consent of the Required Lenders and the Borrowers, which consent shall not be unreasonably withheld, the Issuing Bank may assign all, but not less than all, of its rights and obligations as Issuing Bank under this Agreement, including, without limitation, its commitment to issue Letters of Credit, to any Eligible Assignee, and upon acceptance of such assignment, the successor Issuing Bank shall succeed to such rights and obligations and the assigning Issuing Bank shall be discharged therefrom.

        (g) The Agent, the Issuing Bank and each Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section , disclose to the assignee or participant, or proposed assignee or participant, any information relating to the Borrowers and their Subsidiaries furnished to it by or on behalf of any other party hereto, provided that such assignee or participant or proposed assignee or participant agrees in writing to the Agent, the Issuing Bank or such Lender, as the case may be, to keep such information confidential to the same extent required of the Lenders under
SECTION 10.17.

        10.6. Fees and Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, the Borrowers shall be jointly and severally obligated:

        (a) to pay or reimburse the Agent upon demand and after notice in accordance with SECTION 10.4 for all reasonable and documented expenses (including, without limitation, reasonable attorneys' fees, but excluding salaries of the Agent's regularly employed personnel and overhead) incurred or paid by the Agent in connection with: (i) the preparation, execution, delivery, interpretation, modification, amendment or termination of this Agreement or the other Loan Documents or any consent or waiver requested by the Borrowers hereunder or thereunder; (ii) charges for appraisers, examiners, environmental consultants, auditors or similar Persons whom the Agent may, if then authorized to do so hereunder, engage with respect to rendering opinions concerning the financial condition of the Borrowers and their Subsidiaries; and (iii) any commercially reasonable attempt to inspect, verify, protect, preserve, collect, sell, liquidate or otherwise dispose of the Collateral or any other assets of any of the Borrowers, including without limitation, the Agent's normal and customary Collateral audits;

        (b) to pay or reimburse the Agent and each Lender upon demand and after notice in accordance with SECTION 10.4 for all reasonable and documented expenses (including, without limitation, reasonable attorneys' fees, but excluding salaries of the Agent's or such Lender's regularly employed personnel and overhead) incurred or paid by the Agent or such Lender in connection with:
(i) any litigation, contest, dispute, suit or proceeding or action (whether instituted by the Agent, the Lenders, or any of them, the Borrowers or any other Person) in any way relating to this Agreement or the other Loan Documents or to any Borrower's or any Subsidiary's affairs (other than a dispute solely between or among the Lenders); (ii) any attempt by the Agent or such Lender to enforce any of its rights against the Borrowers or any other Person that may be obligated to the Agent or such Lender by virtue of this Agreement or the other Loan Documents: and (iii) any refinancing or restructuring of the credit arrangement provided under this Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding;

        (c) to pay and hold the Agent and each Lender harmless from and against any and all liability and loss with respect to or resulting from the nonpayment or delayed payment of any and all intangibles, documentary stamp and other similar taxes, fees and excises, if any, including any interest and penalties, that may be, or be determined to be, payable in connection with the transactions contemplated by this Agreement and the other Loan Documents or in any modification hereof or thereof; and

        (d) to pay and hold the Agent and each Lender harmless from and against any and all finder's or brokerage fees and commissions that may be payable in connection with the transactions contemplated by this Agreement and the other Loan Documents, other than any fees or commissions of finders or brokers engaged by the Agent or any Lender.

        10.7. Indemnification. From and at all times after the date of this Agreement, and in addition to the costs and expenses payable under SECTION 10.6 and all of the Agent's and the Lenders' other rights and remedies against the Borrowers, the Borrowers jointly and severally agree to indemnify and hold harmless the Agent, the Issuing Bank and each Lender and each of their directors, officers, employees, agents and Affiliates (each, an "Indemnified Person") against any and all claims, losses, damages, liabilities, costs and expenses of any kind or nature whatsoever, including, without limitation, attorneys' fees, costs and expenses (collectively, "Indemnified Costs") incurred by or asserted against any such Indemnified Person from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any suit, action or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, asserting a claim for any legal or equitable remedy under any statute or regulation, including, without limitation, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or enforcement of this Agreement or the other Loan Documents or any of the transactions contemplated herein or therein, and including, without limitation, Environmental Claims, whether or not such Indemnified Person is a party to any such action, proceeding or suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Person shall have the right to be indemnified hereunder for any Indemnified Costs resulting primarily from the gross negligence or willful misconduct of such Indemnified Person (as finally determined by a court of competent jurisdiction or pursuant to arbitration as set forth in SECTION 10.3). All of the foregoing losses, damages, costs and expenses of any Indemnified Person shall be payable by the Borrowers, as and when incurred and upon demand, and shall be additional Obligations hereunder. In the event that the foregoing indemnity is unavailable or insufficient to hold each Indemnified Person harmless, then the Borrowers will contribute to amounts paid or payable by such Indemnified Persons in respect of their losses, claims, damages or liabilities in such proportions as appropriately reflect the relative benefits received by and fault of the Borrowers and such Indemnified Persons in connection with the matters as to which such losses, claims, damages or liabilities relate and other equitable considerations.

        10.8. Amendments, Waivers, Etc. Except as may be otherwise specifically set forth in this Agreement or the other Loan Documents, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be amended, modified, waived, discharged or terminated, and no consent to any departure by the Borrowers from any provision hereof or thereof may be given, except in a writing signed by the Required Lenders; provided, however, that:

        (a) no such amendment, modification, waiver, discharge, termination or consent shall, without the consent of each Lender holding Obligations directly affected thereby, (i) reduce the principal amount of, or rate of interest on, any Loan, or reduce any fees or other Obligations (other than fees payable to the Agent for its own account) or any obligations of any Person now or hereafter primarily or contingently liable with respect to the Obligations or (ii) postpone any date fixed for any payment of principal, interest (other than additional interest payable under SECTION 2.6(b) during the continuance of an Event of Default), fees (other than fees payable to the Agent for its own account) or any other Obligations;

        (b) no such amendment, modification, waiver, discharge, termination or consent shall, without the consent of all Lenders, (i) increase the Commitments of any Lender (it being understood that a waiver of any Default or Event of Default or of any mandatory reduction in either Total Commitment shall not constitute such an increase), (ii) change the definition of "Required Lenders" or otherwise change the number or percentage of Lenders that shall be required for the Lenders or any of them to take or approve, or direct the Agent to take, any action hereunder, (iii) amend, modify or waive any of the provisions for extending, or take action to extend, the term of the Revolving Credit Facility
(iv) affect the obligation of the Lenders having Revolving Credit Commitments to become L/C Participants, (v) amend any provision of this Section , (vi) release all or substantially all of the Collateral or (vii) consent to the assignment or transfer by the Borrowers, or by any other Person now or hereafter primarily or contingently liable with respect to the Obligations, of any of its rights and obligations under this Agreement or any of the other Loan Documents;

        (c) no provision relating to the rights or obligations of the Issuing Bank under this Agreement or any of the other Loan Documents may be amended, modified or waived without the consent of the Issuing Bank; and

        (d) no provision relating to the rights or obligations of the Agent under this Agreement or any of the other Loan Documents may be amended, modified or waived without the consent of the Agent.

        10.9. Rights and Remedies Cumulative, Non-waiver, etc. The enumeration of the Agent's and the Lenders' rights and remedies set forth in this Agreement and the other Loan Documents is not intended to be exhaustive, and the exercise by the Agent or any Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder, under the other Loan Documents or under any other agreement between the Borrowers and the Lenders, or any of them (or the Agent on their behalf), or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between any of the Borrowers and the Agent or the Lenders or their agents or employees shall be effective to change, modify or discharge any provision of this Agreement or to constitute a waiver of any Event of Default. No notice to or demand upon the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Agent or any Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

        10.10. Binding Effect, Assignment. All of the terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the Borrower, the Agent, the Issuing Bank and each Lender; provided, however, that (i) assignments may be made only if permitted, and on the terms set forth in this Agreement, (ii) the Borrowers may not sell, assign or transfer this Agreement or any portion hereof or thereof, including, without limitation, any of its rights, title, interests, remedies, powers and duties hereunder or thereunder and (iii) any assignees and participants of the Lenders and any successor Issuing Bank shall have such rights and obligations with respect to this Agreement and the other Loan Documents as are provided for in and pursuant to SECTION 10.5.

        10.11. Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        10.12. Entire Agreement. THIS AGREEMENT AND THE DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED CONTEMPORANEOUSLY HEREWITH EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES HERETO AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, VERBAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF, EXCEPT FOR ANY PRIOR ARRANGEMENTS MADE WITH RESPECT TO PAYMENT BY THE BORROWERS OF (OR ANY INDEMNIFICATION FOR) ANY FEES, COSTS OR EXPENSES PAYABLE TO OR INCURRED (OR TO BE INCURRED) BY OR ON BEHALF OF THE AGENT, THE ISSUING BANK OR ANY LENDER, THE PROVISIONS OF WHICH PRIOR ARRANGEMENTS ARE HEREBY INCORPORATED INTO THIS AGREEMENT BY THIS REFERENCE. THIS AGREEMENT, THE NOTES, THE OTHER LOAN DOCUMENTS AND THE INSTRUMENTS AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

        10.13. Interpretation. The captions to the various sections and subsections of this Agreement have been inserted for convenience only and shall not limit or affect any of the terms hereof. Unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular, and the use of any gender shall be applicable to all genders.

        10.14. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which shall together constitute one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

        10.15. Conflict of Terms. The Exhibits and Schedules hereto and the other Loan Documents are incorporated in this Agreement by this reference thereto. Except as otherwise provided in this Agreement and except as otherwise provided in the other Loan Documents, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision of the other Loan Documents, the provision contained in this Agreement shall control.

        10.16. Injunctive Relief. The Borrowers recognize that in the event they fail to perform, observe or discharge any of their obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Agent and the Lenders. The Borrowers therefore agree that the Agent and the Lenders, if the Agent so requests, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages in any case where a remedy at law, in the reasonable opinion of the Required Lenders, may prove to be inadequate relief.

        10.17. Confidentiality. Each Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public confidential information provided in connection with this Agreement or any other Loan Document and agrees and undertakes that it shall not use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement. Any Lender may disclose such information
(i) to any bank regulatory authority at the request of or in connection with an examination of such Lender by any such authority, (ii) pursuant to subpoena or other court process, (iii) when required to do so in accordance with the provisions of any applicable law to such Persons to whom such disclosure is so required, (iv) at the express direction of any agency of any State of the United States of America or of any other jurisdiction in which such Lender conducts its business, to such agency, (v) to such Lender's independent auditors and other professional advisors that have a reasonable need or basis for access thereto; provided they agree to maintain confidentiality and (vi) in order to protect or enforce their rights hereunder.

        10.18.  The Borrowers as Co-Obligors.

        (a) The Borrowers are accepting the joint and several liability provided for hereunder in consideration of the financial accommodations provided and to be provided by the Lenders under this Agreement for the mutual benefit, directly and indirectly, of the Borrowers and in consideration of each of the undertakings of each Borrower herein to accept joint and several liability for their mutual benefit, for the Obligations of each of the other of them.

        (b) The Borrowers, jointly and severally as hereinafter described, hereby irrevocably and unconditionally accept, not merely as surety but also as co-debtors, joint and several liability with respect to the payment and performance of all of the Obligations under all of the Loan Documents, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of all the Borrowers without preference or distinction among them, except for those obligations expressly set forth as only applying to a single Borrower.

        (c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations owed by it as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event each of the other Borrowers will, forthwith upon demand by the Lenders, make such payment with respect to, or perform, such obligation pursuant to the terms thereof.

        (d) Each Borrower hereby acknowledges and consents to all provisions of each Loan Document. In connection with its obligations under this SECTION 10.18, each Borrower hereby waives notice of acceptance of the joint and several liability contained in this SECTION 10.18, notice of any and all Loans made or of any financial accommodations extended to any Borrower by the Lenders under any Loan Document, notice of the occurrence of any Default or any Event of Default or of any demand upon any Borrower for any payment under this Agreement or any other Loan Documents whether in respect of any Loans or any other obligation owing hereunder or thereunder, notice of any action at any time taken or omitted by the Lenders under or in respect of any Loan Document or any of the Obligations and, generally, all demands, notices, protests and other formalities of every kind in connection with the joint and several liability contained in this SECTION 10.18, the other provisions of this Agreement or any provisions of the other Loan Documents. In connection with its obligations under this SECTION 10.18, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lenders at any time or times in respect of any Default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of any Loan Document, any and all other indulgences whatsoever by the Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Person or Persons primarily or secondarily liable in respect of any of the Obligations. Each of the Borrowers also waives: (I) any right to require the Lenders to (A) proceed against any other person, including any other Borrower, or (B) pursue any other remedy; and (II) any defense arising by reason of (A) any disability or other defense of any Borrower, or any other Person, (B) the cessation from any cause whatsoever, other than payment or performance in full, of any of the obligations of the Borrowers, or any other Person, or (C) any act or omission by the Lenders which directly or indirectly results in or aids the discharge of any Borrower or any Obligation hereunder by operation of law or otherwise. The obligations of each Borrower under this
SECTION 10.18 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or the Lenders. The joint and several liability of each Borrower in this SECTION 10.18 shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, charter, membership, constitution or place of formation of any Borrower, or any Lender. Each of the Borrowers agrees that each of the waivers set forth above are made with such Borrower's full knowledge of their significance and consequences, and such Borrower agrees that, under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any of said waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the extent permitted by law.

        10.19. Post-Closing Matters. The Borrowers will, and will cause each of their Subsidiaries to, use their reasonable efforts to assist the Agent in the syndication of the Facilities and the resultant addition of Lenders after the Closing Date.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their corporate names by their duly authorized corporate officers as of the date first above written.


                              SHOP VAC CORPORATION
[CORPORATE SEAL]              By:  /s/ W. Earl Stogner
                                 ----------------------------
                                   W. Earl Stogner, Executive Vice President


ATTEST:
/s/ John P. Manbeck
---------------------------
John P. Manbeck,
Assistant Secretary








                              FELCHAR MANUFACTURING CORPORATION


[CORPORATE SEAL)              By:  /s/ W. Earl Stogner
                                 ----------------------------
                                   W. Earl Stogner, Executive Vice President

ATTEST:
/s/ John P. Manbeck
---------------------------
John P. Manbeck,
Assistant Secretary





                             (signatures continued)

                           FIRST UNION NATIONAL BANK
                          OF NORTH CAROLINA, AS AGENT



                          By: /s/ Jorge Gonzalez
                             ----------------------------------
                          Jorge Gonzalez, Senior Vice President



                           FIRST UNION NATIONAL BANK
                               OF NORTH CAROLINA


                          By: /s/ Jorge Gonzalez
                             ----------------------------------
                          Jorge Gonzalez, Senior Vice President

                          Revolving Credit Commitment:              25,000,000


                          Address:

                          First Union National Bank
                          of North Carolina
                          Leveraged Finance Group
                          One First Union Center, DC-5
                          301 South College Street
                          Charlotte, North Carolina 28288-0737
                          Attention: Jorge Gonzalez
                          Telephone: (704) 383-8461
                          Telecopy: (704) 374-3300


                          Wiring Instructions:

                          First Union National Bank
                          of North Carolina
                          Charlotte, North Carolina
                          ABA #053000219
                          For further credit to:
                          FUCC Charlotte
                          Attn: Loan Operations
                          Account #2070482789126
                          Regarding: Shop Vac Corporation